UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. _)

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The Timken Company

(Name of Registrant as Specified in Its Charter)

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John M. Timken, Jr. Chairman – Board of Directors The Timken Company 4500 Mt. Pleasant Street NW North Canton, OH 44720

March 17, 2026

Dear Fellow Timken Shareholder:

Your Board of Directors is pleased to invite you to the 2026 Annual Meeting of Shareholders of The Timken Company to be held on Friday, May 8, 2026, at 10:00 a.m. Eastern Time. We will conduct this year’s meeting in an online-only format, with attendance via the internet.

As we reflect on 2025, I am proud of the way we have navigated through a dynamic environment. As we evolve, we remain committed to the values that have defined us for more than 125 years: doing business the right way, taking care of our customers and supporting our people.

This year, you are being asked to act upon four matters. Three of these matters (Proposals No. 1, 2 and 3) have been unanimously recommended by your Board of Directors, while one of these matters (Proposal No. 4) is a shareholder proposal that is not supported by your Board of Directors. Details of these matters, along with the recommendations of your Board of Directors, are contained in the accompanying Notice of 2026 Annual Meeting of Shareholders and Proxy Statement.

Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I want to thank you for your continuous support of our business over the years, and I look forward to strong participation and a similar vote of support at the 2026 Annual Meeting of Shareholders.

Sincerely,

John M. Timken, Jr.
Chairman – Board of Directors

Engineered Bearings   I   Mechanical Power Transmission Products   I   Industrial Services

Our global team is united by our values which guide our approach to critical work.

ETHICS & INTEGRITY
Timken is built on ethics and integrity. We believe trust and transparency are key to creating strong relationships and shared value.

QUALITY
Our products have stood for quality for more than 125 years. We are focused on increasing reliability and efficiency through innovative solutions.

EXCELLENCE
Our high standards set us apart. Winning in a rapidly changing world requires a constant drive to perform and advance for all stakeholders.

TEAMWORK
Our global teams are collaborative problem solvers in a culture that recognizes and rewards new ideas and contributions.

THE TIMKEN COMPANY

North Canton, Ohio

_____________________

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

__________________________________________

The 2026 Annual Meeting of Shareholders of The Timken Company will be held on Friday, May 8, 2026, at 10:00 a.m. Eastern Time, in an online-only format, with attendance via the internet at the following web address: http://www.cesonlineservices.com/tkr26_vm. You will not be able to attend this meeting in person.

The meeting is being held for the following purposes:

1.	Election of 12 Directors to serve for a term of one year;
2.	Approval, on an advisory basis, of our named executive officer compensation;
3.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2026;
4.	Consideration of a shareholder proposal asking our Board of Directors to take the steps necessary to amend the appropriate Company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting; and
5.	Consideration of such other business as may properly come before the meeting.

Shareholders of record of common shares of The Timken Company at the close of business on February 24, 2026 are the shareholders entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO PARTICIPATE IN THE ONLINE-ONLY 2026 ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

Effect of Not Casting Your Vote. Under New York Stock Exchange rules, if you hold your shares in “street name” through a brokerage account, your broker will NOT be able to vote your shares for you on most of the matters being considered at the 2026 Annual Meeting of Shareholders, including the election of Directors, unless you have given instructions to your broker prior to the meeting.

To attend the online-only meeting, you will need to pre-register by 10:00 a.m. Eastern Time on May 7, 2026. To pre-register for the meeting, please follow these instructions:

Registered Shareholders

If your shares are registered in your name with our transfer agent or you are a participant holding shares in a Timken-sponsored employee savings plan and you wish to attend the virtual meeting, go to http://www.cesonlineservices.com/tkr26_vm. Please have your Proxy Card or Notice of the Meeting, containing your 11-digit control number, available and follow the instructions to complete your registration request.

Beneficial Shareholders

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting may pre-register by visiting the website http://www.cesonlineservices.com/tkr26_vm. Please have available the voting instruction form, notice, or other communication from your broker, bank, or other holder of record that sets forth the control number provided to you and follow the instructions to complete your registration request.

After pre-registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual 2026 Annual Meeting of Shareholders and submitting questions for the meeting. Shareholders may review the meeting’s rules of conduct or vote during the virtual 2026 Annual Meeting of Shareholders by following the instructions available on the meeting website.

Thank you for your continued support of The Timken Company.

Hansal N. Patel
Executive Vice President, General Counsel & Secretary

March 17, 2026

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Shareholders to be held on May 8, 2026: This Proxy Statement and our 2025 Annual Report to Shareholders are available on the Investors section of our website https://investors.timken.com/.

Notice of 2026 Annual Meeting of Shareholders and Proxy Statement
Chairman’s Letter
Notice of the 2026 Annual Meeting of Shareholders

1	Proxy Summary
9	Proxy Statement
9	Proposal No. 1: Election of Directors
10	Nominees
16	Independence Determinations
17	Related Party Transactions Approval Policy
17	Board and Committee Meetings
18	Board Leadership Structure
18	Director Compensation
21	Board Committees
21	Audit Committee
21	Compensation Committee
22	Nominating and Corporate Governance Committee
25	Corporate Governance and Social Responsibility Highlights
28	Shareholder Engagement in 2025
28	Risk Oversight
28	Shareholder Communications
29	Beneficial Ownership of Common Shares
32	Proposal No. 2: Approval, on an Advisory Basis, of Our Named Executive Officer Compensation
33	Compensation Discussion and Analysis
59	Executive Compensation

75	CEO Pay Ratio
76	Pay Versus Performance
79	Proposal No. 3: Ratification of Appointment of Independent Auditor
80	Auditor
81	Audit Committee Report
82	Governance and Engagement
83	Proposal No. 4: Shareholder Proposal – Give Shareholders an Improved Ability to Call for a Special Shareholder Meeting
87	Other Information
87	Participation at the Annual Meeting
87	Proxy Solicitation
87	How Proxies Will be Voted
88	Voting at the Meeting
88	Delinquent Section 16(a) Reports
88	Submission of Shareholder Proposals
89	General
A-1	Appendix A

PROXY SUMMARY

This summary highlights certain information contained in the Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting.

2026 Annual Meeting of Shareholders

Date and Time:	Friday, May 8, 2026, at 10:00 a.m. Eastern Time

Location:	Online-only format, with attendance via the internet at the following web address: http://www.cesonlineservices.com/tkr26_vm

Record Date:	February 24, 2026

Mail Date:	The approximate date our Proxy Statement and Proxy Card will be first sent or given to our shareholders is March 17, 2026.

Voting Matters and Board Voting Recommendations

Board Recommends	Proposal	See Page
For	1. Election of 12 Directors to serve for a term of one year.	9
For	2. Approval, on an advisory basis, of our named executive officer compensation.	32
For	3. Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2026.	79
Against	4. A shareholder proposal asking our Board of Directors to take the steps necessary to amend the appropriate Company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting.	83

Director Nominees

See Proposal No. 1 on page 9 of the Proxy Statement for more details on the 12 nominees for Director. The following information describes relevant information about each nominee as of March 1, 2026.

				Committee Memberships
Name and Title	Age	Director since	Independent	Audit	Compensation	Nominating & Corporate Governance	Other Public Boards
Lucian Boldea President and Chief Executive Officer, The Timken Company	54	2025					_
Maria A. Crowe Retired President of Manufacturing Operations, Eli Lilly and Company	66	2014	✓	✓		✓ Chair	_
Elizabeth A. Harrell Retired Major General, U.S. Air Force	72	2017	✓		✓	✓	_
Richard G. Kyle Retired President and Chief Executive Officer, The Timken Company	60	2013					2
Sarah C. Lauber Executive Vice President – Chief Financial Officer, Douglas Dynamics, Inc.	54	2021	✓	✓ Chair effective as of 3/31/26	✓		_
Todd M. Leombruno Executive Vice President and Chief Financial Officer, Parker Hannifin Corp.	56	2024	✓	✓		✓	_
Christopher L. Mapes Retired Executive Chairman, President and Chief Executive Officer, Lincoln Electric Holdings, Inc.	64	2014	✓	✓		✓	3
Ajita G. Rajendra Retired Executive Chairman, President and Chief Executive Officer, A. O. Smith Corporation	74	2014	✓	✓	✓ Chair		1
Kimberly K. Ryan Retired President and Chief Executive Officer, Hillenbrand, Inc.	59	2025	✓	✓	✓		_
Frank C. Sullivan Chairman and Chief Executive Officer, RPM International Inc.	65	2003	✓		✓	✓	1
John M. Timken, Jr. Chairman, Board of Directors, The Timken Company	74	1986	✓ Independent Chairman				_
Ward J. Timken, Jr. Chief Executive Officer, McKinley Strategies, LLC	58	2002	✓				_
Average Age	63

Representative Skills and Attributes of the Board

Corporate Governance Highlights

The Timken Company is committed to strong corporate governance as evidenced by the following practices. See page 25 of the Proxy Statement for more details.

Board Independence and Composition

✓

10 of 12 Director nominees are independent

✓

Independent Chair of the Board

✓

Seven current or former public company Chief Executive Officers and four current or former public company Chief Financial Officers currently serve on the Board

Director Elections

✓

Commitment to Board refreshment – three new Directors added in the past two years

✓

All committee members are independent

✓

Declassified Board with annual Board elections

✓

Directors are elected by a majority of votes cast, and our Majority Voting Policy requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board

Board Practices

✓

Stock ownership requirements for nonemployee Directors (5x cash retainer)

✓

At each Board meeting, the independent Directors have the opportunity to conduct executive sessions

✓

Annual Board, committee and Director evaluations

✓

Over-boarding policy limits the number of public company boards a Director can serve on

Shareholder Rights	✓ Shareholder proxy access with 3/3/20/20 parameters ✓ Special meetings may be called by shareholders holding 25% of the Company’s common shares ✓ No “supermajority” voting requirements
Other Best Practices

✓

Annual advisory vote to approve our named executive officer compensation with strong shareholder support over the past five years

✓

Standard of Business Ethics, our code of conduct, for Directors, officers and employees

✓

Strong focus on shareholder engagement – over 600 interactions with investors in 2025, which is the highest number of investor interactions in the past five years

✓

Audit Committee or Board receives reports on cybersecurity threats and trends at least annually and receives regular updates on our information security program

✓

Nominating and Corporate Governance Committee provides oversight for Corporate Social Responsibility (“CSR”) program

Corporate Social Responsibility

Our CSR vision to improve the lives of individuals and communities, benefit the planet and strengthen our business is an important element of our forward-looking strategy. Timken has exhibited strong stewardship throughout our history and we continue to look to build a better and more resilient world for future generations. We also continue to contribute to the global shift to renewable energy production, as one of the leading suppliers to some of the world’s most notable wind and solar projects, while our other customer-centric innovations focus on sustainable processes and products to serve a wide and growing list of industries. In consideration of our efforts, we garnered the below notable recognitions in 2025.

For more information regarding our CSR program, please see page 25 of the Proxy Statement or our most recent CSR report available on our website at https://www.timken.com/corporate-social-responsibility/.

2025 Performance Highlights

Timken executed well during 2025 by acting quickly to mitigate the impact from tariffs and continued soft industrial market conditions, while delivering significant cost savings. The Company posted total revenue of approximately $4.6 billion, with earnings per diluted share (“EPS”) of $4.11 and adjusted EPS of $5.33.1 We generated significantly higher cash flow compared to the prior year, with net cash from operations of $554 million and free cash flow of $4061 million in 2025. This cash generation allowed us to continue to invest in the business for future growth, return cash to shareholders and strengthen the balance sheet.

Timken’s global manufacturing footprint, strong operating model and portfolio of differentiated, mission-critical solutions is an advantage as the Company continues to navigate an uncertain economic environment. In addition, Timken’s focus on innovation and technical leadership is adding value for customers and other stakeholders. We are also evaluating our portfolio in a disciplined manner to structurally improve margins and grow faster in the most profitable verticals to enhance value for shareholders. The Company is operating with rigor and moving with urgency to position Timken for stronger performance over the coming years.

In 2025, we deployed over $400 million of total capital to strengthen our Company. We allocated $148 million, or about 3.2% of our sales, to capital expenditures focused on footprint initiatives and operational excellence to enhance margins. We paid out our 414th consecutive quarterly dividend, continuing one of the longest continuous dividend streaks on the New York Stock Exchange (“NYSE”), and increased our quarterly dividend to $0.35 per share in the second quarter, making 2025 the twelfth consecutive year of annual dividend growth. We repurchased approximately 780,000 of our common shares and we also reduced total debt by $141 million and net debt by $1321 million during the year.

See page 35 of the Proxy Statement for more details on the Company’s 2025 performance.

2025 Executive Compensation Practices

We design our executive compensation program to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. See page 34 of the Proxy Statement for more details.

Objectives	Philosophy
Our executive compensation program is designed to:	Our executive compensation philosophy is built on the following principles:

●   Align the interests of our executives and shareholders

●   Reward sustained, strong business results

●   Incentivize profitable growth and capital deployment discipline

●   Attract, retain, and motivate the best talent

●   Recognizing that our employees are our most important resource

●   Rewarding results linked to both short- and long-term performance (pay-for-performance)

●   Positioning our pay to be competitive in the marketplace

●   Focusing on increasing shareholder value

1 See Appendix A for reconciliations of adjusted EPS, free cash flow, and net debt to their most comparable GAAP financial measures. Free cash flow is defined as net cash from operations minus capital expenditures. The performance metrics discussed above are used for external reporting purposes and may not correlate exactly to their corresponding compensation metrics due to slight differences in methodology (see pages 49 to 53 of the Proxy Statement for more details on how the compensation metrics are calculated).

What We Do	What We Do Not Do
We utilize stock ownership requirements for executives (7x base salary for CEO and 2x-3x for the other named executive officers)	We do not provide excise tax gross-ups under named executive officer severance agreements
We have a standalone clawback policy that provides for recovery of excess compensation as required by the Securities and Exchange Commission (“SEC”) and NYSE while also incorporating additional clawback and forfeiture provisions to protect the Company	We do not allow hedging or pledging of our shares
We use shareholder-approved plans to provide short-term and long-term incentives	We do not have employment agreements for our named executive officers*
We use different metrics for short-term and long-term incentive plans that are designed to align pay with performance, including relative total shareholder return (“TSR”) for long-term incentive compensation	We do not have single-trigger accelerated vesting
We provide very limited perquisites	We stopped providing defined benefit pension programs to newly appointed executive officers over a decade ago*
We have a standard minimum one-year vesting period on all regular, annual equity grants (in addition to any other criteria for vesting)

*Excludes statutorily mandated employment contracts and pension benefits in certain jurisdictions outside the United States.

Pay-for-Performance

Our executive compensation program is designed to link pay and performance. In 2025, we received approximately 83% voting support for our say-on-pay proposal, which was lower than historical shareholder support and we believe was mostly attributable to the management transitions further described in the “CEO Compensation” section on page 39 based on our discussions with shareholders. The Company continues to prioritize equity-based compensation for a substantial share of named executive officer (“NEO”) pay, ensuring executive and shareholder interests are aligned, pay is tied to performance, and our programs adhere to best practices.

The Company’s executive compensation program is designed to link compensation with key financial and operational goals of the Company, some of which are short-term, while others take several years or more to achieve. The Company uses a balance of short-term and long-term incentives, as well as cash and non-cash compensation, to help meet these objectives.

Our incentive compensation program payouts for performance periods ending in 2025 are shown below:

See pages 48 to 53 of the Proxy Statement for more details on the 2025 annual cash incentive plan and the 2023-2025 performance-based restricted stock units.

THE TIMKEN COMPANY

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (also referred to as the “Board”) of The Timken Company, an Ohio corporation (the “Company,” “Timken,” “we,” or “us”), in connection with the 2026 Annual Meeting of Shareholders to be held on Friday, May 8, 2026, at 10:00 a.m. Eastern Time in an online-only format, with attendance via the internet, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The approximate date this Proxy Statement and Proxy Card will be first sent or given to our shareholders is March 17, 2026.

Instructions for attending the online-only meeting are available in the accompanying Notice of 2026 Annual Meeting of Shareholders and under the section titled “Participation at the Annual Meeting” on page 87.

The Board of Directors is not aware of matters other than those specified in the foregoing Notice that will be brought before the meeting for action. However, if any such matters should be properly brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

We currently have 13 Directors. Pursuant to our Amended Regulations, all nominees for Director will stand for election for a one-year term to expire at the 2027 Annual Meeting of Shareholders. Candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.

Pursuant to the Majority Voting Policy of the Board of Directors, any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they withheld votes from the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose on a Current Report on Form 8-K its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

On February 13, 2026, James F. Palmer, a Director of the Company since 2015, and the Company mutually agreed that he would retire from the Board effective as of March 31, 2026 to support the planned transition of the Audit Committee Chair role to Sarah C. Lauber. We thank Mr. Palmer for his significant contributions to the Company during his service on the Board.

At its meeting on February 13, 2026, the Board approved resolutions, based on the recommendations of the Nominating and Corporate Governance Committee, decreasing the size of the Board from 13 to 12 Directors effective as of March 31, 2026 and nominating the 12 individuals set forth below to be elected Directors at the 2026 Annual Meeting of Shareholders to serve for a term of one year expiring at the 2027 Annual Meeting of Shareholders (or until their respective successors are elected and qualified). Each of the nominees was previously elected as a Director by our shareholders, except for Mr. Boldea, who was elected to the Board in connection with his appointment as President and Chief Executive Officer (“CEO”) on September 1, 2025. Each of the nominees listed below has consented to serve as a Director if elected.

If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable. Unless otherwise indicated on any proxy card, the persons named as proxies on the enclosed Proxy Card intend to vote the shares covered by such Proxy Card in favor of the nominees below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES.

Nominees

The following information, obtained in part from the respective nominee and in part from our records, describes the background and select experience of each nominee as of March 1, 2026:

Lucian Boldea Age: 54 Director since 2025

Business Experience

Mr. Boldea has served as CEO of the Company since September 2025. Prior to joining the Company, Mr. Boldea served as President and Chief Executive Officer, Industrial Automation at Honeywell International Inc., (“Honeywell”), an integrated operating company serving a broad range of industries and geographies, from 2024 to September 2025, after having previously served as President and Chief Executive Officer, Performance Materials and Technologies at Honeywell since 2022. Prior to joining Honeywell, Mr. Boldea last served as Executive Vice President at Eastman Chemical Company (“Eastman”), global specialty materials company, from 2020 to 2022. Mr. Boldea joined Eastman in 1997 and served in multiple leadership roles of increasing responsibility.

Qualifications

Mr. Boldea provides a demonstrated record of executive leadership driving operational excellence, championing innovation and building high-performing teams. Mr. Boldea’s deep industry knowledge, operational capabilities, and strategic vision bring valuable skills to the Board.

Maria A. Crowe Age: 66 Director since 2014 Committees: ● Audit ● Nominating and Corporate Governance (Chair)

Business Experience

Ms. Crowe served as President of Manufacturing Operations for Eli Lilly and Company, a global manufacturer of pharmaceutical products, from 2012 until her retirement in December 2017. Ms. Crowe joined Eli Lilly and Company in 1982 and served in multiple leadership roles of increasing responsibility.

Qualifications

Ms. Crowe provides the Board with extensive experience in manufacturing, sourcing and procurement for a global manufacturing company. Ms. Crowe also brings valuable experience on production capacity expansion and innovation efforts.

Elizabeth A. Harrell Age: 72 Director since 2017 Committees: ● Compensation ● Nominating and Corporate Governance

Business Experience

Ms. Harrell retired as a Major General in October 2006, serving more than 30 years with the U.S. Air Force. After her retirement from the U.S. Air Force, Ms. Harrell was a consultant with The Spectrum Group until 2009 and a consultant to Northrop Grumman Corporation until 2012.

Qualifications

Ms. Harrell’s strong knowledge of aerospace technology, global supply chain management and government relations align with the Company’s growth priorities and are valuable to her service as a member of the Board.

Richard G. Kyle Age: 60 Director since 2013

Business Experience

Mr. Kyle was our President and CEO from 2014 until 2024 and most recently served as the Company’s interim CEO from March 2025 through September 2025. During the Company’s CEO transitions he served as an employee Advisor to the CEO from September 2024 to February 2025 and again from September 2025 to November 2025.

Since 2015, Mr. Kyle has served as a director of Sonoco Products Company, a global provider of consumer packaging, industrial products, protective solutions, and display and packaging services, and is a member of its Audit, Executive, Corporate Governance and Nominating Committees and Chair of its Executive Compensation Committee. Mr. Kyle also became a director of Sotera Health Company, a leading global provider of end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, in February 2026 where he serves on the Leadership Development and Compensation Committee and Nominating and Corporate Governance Committee.

Qualifications

Mr. Kyle has significant experience with global manufacturing organizations and demonstrated the ability to lead change and growth during his tenure with the Company. Mr. Kyle’s strong engineering and operational background, coupled with his strategic perspective and knowledge of the Company, provide valued skills to the Board.

Sarah C. Lauber Age: 54 Director since 2021 Committees: ● Audit (Chair as of March 31, 2026) ● Compensation

Business Experience

Ms. Lauber is the Executive Vice President – Chief Financial Officer of Douglas Dynamics, Inc., a premier manufacturer and upfitter of work truck attachments and equipment, a position she has held since March 2023 after serving as Chief Financial Officer & Secretary beginning in 2017. Ms. Lauber has over 25 years of professional experience in various finance and strategic functions and began her career as an accountant at KPMG.

Qualifications

Ms. Lauber’s expertise leading the finance and accounting function of multiple publicly traded manufacturing companies and her experience with financial planning and acquisition integration makes her well qualified to serve on our Board.

Todd M. Leombruno Age: 56 Director since 2024 Committees: • Audit • Nominating and Corporate Governance

Business Experience

Mr. Leombruno has served as Executive Vice President and Chief Financial Officer of Parker Hannifin Corp. (“Parker Hannifin”), a global leader in motion and control technologies, since 2021. He was Vice President and Controller at Parker Hannifin from 2017 until 2021. Mr. Leombruno started his career with Parker Hannifin in 1993 and progressed through various accounting and finance roles of increasing responsibility during his more than 30-year career with the company.

Qualifications

Mr. Leombruno’s significant financial and executive leadership experience in the manufacturing and engineering sectors provides valuable insight to our Board.

Christopher L. Mapes Age: 64 Director since 2014 Committees: • Audit • Nominating and Corporate Governance

Business Experience

Mr. Mapes retired from his position as Executive Chairman of the Board of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and joining products, on December 31, 2024, a position he had held since January of that year. He held the position of Chairman from December 2013 until December 2023 and was President and Chief Executive Officer from December 2012 until December 2023. Mr. Mapes served as a director of Lincoln Electric Holdings, Inc. from 2010 until 2024.

Mr. Mapes has been a director of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment, since 2023 where he serves on the Audit Committee; a director of Nordson Corporation, a manufacturer of precision dispensing, fluid management and related technologies, since 2024 where he also serves on the Audit Committee; and a director of RPM International Inc. (“RPM”), a world leader in specialty coatings, since 2025 where he serves on the Compensation Committee.

Qualifications

Mr. Mapes’ extensive executive experience leading global manufacturing and distribution companies and understanding of the challenges of global growth and the complexity of managing international operations make him well qualified to serve on our Board.

Ajita G. Rajendra Age: 74 Director since 2014 Committees: • Audit • Compensation (Chair)

Business Experience

Mr. Rajendra served as Executive Chairman of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment, from September 2018 until his retirement on May 1, 2020. He had held the position of Chairman from 2014 to 2018 and was President and Chief Executive Officer from 2013 until 2018. Mr. Rajendra served as a director of A. O. Smith Corporation from 2011 until 2025.

Mr. Rajendra has been a director of Donaldson Company, Inc., a vertically integrated filtration company, since 2010, where he is Chair of the Human Resources Committee.

Qualifications

Mr. Rajendra’s extensive manufacturing and international experience leading businesses and negotiating acquisitions and joint ventures, along with his experience as a director of other publicly traded companies, provides valuable skills to the Board.

Kimberly K. Ryan Age: 59 Director since 2025 Committees: • Audit • Compensation

Business Experience

Ms. Ryan held the position of President and Chief Executive Officer of Hillenbrand, Inc. (“Hillenbrand”), a global industrial company providing highly-engineered processing equipment and injection molding and extrusion equipment, from December 2021 until March 9, 2026 in connection with the sale and subsequent delisting of the business, after serving as the Executive Vice President and named incoming Chief Executive Officer for a transition that began in June 2021. Prior to that role, she served as SVP, Hillenbrand, and President of Hillenbrand’s Coperion business from 2015 to 2021. Ms. Ryan joined a former subsidiary of Hillenbrand in 1989 and served in multiple leadership roles of increasing responsibility during her more than 35-year career with the company.

Ms. Ryan served as a director of Hillenbrand from 2021 to 2026 and was a director of Kimball International, Inc., a then-public commercial furnishings company, from 2014 to 2023.

Qualifications

Ms. Ryan brings valuable skills to the Board through her recent leadership of a publicly traded manufacturing company, including experience with strategy, operations, logistics, and information technology.

Frank C. Sullivan Age: 65 Director since 2003 Committees: • Compensation • Nominating and Corporate Governance

Business Experience

Mr. Sullivan has held the position of Chairman and Chief Executive Officer of RPM, a world leader in specialty coatings, since 2008. Mr. Sullivan was appointed RPM’s Chief Executive Officer in 2002, prior to which he held the position of Chief Financial Officer since 1993. Mr. Sullivan has been a director of RPM since 1995 and is chair of RPM’s Executive Committee.

Qualifications

As a Chief Executive Officer and director of a multinational publicly traded company, Mr. Sullivan brings invaluable executive experience and financial expertise on a wide array of issues, including strategic planning and the evaluation and execution of acquisition opportunities.

John M. Timken, Jr. Age: 74 Director since 1986 Independent Chairman of the Board

Business Experience

Mr. Timken is a private investor and a successful entrepreneur, who has been a significant shareholder of the Company for many years. Mr. Timken is co-founder of Amgraph Packaging, a national supplier of flexible package printing used by major food and beverage brands and private labels. His entrepreneurial activities and passion for business-building have included involvement in ventures ranging from injection molding, to ophthalmic laboratories, to logistics and trucking. He also has owned a cable television business and established one of the largest commercial mushroom farms in North America.

Qualifications

Mr. Timken’s ability as an investor to identify and help increase value across a range of industries, as well as his familiarity with the Company’s businesses, provides the Board with critical input in evaluating and making capital allocation decisions. Since joining the Board, he has played an important role in the Company’s strategic drive to add product lines that complement its bearing product portfolio.

Ward J. Timken, Jr. Age: 58 Director since 2002

Business Experience

Mr. Timken co-founded McKinley Strategies, LLC, a political consulting firm, and has served as its Chief Executive Officer since January 2020. Prior to that, Mr. Timken served as Chairman, Chief Executive Officer and President of TimkenSteel Corporation (renamed Metallus Inc. in 2024), a leader in customized alloy steel products and services, from 2014 to 2019. Mr. Timken previously served as Executive Chairman of the Board of The Timken Company from 2005 to May 2014.

Qualifications

Mr. Timken provides the Board with relevant experience from having served in key leadership positions during his tenure with the Company. Mr. Timken’s broad-based experience and familiarity with our businesses, along with his understanding of the global industry dynamics across the Company’s markets, enable Mr. Timken to provide valuable input to the Board.

Independence Determinations

The Board of Directors has adopted the NYSE independence standards for determining the independence of our Directors. The Board has also adopted standards for categorically immaterial relationships to assist the Board in determining the independence of each Director. These standards include, but are not limited to:

•	if the Director is, or has an immediate family member who is, a partner, principal or member (or any comparable position) of, an executive officer or employee of, or a director of, any organization to which Timken made, or from which Timken received, immaterial payments for property or services in the current or any of the past three fiscal years;

•	if the Director, or an immediate family member of the Director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Timken’s discretionary charitable contributions to the organization are immaterial, in the aggregate; or

•	if the Director serves on the board of directors of another company at which another Timken Director or executive officer also serves as a director.

A complete list and description of the categorically immaterial relationships is set forth in Appendix B to the Board of Directors General Policies and Procedures, which is available on the Corporate Governance and CSR section of our website at https://investors.timken.com/corporate-governance/documents/.

10 of 12 Director nominees are independent

The Board has determined that the following ten Director nominees meet these independence standards: Maria A. Crowe, Elizabeth A. Harrell, Sarah C. Lauber, Todd M. Leombruno, Christopher L. Mapes, Ajita G. Rajendra, Kimberly K. Ryan, Frank C. Sullivan, John M. Timken, Jr., and Ward J. Timken, Jr. With respect to John M. Timken, Jr. and Ward J. Timken, Jr., the Board determined that their family relationships do not impair their independence. James F. Palmer, who currently serves as a Director of the Company but will be retiring on March 31, 2026, has also been determined to meet the Board’s independence standards.

Related Party Transactions Approval Policy

Our Directors and executive officers are subject to our Standards of Business Ethics, which require that any potential conflicts of interest involving our Directors or executive officers, such as significant transactions with related parties, be reported to our Executive Vice President, General Counsel & Secretary. Our Directors and executive officers also are subject to the Timken Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere, or appear to interfere, with our interests. While not every situation can be identified in a written policy, the Timken Policy Against Conflicts of Interest identifies the following situations as examples that may constitute a prohibited conflict of interest:

•	competing against the Company;
•	holding a significant financial interest in a company doing business with or competing with the Company;
•	accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company, except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;
•	using for personal gain any business opportunities that are identified through a person’s position with the Company;
•	using the Company’s property, information or position for personal gain;
•	using the Company’s property other than in connection with our business;
•	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and
•	doing business on the Company’s behalf with a relative or another company employing or owned by a relative.

In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee, the Standards of Business Ethics and the Timken Policy Against Conflicts of Interest, the Nominating and Corporate Governance Committee would review, determine whether or not a conflict of interest exists and, if appropriate after considering such factors as it deems appropriate under the circumstances, grant a waiver or specify any mitigation actions to address the potential conflict. Waivers involving our Directors or executive officers will be promptly disclosed to shareholders in a manner consistent with applicable laws or regulations and in accordance with our applicable policies. Additionally, the Nominating and Corporate Governance Committee would review and, if appropriate, approve or ratify any transaction required to be publicly reported to shareholders pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with such review to occur regardless of whether the materiality threshold of that provision is met.

Board and Committee Meetings

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. It is our policy that all members of the Board of Directors attend the annual meeting of shareholders and, in 2025, all members serving at that time attended the meeting. At each regularly scheduled meeting of the Board of Directors, the independent Directors have the opportunity to meet separately in executive session. See below for a summary of the meetings of the Board and its committees held in 2025.

Board Leadership Structure

The Board is led by independent Chairman John M. Timken, Jr., who was first elected to this position on May 13, 2014.

The Chairman oversees the planning of the annual Board calendar and, with the CEO and in consultation with the other Directors, schedules and sets the agenda for meetings of the Board and leads the discussions at such meetings and at executive sessions of the independent Directors. The Chairman also leads the Company’s annual meeting of shareholders and performs such other functions and responsibilities as set forth in the Board of Directors General Policies and Procedures or as requested by the Board from time to time.

The Board’s preferred governance structure is to separate the roles of Chair and CEO. Since 2014, the Chair of the Board has been independent. While recognizing that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant, the Board considers this balance of leadership between the two positions to be beneficial.

Director Compensation

Directors who are not Timken employees receive an annual cash retainer fee, annual cash committee fees (as applicable) and an annual equity award. The independent Chairman and each committee chairperson receive additional cash retainer fees. Lucian Boldea, our President and CEO, does not receive any additional compensation for his service as a Director. Richard G. Kyle, our former interim CEO, received compensation for his service as a Director following his retirement from the Company on February 15, 2025, up until March 31, 2025, when he was appointed as interim CEO. Mr. Kyle was not eligible for Director compensation between March 31, 2025, and November 14, 2025. He resumed eligibility for Director compensation on November 15, 2025, following his retirement as an employee of the Company. Tarak B. Mehta, our former President and CEO, did not receive any additional compensation for his service as a Director during 2025.

Cash Compensation

Each nonemployee Director who served in 2025 was paid an annual retainer fee of $100,000 in cash as base compensation for services as a Director. In addition to base compensation, John M. Timken, Jr. received an annual fee of $150,000 in cash for his service as the independent Chairman. The Chairperson fee for the Nominating and Corporate Governance Committee was increased in 2025 to $22,500 annually, to align with the Chairperson fee for the Compensation Committee. The following additional annual fees were paid for serving on a committee of the Board in 2025:

Committee	Chairperson Fee	Member Fee
Audit	$35,000	$15,000
Compensation	$22,500	$10,000
Nominating & Corporate Governance	$22,500	$10,000

Equity Compensation

Each nonemployee Director serving at the time of our 2025 Annual Meeting of Shareholders on May 2, 2025, received a grant of 2,270 restricted stock units (representing a targeted value of approximately $150,000) that vest after one year under The Timken Company 2019 Equity and Incentive Compensation Plan (as in effect from time to time, the “Equity and Incentive Compensation Plan”). Cumulative dividend equivalents are paid in cash upon vesting.

Holding Requirement

The Compensation Committee of the Board of Directors has adopted stock ownership requirements for nonemployee Directors equal to five times the annual cash retainer of $100,000, or the equivalent of $500,000 worth of common shares. Directors must meet this requirement within five years of becoming a Director of the Company. In determining whether a Director has met his or her individual ownership target, the Company considers shares owned by the Director and full-value equity awards held by the Director, including restricted stock units still subject to vesting conditions. As of December 31, 2025, all our nonemployee Directors other than Mr. Leombruno and Ms. Ryan had met their stock ownership requirements. Mr. Leombruno joined the Board of Directors in August 2024, and Ms. Ryan joined the Board of Directors in January 2025. They are expected to achieve the ownership requirement within the five-year timeframe.

Compensation Deferral

Any Director may elect to defer the receipt of all or a specified portion of their cash fees or their annual equity award until a specified point in the future in accordance with the provisions of the Director Deferred Compensation Plan, as amended and restated effective January 1, 2015 (the “Director Deferred Compensation Plan”). The deferred cash can be invested in a cash fund or a hypothetical Timken common share fund. The cash fund provides for interest to be earned quarterly at a rate equal to the prime rate plus 1%. If cash fees are invested in the Timken common share fund, Directors may elect to receive cash in an amount equal to any dividend equivalents or reinvest such amounts in the Timken common share fund. Deferred equity awards are maintained in a separate account, which is credited with the number of shares that would otherwise have been issued or transferred and delivered to the Director. Such accounts are credited from time to time with amounts equal to dividends or other distributions paid on the number of shares reflected in such accounts.

2025 Director Compensation Table

The following table provides the compensation and benefits applicable to our nonemployee Directors for 2025:

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
Maria A. Crowe	$137,500	$150,206	$2,258	$289,964
Elizabeth A. Harrell	$120,000	$150,206	$2,258	$272,464
Richard G. Kyle	$24,932	-	-	$24,932
Sarah C. Lauber	$125,000	$150,206	$4,286	$279,492
Todd M. Leombruno	$125,000	$150,206	-	$275,206
Christopher L. Mapes	$125,000	$150,206	$2,258	$277,464
James F. Palmer	$145,000	$150,206	$2,258	$297,464
Ajita G. Rajendra	$137,500	$150,206	$2,258	$289,964
Kimberly K. Ryan	$117,723	$150,206	-	$267,929
Frank C. Sullivan	$120,000	$150,206	$2,258	$272,464
John M. Timken, Jr.	$250,000	$150,206	$2,258	$402,464
Ward J. Timken, Jr.	$100,000	$150,206	$2,258	$252,464

(1)	Mr. Boldea, our President and CEO, is not included in this table as he is an employee of the Company and receives no additional compensation for his services as a Director. Mr. Kyle, our former interim CEO, is included only for the period in which he was not an employee and therefore was eligible for additional compensation for his services as a Director in 2025. Mr. Kyle’s compensation as an employee of the Company is referenced in the Compensation Discussion and Analysis. Tarak B. Mehta is not included in this table for 2025 as he was an employee of the Company and received no additional compensation for his services as a Director in 2025. Ms. Ryan was appointed to the Board of Directors effective January 21, 2025.

(2)	The amount shown for each Director includes fees earned or paid in cash during fiscal year 2025, including their annual retainer fees and additional annual fees for serving on a committee of the Board. Ms. Lauber elected to defer receipt of these cash fees under the Director Deferred Compensation Plan for distribution in the future. Ms. Ryan’s fees were prorated based on her period of service with the Board, while Mr. Kyle’s fees were prorated for the periods of time during which he served on the Board and was not an employee of the Company.

(3)	The amount shown for each Director, other than Mr. Kyle who was an active employee of the Company as of the grant date and therefore not eligible for the award, includes the grant date fair value of the award of 2,270 restricted stock units made on May 2, 2025. These restricted stock units generally vest 100% one year following the grant date. Ms. Harrell, Ms. Lauber and Ms. Ryan elected to defer the award made on May 2, 2025, under the Director Deferred Compensation Plan for distribution in the future. The amounts shown in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.

(4)	All other compensation reflects cash dividend equivalents paid to the Directors in 2025 for unvested restricted stock units granted in the prior year and cash dividends paid to certain Directors for unvested restricted stock units granted in connection with their initial election to the Board, in each case upon vesting of such restricted stock units in 2025. Ms. Harrell and Ms. Lauber elected to defer their annual restricted stock unit awards granted in 2024 as well as corresponding cash dividend equivalents in the amount of $2,258 under the Director Deferred Compensation Plan for distribution in the future.

As of December 31, 2025, unvested restricted stock units were held by the nonemployee Directors as follows:

Name	Unvested Restricted Stock Units
Maria A. Crowe	2,270
Elizabeth A. Harrell	2,270
Richard G. Kyle(1)	-
Sarah C. Lauber	2,670
Todd M. Leombruno	2,270
Christopher L. Mapes	2,270
James F. Palmer	2,270
Ajita G. Rajendra	2,270
Kimberly K. Ryan	2,270
Frank C. Sullivan	2,270
John M. Timken, Jr.	2,270
Ward J. Timken, Jr.	2,270

(1)	Mr. Kyle holds unvested equity awards that he received as an employee of the Company. For information regarding the amount of unvested equity awards held by Mr. Kyle, see the

Outstanding Equity Awards at 2025 Fiscal Year-End table in the “Executive Compensation” section on page 59. Mr. Kyle does not have any unvested restricted stock units related to his service as a Director.

Board Committees

Audit Committee

We have a standing Audit Committee that has oversight responsibility with respect to our independent auditor and the integrity of our financial statements. Current members of the Audit Committee are James F. Palmer (Audit Committee Chair), Maria A. Crowe, Sarah C. Lauber, Todd M. Leombruno, Christopher L. Mapes, Ajita G. Rajendra, and Kimberly K. Ryan. On February 13, 2026, James F. Palmer and the Company mutually agreed that he would retire from the Board and as Audit Committee Chair, effective as of March 31, 2026, to support the planned transition of the Audit Committee Chair role to Sarah C. Lauber. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the NYSE and the rules of the SEC. Our Board of Directors has determined that Sarah C. Lauber and Todd M. Leombruno qualify as Audit Committee financial experts under the NYSE listing standards and SEC rules.

The Audit Committee’s charter is available on the Corporate Governance and CSR section of our website at https://investors.timken.com/corporate-governance/documents/.

Compensation Committee

We have a standing Compensation Committee that establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Current members of the Compensation Committee include Ajita G. Rajendra (Compensation Committee Chair), Elizabeth A. Harrell, Sarah C. Lauber, James F. Palmer, Kimberly K. Ryan, and Frank C. Sullivan. On February 13, 2026, James F. Palmer and the Company mutually agreed that he would retire from the Board and Compensation Committee, effective as of March 31, 2026. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the NYSE.

With the guidance and approval of the Compensation Committee, we have developed compensation programs for our executive officers, including the CEO and the other named executive officers, that are intended to align the interests of our executives and shareholders; reward executive management for sustained, strong business and financial results; and enable us to attract, retain, and motivate the best talent. The Compensation Committee determines specific compensation elements for the CEO and considers and acts upon the CEO’s recommendations regarding the other executive officers.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the Vice President – Total Rewards. The meetings are regularly attended by the Chairman of the Board, the CEO, the Executive Vice President, General Counsel & Secretary, the Vice President, Chief Human Resources Officer, and the Vice President – Total Rewards. At each meeting, the Compensation Committee also meets in executive session. The Chair of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board and the full Board typically acts on compensation matters for the CEO.

Our Human Resources department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with our compensation programs. The Compensation Committee has the sole authority to retain or terminate compensation consultants hired to assist in the evaluation of Director and executive officer compensation, as well as the sole authority to approve the fees and other retention terms for compensation consultants. The Compensation Committee has engaged Willis Towers Watson Public Limited Company (“WTW”), a global professional services firm, to conduct annual reviews of its compensation programs for the Company’s executive officers and Directors. WTW also provides information to the Compensation Committee on trends in executive compensation and other market data. WTW (or its predecessor) has provided executive consulting services to the Compensation Committee and other professional consulting services to the Company for over 25 years.

With respect to Director compensation, as stated above, the Compensation Committee engages WTW to conduct reviews of Director compensation, and the Committee may then recommend to the full Board changes in Director compensation that will enhance our ability to attract and retain qualified Directors.

During fiscal year 2025, WTW was paid approximately $415,000 for the executive and Director compensation consulting services it provided to the Compensation Committee.  Other professional consulting services provided by WTW to the Company, which were requested by management, not approved by the Compensation Committee or the Board and not related to executive compensation, totaled approximately $1.8 million, which related to retirement consulting and outsourcing of pension administration services.

The Compensation Committee has concluded that the advice it receives from WTW continues to be objective, unbiased and independent. The Compensation Committee’s careful oversight of the relationship with WTW with respect to compensation advice mitigates the risk that management potentially could misuse the actuarial engagement to influence WTW’s compensation work for the Compensation Committee. The Compensation Committee annually reviews the charges to the Company from WTW for executive and Director compensation advice and other services for the preceding year, along with an estimate of services for the coming year. Additionally, WTW has adopted internal safeguards to ensure that its executive compensation unit is maintained separately from its actuarial business.

The Compensation Committee has assessed the independence of WTW, as required under the listing standards of the NYSE. The Compensation Committee also has considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to WTW, specifically including the six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the 1934 Act. Based on this review, we are not aware of any conflict of interest regarding the work performed by WTW.

The Compensation Committee also plays an active role in our executive officer succession planning process. The Compensation Committee meets regularly with senior management to ensure that an effective succession planning process is in place and to discuss potential successors for executive officers. As part of this process, executive officer position profiles are updated to highlight the key skills required to meet future demands, and potential successors are evaluated and development plans are reviewed. With the assistance of the CEO and Vice President, Chief Human Resources Officer, each year the Compensation Committee reviews and discusses potential successors for each of the executive officers with the full Board in executive session (unless such review is otherwise conducted by the Board). In addition, at the end of each year, the Compensation Committee reviews the performance of each of the executive officers. The Compensation Committee is also periodically updated regarding more broad-based human capital focused initiatives such as pay equity studies and, alongside the rest of the Board, employee engagement surveys.

The Compensation Committee’s charter is available on the Corporate Governance section of our website at https://investors.timken.com/corporate-governance/documents/. The Compensation Committee may, in its discretion, delegate specific duties and responsibilities to a subcommittee (or to an individual Committee member or an executive officer), to the extent permitted by applicable law and (as applicable) the Equity and Incentive Compensation Plan. For more information regarding the role of management and the compensation consultants in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis – Determining Compensation for 2025” on page 45.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee that is responsible for, among other things, evaluating new Director candidates and incumbent Directors, recommending Directors to serve as members of our Board committees, and providing oversight of the Company’s CSR program. Current members of the Nominating and Corporate Governance Committee are Maria A. Crowe (Nominating and Corporate Governance Committee Chair), Elizabeth A. Harrell, Todd M. Leombruno, Christopher L. Mapes and Frank C. Sullivan. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the NYSE.

The Board of Directors General Policies and Procedures provide that the general criteria for Director candidates include, but are not limited to, the highest standards of integrity and ethical behavior, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company and a range of experience and knowledge commensurate with our needs as well as the expectations of knowledgeable investors.

The Nominating and Corporate Governance Committee utilizes a variety of sources to identify possible Director candidates, including search firms, professional associations and Director recommendations. In evaluating candidates to recommend to the Board of Directors, the Nominating and Corporate Governance Committee considers factors consistent with those set forth in the Board of Directors General Policies and Procedures, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The attributes of the current Directors and the needs of the Board and the Company are evaluated whenever a Board vacancy occurs, and the effectiveness of the nomination process, including whether that process enhances the Board’s diversity, is evaluated each time a candidate is considered. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by our shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.

The Nominating and Corporate Governance Committee also plans for Director succession. The Committee regularly reviews the size of the Board and whether any vacancies are expected due to retirement, refreshment or otherwise. The Nominating and Corporate Governance Committee seeks to maintain an appropriate mix of newer Directors who bring fresh perspectives with longer-tenured Directors who have deep knowledge of our global operations and long-term strategy. In the event that vacancies are anticipated or otherwise arise, the Committee considers potential Director candidates in accordance with the factors and criteria outlined above.

The Nominating and Corporate Governance Committee’s charter is available on Corporate Governance and CSR section of our website at https://investors.timken.com/corporate-governance/documents/.

Our code of conduct, called the “Standards of Business Ethics,” and our corporate governance guidelines, called the “Board of Directors General Policies and Procedures,” are reviewed by the Nominating and Corporate Governance Committee as appropriate and are available on the Corporate Governance and CSR section of our website at https://investors.timken.com/corporate-governance/documents/.

Shareholder-Recommended Director Candidates

Director candidates recommended by our shareholders will be considered by the Nominating and Corporate Governance Committee in accordance with the criteria outlined above. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder considers useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

Shareholder-Nominated Director Candidates

Our Amended Regulations provide a “proxy access” right to permit any shareholder or a group of up to 20 shareholders owning 3% or more of the voting power entitled to vote in the election of Directors continuously for at least three years to nominate and include in our proxy materials Director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to the greater of (i) 20% of the total number of Directors on the Board, rounding down to the nearest whole number, and (ii) two Directors in accordance with the requirements set forth in our Amended Regulations. Under our Amended Regulations, requests to include shareholder-nominated candidates for Director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our proxy statement for the previous year’s annual meeting of shareholders. Requests to include shareholder-nominated candidates for Director in our proxy materials related to the 2026 Annual Meeting of Shareholders must be delivered by certified mail, return receipt requested, to our Executive Vice President, General Counsel & Secretary, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, no earlier than October 18, 2026 and no later than November 17, 2026 in order to be timely. The summary of this “proxy access” right set forth above is qualified in its entirety by our Amended Regulations.

Incumbent Director Evaluations

Each year, the Nominating and Corporate Governance Committee conducts an evaluation of overall Board performance, oversees annual evaluation of its committees, and assesses whether each incumbent Director should be nominated for re-election to the Board upon expiration of such Director’s term. In making this evaluation, the Nominating and Corporate Governance Committee uses the same factors established for new Director candidates and takes into account the incumbent Director’s performance as a Board member. The chair of the Nominating and Corporate Governance Committee conducts one-on-one interviews with each member of the Board and each Committee Chair conducts one-on-one interviews with each member of the Committee as part of the evaluation process. The results are discussed at subsequent Board and Committee meetings. Feedback and key action items are shared with management for follow-up, continuous improvement, training opportunities and to inform future meeting topics.

Corporate Governance and Social Responsibility Highlights

The Nominating and Corporate Governance Committee regularly reviews trends and recommends best practices, initiates improvements, and plays a leadership role in maintaining the Company’s strong corporate governance structure and practices. The below table details the practices the Nominating and Corporate Governance Committee believes demonstrate the Company’s commitment to strong corporate governance. Additional information about the Company’s corporate governance structure and practices can be found in the Board of Directors General Policies and Procedures, our Amended Regulations and our Amended Articles of Incorporation.

Board Independence, Refreshment, Diversity and Experience
✓	Strongly independent Board (10 of 12 Director nominees are independent)
✓	Independent Chairman of the Board
✓	Commitment to Board refreshment – three new Directors added within the past two years
✓	Seven current or former public company Chief Executive Officers and four current or former public company Chief Financial Officers currently serve on the Board
Shareholder Rights
✓	Shareholder proxy access with 3/3/20/20 parameters
✓	Special meetings may be called by shareholders holding 25% of the Company’s common shares
✓	No "supermajority" voting requirements
Other Strong Governance Practices
✓	Declassified Board – all Directors are elected annually
✓	Annual Board, Committee and Director evaluations
✓	Majority Voting Policy that requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board
✓	Over-boarding policy limits the number of public company boards a Director can serve on
✓	We have a standalone clawback policy that provides for recovery of excess compensation as required by the SEC and NYSE while also incorporating additional clawback and forfeiture provisions to protect the Company
✓	Stock ownership requirements for Directors and executive officers
✓	Audit Committee or Board receives reports on cybersecurity threats and trends at least annually and receives regular updates on our information security program
✓	Strong focus on shareholder engagement – over 600 interactions with investors in 2025, which is the highest number of investor interactions in the past five years

The Nominating and Corporate Governance Committee also provides oversight of our CSR program, though the full Board of Directors as well as its other standing committees also play a role in advising on certain CSR-related topics, such as human capital initiatives and risk oversight.

Oversight and Management of the Company’s CSR Program

With our engineering culture, we view CSR as an interconnected system of actions to improve the lives of individuals and communities, benefit the planet and strengthen our business. We align our global programs with our more than 125 years of engineering expertise to help build a world that is more efficient and more resilient for generations to come.

By utilizing a focused approach to CSR, we aim for our global initiatives to make meaningful impacts.

Highlights of our CSR Program in 2024 CSR Report
•	~42% reduction in aggregate scopes 1 and 2 emissions intensity since 2018
•	88% diversion rate of waste from landfills at our manufacturing sites
•	1,164 megaliters of recycled water used in 2024
•	20% reduction in annual water withdrawal from manufacturing sites from 2018 to 2024
•	15X increase in renewable energy use since 2018
•	91% response rate from salaried staff on Voice of the Employees survey

For more information regarding our CSR program, please see our most recent CSR report available on our website at https://www.timken.com/ corporate-social-responsibility/.

Shareholder Engagement in 2025

Risk Oversight

The Board of Directors primarily relies on its Audit Committee for oversight of the Company’s risk management. The Audit Committee regularly reviews issues that present particular risks to the Company, which may include those involving competition; economic and geopolitical conditions; planning and strategy; finance; sales and marketing; product technology and innovation; information technology, artificial intelligence and cybersecurity; facilities, operations and supply chain; environmental, health and safety; product warranty; talent management; litigation; compliance; tariffs, tax and treasury; and other matters. The full Board and other Committees also review certain of these issues as appropriate. The Board believes that this approach, supported by our leadership structure, provides appropriate checks and balances against undue risk taking.

Shareholder Communications

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Such communications may be reviewed by the office of the Executive Vice President, General Counsel & Secretary to ensure appropriate and careful review of the matter.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows, as of January 1, 2026, the beneficial ownership of our common shares by each Director, nominee for Director and executive officer named in the 2025 Summary Compensation Table on page 59 of this Proxy Statement, and by all Directors, nominees for Director and executive officers as a group. Beneficial ownership of our common shares has been determined for this purpose in accordance with Rule 13d-3 under the 1934 Act and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares.

Amount and Nature of Beneficial Ownership of Common Shares
Name(1)	Sole Voting or Investment Power (2)		Shared Voting or Investment Power		Aggregate Amount	Percent of Class
Lucian Boldea	0		0		0	*
Christopher A. Coughlin	188,131		0		188,131	*
Maria A. Crowe	27,666		0		27,666	*
Michael A. Discenza	25,087		0		25,087	*
Elizabeth A. Harrell	18,024		0		18,024	*
Richard G. Kyle	286,625		0		286,625	*
Sarah C. Lauber	9,155		0		9,155	*
Todd M. Leombruno	0		0		0	*
Christopher L. Mapes	28,315		0		28,315	*
James F. Palmer	23,360		0		23,360	*
Hansal N. Patel	27,225		0		27,225	*
Ajita G. Rajendra	26,405		0		26,405	*
Andreas Roellgen	120,094		0		120,094	*
Kimberly K. Ryan	0		0		0	*
Frank C. Sullivan	67,197		0		67,197	*
John M. Timken, Jr.	459,640	(2)	609,990	(3)	1,069,630	1.54%
Ward J. Timken, Jr.	525,866		3,161,460	(4)	3,687,326	5.30%
All Directors, nominees for Director and executive officers as a group(5)	1,863,821		3,771,450		5,635,271	8.10%

* Percent of class is less than 1%.

(1)	Excludes Phillip D. Fracassa and Tarak B. Mehta. Mr. Fracassa resigned as an employee of the Company in September 2025. Upon his departure, Mr. Fracassa possessed sole voting or investment power over 79,483 common shares. Mr. Mehta was terminated without cause in March 2025. Upon his departure, Mr. Mehta possessed sole voting or investment power over 4,670 common shares.

The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options and Time-based Restricted Stock Units (a)	Director Deferred Common Shares (b)
Lucian Boldea	0	0
Christopher A. Coughlin	86,694	0
Maria A. Crowe	0	0
Michael A. Discenza	9,201	0
Elizabeth A. Harrell	0	12,740
Richard G. Kyle	20,329	0
Sarah C. Lauber	400	3,505
Todd M. Leombruno	0	0
Christopher L. Mapes	0	0
James F. Palmer	0	0
Hansal N. Patel	4,663	0
Ajita G. Rajendra	0	0
Andreas Roellgen	28,332	0
Kimberly K. Ryan	0	0
Frank C. Sullivan	0	2,000
John M. Timken, Jr.	0	0
Ward J. Timken, Jr.	0	0

(a)	Includes shares that the individual named in the table has the right to acquire on or before March 1, 2026, through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Equity and Incentive Compensation Plan. Including those listed and other executive officers not individually listed in the table, all Directors, nominees for Director, and executive officers as a group have the right to acquire 155,371 shares on or before March 1, 2026, through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Equity and Incentive Compensation Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Awarded as annual grants under the Equity and Incentive Compensation Plan or The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015 (the “Predecessor Long-Term Incentive Plan”), which will not be issued until a later date under the Director Deferred Compensation Plan.

(2)	Includes 182,166 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(3)	Includes 126,000 shares held in an irrevocable trust with John M. Timken, Jr.’s spouse as the sole lifetime beneficiary for which he disclaims beneficial interest.

(4)	Includes 2,964,650 shares held by The Timken Foundation of Canton (the “Foundation”). Ward J. Timken, Jr. is a trustee of the Foundation and shares the voting and investment power for shares held by the Foundation with the other trustees of the Foundation. Ward J. Timken, Jr. disclaims any beneficial interest in such shares. The Foundation is an Ohio private charitable foundation that is independent of the Company.

(5)	Includes 31,031 shares beneficially owned by other executive officers not individually listed in the table. The number of shares beneficially owned by all Directors, nominees for Director and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 20 individuals.

The following table gives information known to us about each beneficial owner of more than 5% of our common shares as of January 1, 2026, unless otherwise indicated below:

Beneficial Owner	Number of Shares	Percent of Class
The Vanguard Group(1)	6,167,913	8.87%
BlackRock, Inc.(2)	5,620,389	8.08%
FMR LLC(3)	3,546,280	5.10%

(1)	A Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, indicated that it has sole voting power over 0 common shares, shared voting power over 30,181 common shares, sole investment power over 6,076,642 common shares, shared investment power over 91,271 common shares and aggregate beneficial ownership of 6,167,913 common shares.

(2)	A Schedule 13G/A filed with the SEC on January 26, 2024, by BlackRock, Inc., 50 Hudson Yards, New York, New York 10001, indicated that it has sole voting power over 5,461,779 common shares, sole investment power over 5,620,389 common shares and aggregate beneficial ownership of 5,620,389 common shares.

(3)	A Schedule 13G/A filed with the SEC on August 6, 2025, by FMR LLC, 245 Summer Street, Boston, Massachusetts 02210, indicated that it has sole voting power over 3,525,102 common shares, sole investment power over 3,546,280 common shares and aggregate beneficial ownership of 3,546,280 common shares and that Abigail P. Johnson has sole voting power over 0 common shares, sole investment power over 3,546,280 common shares and aggregate beneficial ownership of 3,546,280 common shares.

PROPOSAL NO. 2: APPROVAL, ON AN ADVISORY BASIS,
OF OUR named EXECUTIVE officer COMPENSATION

We believe that our compensation programs for our named executive officers:

•	align the interests of executive management with those of our shareholders;
•	reward executive management for sustained, strong business and financial results; and
•	enable us to attract, retain, and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the 1934 Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2026 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

As an advisory vote, this resolution is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We currently are conducting this advisory vote, commonly known as a “say-on-pay” vote, every year and expect to hold the next say-on-pay vote in connection with our 2027 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary for approval of this resolution. Abstentions and broker non-votes will not be counted for determining whether this resolution is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

34	Executive Summary
35	2025 Performance
37	2025 Compensation Decisions and Actions
39	CEO Compensation
42	Aligning Pay with Performance
43	Consideration of 2025 Say-on-Pay Vote
44	Use of Peer Group and Market Data
45	Determining Compensation for 2025
47	Key Elements of the Executive Compensation Program
48	Analysis of 2025 Compensation
48	Base Salary
48	Annual Cash Incentive
50	Long-Term Incentives
53	Retirement Programs
55	Deferred Compensation
56	Other Benefits
56	Severance Agreements
56	Stock Ownership Guidelines
57	Anti-Hedging/Pledging Policies
57	Compensation Risk Assessment
57	Clawback Provisions
58	Insider Trading Policy
59	Compensation Committee Report

Executive Summary

This section provides a summary of our named executive officer compensation program, key compensation decisions, and performance targets and results for incentive plans in which our named executive officers participated for the year ended December 31, 2025. For 2025, our NEOs that were employed as of the end of the year were:

Lucian Boldea	Michael A. Discenza	Christopher A. Coughlin	Hansal N. Patel	Andreas Roellgen
President and Chief Executive Officer	Vice President and Chief Financial Officer	Executive Vice President	Executive Vice President, General Counsel and Secretary	Executive Vice President and President. Engineered Bearings

Tarak B. Mehta, Richard G. Kyle, and Philip D. Fracassa also qualified as NEOs for 2025. Mr. Coughlin retired on December 31, 2025 and on February 13, 2026, Mr. Discenza was promoted to Executive Vice President and Chief Financial Officer.

The Timken Company announced on March 31, 2025, that Tarak B. Mehta had been terminated as CEO, without cause. In connection with Mr. Mehta’s termination, the Board appointed Richard G. Kyle as interim CEO on March 31, 2025. Following an extensive search, the Board appointed Lucian Boldea as CEO, effective September 1, 2025. At that time, Mr. Kyle retired from his role as interim CEO but continued to serve as an employee of the Company as Advisor to the CEO for a transition period that ended on November 14, 2025, at which point he retired as an employee of the Company but remained on our Board of Directors.

Furthermore, on August 12, 2025, Philip D. Fracassa, Timken’s Executive Vice President and Chief Financial Officer, submitted his letter of resignation, effective September 5, 2025, to pursue another opportunity. Following receipt of Mr. Fracassa’s resignation, the Board appointed Michael A. Discenza as Vice President and Chief Financial Officer, effective August 14, 2025. Immediately prior to his appointment as Chief Financial Officer, Mr. Discenza served as the Company’s Vice President – Finance & Group Controller and has been with the Company for over 25 years.

Executive Compensation Philosophy

We design our executive compensation plans and programs to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. The structure of our programs enables us to provide a competitive compensation and benefits package while aligning senior executive interests with those of our shareholders. The following chart highlights the key considerations behind the development, review and approval of the compensation for our NEOs:

Objectives	Philosophy

Our executive compensation program is designed to:

●   Align the interests of our executives and shareholders

●   Reward sustained, strong business results

●   Incentivize profitable growth and capital deployment discipline

●   Attract, retain, and motivate the best talent

Our executive compensation philosophy is built on the following principles:

●   Recognizing that our employees are our most important resource

●   Rewarding results linked to both short- and long-term performance (pay-for-performance)

●   Positioning our pay to be competitive in the marketplace

●   Focusing on increasing shareholder value

2025 Performance

Timken posted total revenue of approximately $4.6 billion in 2025, up slightly from 2024. Sales were driven by higher pricing, revenue from the CGI, Inc. acquisition which closed in the third quarter of 2024 and favorable foreign currency translation, which was mostly offset by lower volumes across several sectors and most regions driven by the continued soft industrial market environment. During the year, Timken acted to mitigate the impact of tariffs and executed significant cost savings to help protect margins. The Company also advanced operational excellence initiatives across the enterprise and made further progress integrating recent acquisitions and capturing synergies. We also continued to invest in the business to enhance our portfolio and drive stronger performance, while continuing to optimize our cost structure and manufacturing footprint. Our annualized TSR was 7.8%, 3.4%, and 13.8% over the past three-, five-, and ten-year periods, respectively.

In 2025, we achieved net income of $288 million, EPS of $4.11 and adjusted EPS of $5.332.

Our Company’s performance during 2025, discussed throughout the Compensation Discussion and Analysis (the “CD&A”), resulted in below-target annual cash incentive compensation plan payouts for 2025. During 2025, the Company executed well operationally, but did not meet the challenging performance targets set for the year. The number of performance-based restricted stock units earned for the 2023-2025 cycle also fell slightly short of the established target. A primary driver for the below-target payout for the performance-based restricted stock units was relative TSR, which was added as a performance metric in 2023 and lagged the broader market benchmark for the cycle. However, the Company continued to deliver strong operational and financial performance during the three-year period in a highly dynamic environment – navigating soft industrial market conditions and geopolitical disruptions, inflationary pressure, and tariffs. See page 49 for details on annual cash incentive award decisions, and “2025 Long-Term Incentive Decisions” on page 51 for more details on long-term incentive award payouts. Overall, our NEO compensation for 2025 reflects our compensation objectives.

Throughout 2025, our customer-centric innovations were focused on sustainable products and processes to serve a wide and growing list of industries. We also continued our efforts to further reduce the greenhouse gas emissions intensity of our operations. For more information regarding our CSR program, please see page 25 of the Proxy Statement or our most recent CSR report available on our website at https://www.timken.com/corporate-social-responsibility/.

Our commitment to creating long-term shareholder value is reflected in our balanced and disciplined approach to capital allocation. During 2025, we generated net cash from operations of approximately $554 million and free cash flow of $4062 million, up significantly from 2024. This strong cash generation allowed us to reinvest in the core business for growth, continue to return cash to shareholders and further reduce debt. In total, we deployed over $400 million of capital during the year, including:

•	Invested approximately $148 million, or 3.2% of revenue, in capital expenditures focused on footprint initiatives and operational excellence to enhance margins.

2 See Appendix A for reconciliations of adjusted EPS and free cash flow to their most directly comparable GAAP financial measures. Free cash flow is defined as net cash from operations minus capital expenditures. The performance metrics discussed above are used for external reporting purposes and may not correlate exactly to their corresponding compensation metrics due to slight differences in methodology (see pages 49 to 53 for more details on how the compensation metrics are calculated).

•	Returned $156 million in cash to shareholders through the payment of dividends and the repurchase of approximately 780,000 of our common shares during the year. In 2025, we paid out our 414th consecutive quarterly dividend and increased our quarterly dividend to $0.35 per share in the second quarter, continuing one of the longest continuous dividend streaks on the NYSE and making 2025 the twelfth consecutive year of annual dividend growth.
•	Strengthened the balance sheet as the company reduced total debt by $141 million and net debt by $132[3] million during the year.

We ended the year with a strong balance sheet with total debt of approximately $1.9 billion and net debt of approximately $1.63 billion. Our net-debt-to-adjusted-EBITDA ratio of 2.03 times at December 31, 2025, is well within our 1.5 to 2.5 times targeted range and puts us in an excellent position to continue to drive our strategic priorities and create shareholder value in 2026 and beyond.

*TSR for the Company was calculated on an annualized basis and assumes quarterly reinvestment of dividends.

**See page 44 of the Proxy Statement for the companies that are included in the compensation peer group for 2025.

***The S&P 500 Industrials and S&P 400 Industrials comprise those companies that are classified as members of the Global Industry Classification Standard industrials sector included in the S&P 500 index and S&P MidCap 400 index, respectively.

3 See Appendix A for reconciliations of adjusted earnings-before-interest-taxes-depreciation-and-amortization (“EBITDA”), net debt, and the ratio of net debt to adjusted EBITDA to their most directly comparable GAAP financial measures. The performance metrics discussed above are used for external reporting purposes and may not correlate exactly to their corresponding compensation metrics due to slight differences in methodology (see pages 49 to 53 for more details on how the compensation metrics are calculated).

2025 Compensation Decisions and Actions

Factors Guiding Our Decisions (see page 45 for details)

●   Executive compensation program objectives and philosophy

●   Financial performance

●   CEO recommendations for other NEOs

●   Assessment of risk management, including avoidance of unnecessary or excessive risk taking to support delivery of long-term shareholder value

●   Shareholder input including “say-on-pay” vote

●   Advice of an independent, outside compensation consultant

●   General market and peer company pay practices

●   Current and historical compensation

●   Company performance across key financial metrics, including TSR, compared to U.S. industrial peers and other competitors

●   General market conditions and the cyclicality of the markets in which we operate

Program Updates Implemented at the Beginning of 2025	Timken did not make any adjustments or modifications to the plan designs or financial performance metrics utilized in its executive compensation program in 2025.
Key 2025 Compensation Decisions and Results (see page 48 for details)	The compensation decisions outlined below demonstrate how the Company aims to maintain alignment with its compensation objectives, philosophy and market practice.

Base Salary

The Compensation Committee awarded base salary increases in 2025 to most NEOs as shown in the table below. Mr. Boldea’s initial base salary was determined by considering his job responsibilities and importance to our overall business strategy and utilized the processes described in the “Determining Compensation for 2025” section on page 45.

Executive Officer*	2024 Annualized Base Salary	2025 Annualized Base Salary	Percent Increase
Christopher A. Coughlin	$675,000	$675,000	0.0%
Andreas Roellgen**	$595,044	$666,641	12.0%
Hansal N. Patel	$570,000	$620,000	8.8%
Richard G. Kyle***	$1,200,000	$1,200,000	0.0%
Tarak B. Mehta****	$1,125,000	$1,145,000	1.8%
Philip D. Fracassa*****	$675,000	$685,000	1.5%

*Mr. Boldea and Mr. Discenza are excluded from the table above as neither was an NEO in 2024.

**The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen for 2025 into U.S. Dollars was €1.00 = $1.1299 (the average monthly exchange rate for the 2025 calendar year) (compared to €1.00 = $1.0819 used for his 2024 salary (the average monthly exchange rate for the 2024 calendar year). Mr. Roellgen’s annualized base salary increase, net of currency, was 7.3%.

***Mr. Kyle’s base salary was paid at a reduced rate of $800,000 beginning on September 5, 2024, and ending on February 15, 2025. Following the termination of Mr. Mehta, Mr. Kyle was appointed as interim CEO with an annualized base salary of $1,200,000 (his base salary when he was last CEO). For additional details regarding Mr. Kyle’s 2025 compensation, see the “CEO Compensation” section on page 39.

****Mr. Mehta’s employment with the Company was terminated without cause on March 31, 2025.

*****Mr. Fracassa resigned as an employee of the Company on September 5, 2025, to pursue another opportunity.

Annual Cash Incentive

Based on the Company’s 2025 performance, annual cash incentive awards (which are based on adjusted EBITDA, adjusted EBITDA margin and free cash flow) were paid at 81.8% of target for each of the then-participating NEOs, reflecting below-target performance for this time period, primarily due to lower earnings and operating margins as compared to 2024.

Annual cash incentive opportunities were delivered under the Company’s shareholder-approved Equity and Incentive Compensation Plan. For additional details, see the “Annual Cash Incentive” section on page 48.

Long-Term Incentives

The NEOs received annual grants of time-based restricted stock units and performance-based restricted stock units in 2025, with total target grant values ranging from approximately $0.3 million to $6.0 million as shown in the 2025 Summary Compensation Table on page 59 (with the lower amount attributable to grants made to an individual in their prior role before being named an executive officer).

Prior performance-based restricted stock unit grants (which are based on adjusted Return on Invested Capital (“ROIC”), adjusted EPS, and relative TSR) were earned at 94.4% of target for the 2023-2025 performance cycle, which reflected slightly below target performance during the three-year period.

In connection with returning from retirement and being appointed as interim CEO on March 31, 2025, which the Board viewed as critical to providing stability and continuity for Timken shareholders, customers and employees, Mr. Kyle received a one-time grant of 126,700 deferred shares. These deferred shares were subject to specific employment criteria, ensuring the Board had ample time to conduct a thorough search and to onboard Timken’s next President and CEO. As of October 31, 2025, Mr. Kyle satisfied such employment criteria and became eligible to receive the shares awarded to him. These shares will vest 100% on the third anniversary of the grant date.

Furthermore, upon his appointment as President and CEO on September 1, 2025, Mr. Boldea received an initial time-based restricted stock unit award of 91,775 shares as one-time, sign-on compensation. These units will vest 33% on each of the first and second anniversaries of the grant date and 34% on the third anniversary of the grant date, contingent on continued employment with the Company.

2026 Program Updates	For the 2026 plan year, the Company has decided to add revenue as a metric within our annual cash incentive plan and remove adjusted EBITDA as a metric. New weightings on the metrics will be 40% revenue, 40% adjusted EBITDA margin, and 20% free cash flow for purposes of determining payouts under the annual cash incentive plan. By increasing the weighting on the adjusted EBITDA margin metric while adding revenue as a metric, the Company is looking to incentivize profitable, top-line revenue growth to support shareholder value creation. These changes will apply to all employees who participate in the corporate, annual cash incentive plan, including the NEOs.

CEO Compensation

Current CEO Total Compensation Package

Following a comprehensive search, the Board appointed Lucian Boldea as CEO, effective September 1, 2025 (the “Appointment Date”). The Compensation Committee set Mr. Boldea’s compensation package (annual compensation and one-time, sign-on compensation) in relation to a target established for the position considering his job responsibilities, experience and importance to our overall business strategy, to incentivize him to join the Company after the beginning of the 2025 performance cycle, and utilizing the processes described in the “Determining Compensation for 2025” section on page 45.

2025 Annual Compensation
Pay Element and Target Value	Vesting Terms	Key Features
Annualized Base Salary $1,100,000
Annual Cash Bonus 125% of Annualized Base Salary	Participation in the Company’s annual corporate cash incentive plan with the same performance requirements established for the other NEOs.	2025 bonus calculated as if he was employed for the full year of 2025 to offset annual incentives that were forfeited upon leaving his prior employer.
Performance-Based Restricted Stock Units 60% of long-term incentive opportunity (target grant date value equal to $3,622,500)	Vesting following completion and scoring of the three-year performance cycle (2025-2027).	This mix of performance-based and time-based restricted stock units is aligned with the long-term incentive mix for the other NEOs. Even though Mr. Boldea joined the Company after the beginning of the 2025 performance cycle, he participated in the Company’s long-term incentive plan with the same performance requirements established for the other NEOs for the 2025 performance cycle to further align his interests with the other NEOs and our shareholders.
Time-Based Restricted Stock Units 40% of long-term incentive opportunity (target grant date value equal to $2,415,000)	Vesting 25% on each of the following four anniversaries of the Appointment Date.

Mr. Boldea is also eligible to participate in the Company’s other standard benefits and limited perquisites for its executive officers.

One-Time, Sign-on Compensation
Pay Element and Target Value	Vesting Terms	Key Features
Cash Bonus $1,500,000	Subject to repayment upon termination with cause or resignation without good reason within one year of his appointment.	Cash and equity awards to offset the value of certain outstanding incentives forfeited upon leaving his prior employer and to incentivize Mr. Boldea to join the Company during an important transitional period.
Time Based Restricted Stock Units (the “Initial Grant”) Target grant date value equal to $7,000,000	Vesting across the next three anniversaries of the Appointment Date subject to Mr. Boldea’s continued employment on each such date.	Generally aligned with vesting timing of Mr. Boldea’s incentives forfeited from his prior employer.

Mr. Boldea’s compensation in 2026 is expected to normalize to values more closely aligned to his annual compensation referenced in the Annual Compensation chart above.

Description of 2025 CEO Transitions

On March 31, 2025, the Company announced that Tarak B. Mehta had been terminated as CEO, without cause, and resigned from the Board. In connection with his departure, Mr. Mehta entered into a negotiated settlement agreement (the “Settlement Agreement”) that included a general release of claims in favor of the Company and its affiliates and non-compete and non-solicitation covenants, among other things. Under the Settlement Agreement, Mr. Mehta will receive cash payments totaling $9,250,000 over three years (the “Cash Separation Amount”), which was at the time of the negotiated settlement approximately 40% less than Mr. Mehta was contractually entitled to receive under his Severance Agreement, dated as of September 5, 2024 (the “Mehta Severance Agreement”), and his outstanding equity award agreements (assuming target performance) for a termination without cause.

Concurrently, the Board appointed Richard G. Kyle as interim CEO, while the Company conducted a search for its next permanent CEO. Mr. Kyle had previously served as Timken’s CEO from 2014 to 2024 and had most recently acted as Advisor to the CEO until the term of his original, planned retirement date in February 2025.

In order to secure Mr. Kyle’s return as interim CEO from his planned retirement, which the Board viewed as critical to providing stability and continuity for Timken shareholders, customers and employees, Mr. Kyle received the following compensation: (a) an annualized base salary rate of $1,200,000 (his base salary when he was last serving as CEO); (b) a deferred share award with a grant date value of $9,000,000, vesting three years from the appointment date contingent on meeting specific employment criteria, which was intended to approximate the combined value of a full-year 2025 short-term incentive and the 2025 long-term incentive award; and (c) two performance-based restricted stock grants with a combined value of $3,300,000 to replace portions of award opportunities from the 2023–2025 and 2024–2026 cycles forfeited upon his prior retirement.

Once Mr. Boldea was appointed, Mr. Kyle retired from his role as interim CEO and served as Advisor to the CEO for a transition period until his retirement as an employee of the Company on November 14, 2025. The Board expresses its appreciation to Mr. Kyle for returning from retirement to provide stability and continuity during this important transitional period.

Aligning Pay with Performance

The Company’s Approach to Rewarding Performance

Standard elements of our named executive officer compensation consist of base salary, annual cash incentive, long-term incentives that include time-based and performance-based restricted stock units, other primarily broad-based employee benefits and limited perquisites.

Annual Cash Incentive

●   Reward achievement of short-term Company and individual performance goals

Time-Based Restricted Stock Units

●   Reward long-term shareholder value creation

●   Reinforce ownership in the Company

●   Support retention of executives

●   Align executive compensation with shareholder interests

Performance-Based Restricted Stock Units

●   Reward long-term financial results that drive shareholder value

●   Reinforce ownership in the Company

●   Align executive compensation with shareholder interests

●   Support executive retention

The Company’s success depends largely on the contributions of motivated and engaged employees all working together to achieve our strategic and financial objectives. This strategy shapes our approach to providing a competitive compensation and benefits package to our CEO and the other NEOs.

Pay-for-performance is one of the principles that make up our executive compensation philosophy. To ensure that we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our business results, including the level of adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted ROIC, adjusted EPS and relative TSR, which we believe are key performance metrics that drive long-term shareholder value and cash generation that supports our capital allocation objectives.

The Company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet these objectives. The standard elements of executive compensation provided to our NEOs for 2025 consisted of base salary, annual cash incentive, long-term incentives including time-based restricted stock units and performance-based restricted stock units, other primarily broad-based employee benefits, and limited perquisites. Our executive compensation program is designed to link pay and performance.

●	Program Design: Approximately 87% of the targeted total direct compensation for Mr. Boldea and approximately 73% on average of the targeted total direct compensation for the other NEOs (excluding Mr. Kyle, Mr. Mehta and Mr. Fracassa) is comprised of incentive-based pay:

●	Performance Assessment: Our Compensation Committee uses a comprehensive process to assess Company performance. We believe our plan and financial metrics focus our management on the appropriate objectives for the creation of both short- and long-term shareholder value.

The Company’s standard incentive compensation program for executives is designed to link compensation with key financial and operational goals of the Company, some of which are short-term, while others take several years or more to achieve.

	Short-Term (Cash) Annual Incentive*	Long-Term (Equity) Performance-Based Restricted Stock Units* 60% of NEO Annual Equity Grants	Long-Term (Equity) Time-Based Restricted Stock Units 40% of NEO Annual Equity Grants
Objective	Short-term financial and operational business priorities and shareholder value creation	Long-term strategic financial goals and shareholder value creation	Long-term shareholder value creation
Time Horizon and 2025 Metrics	One year 60% adjusted EBITDA 20% adjusted EBITDA margin 20% free cash flow	Three-year vesting period (cliff vesting after the third year) 50% adjusted EPS 30% adjusted ROIC** 20% relative TSR	Four-year vesting period (25% per year)

*See “Annual Cash Incentive” and “Long-Term Incentives: Performance-Based Restricted Stock Units” sections on pages 48 and 51, respectively, for more details.

**Adjusted ROIC performance is calculated using the average of annual adjusted ROIC over the three-year period.

Other key features of our executive compensation program include:

•	Stock ownership requirements: Our stock ownership guidelines require all senior executives to meet specific ownership targets based on position. This requirement aligns the interests of our executives with those of our shareholders. See page 56 for more information.

•	Clawback requirements: The Company maintains specific provisions regarding (1) mandatory recovery (“clawback”) of awards from Section 16 officers within the meaning of Rule 16a-1(f) under the 1934 Act and (2) discretionary clawback of awards for certain types of detrimental conduct. In 2023, the Company adopted a separate, standalone clawback policy (the “Clawback Policy”) which complies with the new NYSE clawback rules and SEC requirements while also incorporating additional clawback and forfeiture provisions relating to certain types of detrimental conduct to protect the Company. See page 57 for more information.

Consideration of 2025 Say-on-Pay Vote

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting, in addition to other factors. In 2025, approximately 83% of the votes cast approved the compensation for our NEOs described in our Proxy Statement for the 2025 Annual Meeting of Shareholders. Also, from time to time our shareholders provide feedback to the Company regarding elements of our compensation program, and their feedback is given due consideration.

Use of Peer Group and Market Data

The Company establishes compensation levels that are consistent with market practice and general internal equity considerations relative to base salaries, target annual cash incentive awards and long-term incentive grants, as well as with the Compensation Committee’s assessment of the appropriate pay element mix for the position.

In order to gauge the competitiveness of its compensation programs, the Company reviews compensation practices and pay opportunities from general industry survey data, as well as from a selection of publicly traded peer companies. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant labor markets.

Specifically, in 2025, the Company used information regarding the pay practices of general industry companies in the WTW Executive Compensation Database, regressed to $4.8 billion in annual revenue, to inform the determination of the NEO’s target compensation levels for 2025, including for Mr. Boldea. The Company believes that revenue and operational footprint are appropriate indicators of the size and complexity of an organization, which should be reflected in determining compensation levels. The compensation data resulting from this analysis was a significant factor considered by the Compensation Committee with respect to its 2025 executive compensation decisions for our NEOs.

The Company also used a compensation peer group as an additional reference point when determining executive compensation. The 2025 peer group (used to set compensation levels for 2025, including for Mr. Boldea) consisted of a select group of U.S. industrial companies that our Compensation Committee believed to be representative of the talent market in which we compete. There were no changes to the 2025 peer group as compared to 2024. Additional factors taken into consideration when setting the 2025 compensation peer group included comparisons of various financial metrics, such as revenue and market capitalization, operational footprint, relevant end-user markets, and product portfolio compared to Timken’s current product portfolio. The complete 2025 compensation peer group is as follows:

2025 Peer Group
Agco Corp. Carlisle Companies Inc. Crane Co. Dana Inc. Dover Corp. Flowserve Corp. Fortive Corp. Gates Industrial Corp. plc Ingersoll Rand Inc.	ITT Inc. Kennametal Inc. Oshkosh Corp. Pentair plc Regal Rexnord Corp. Snap-on Inc. Terex Corp. Westinghouse Air Brake Technologies Corp. Woodward, Inc.

While the Compensation Committee considered general industry and peer group data in determining the general competitiveness of executive compensation, market data is only one factor taken into consideration when determining the total compensation for our NEOs. The Compensation Committee also considered other factors listed in “Factors Guiding Our Decisions” on page 37.

In 2025, as part of its annual review of executive compensation, the Compensation Committee, in consultation with WTW, reviewed the peer group utilized in 2025 and assessed whether any further adjustments were needed to the peer group referenced for setting compensation levels in 2026. For 2026, the Compensation Committee approved the removal of Carlisle Companies Inc. and the addition of Lincoln Electric Holdings, Inc., citing Carlisle’s recent strategic focus on products and markets in which the Company has comparatively less exposure as a primary factor in the decision. In considering Lincoln Electric Holdings, Inc. for the peer group, the Compensation Committee considered its similar industry, comparable financial profile, and geographic locations of operation.

Determining Compensation for 2025

Role of the Compensation Committee

Each year, the Compensation Committee determines the appropriate level of compensation for our NEOs. As part of this process, the Compensation Committee reviews all of the components of compensation for the NEOs and determines if each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee reviews each component of compensation individually and in total, references competitive market data including at the 50th percentile, and after consideration of additional factors (for example, the executive’s responsibilities, experience level, tenure, internal equity, performance in the position and Company performance, including TSR), may make adjustments to any element of an NEO’s compensation in establishing such executive’s total direct compensation.

The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual cash incentive award opportunities and long-term incentive grants for the Company’s NEOs.

In the course of this analysis and development of proposed total compensation packages, WTW, the Compensation Committee’s external compensation consultant, reviews the relevant information and discusses its findings with the Compensation Committee.

The compensation package for the CEO is determined by the Compensation Committee and typically approved by the independent Directors of the Board during executive session.

Role of the CEO and Management

The CEO, in consultation with executive compensation leadership and WTW, prepares compensation recommendations for the NEOs (other than the CEO) and presents these recommendations to the Compensation Committee. These recommendations are based on the CEO’s personal review of each NEO’s performance, general internal equity considerations, job responsibilities and importance to our overall business strategy, as well as our compensation philosophy. Although these recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for the NEOs.

As part of this process, individual elements of compensation provided to our NEOs are generally compared to general industry market data and peer group data as described above and the total compensation package is considered in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Total direct compensation (base salary, annual cash incentive and long-term incentive grants) also is evaluated in relation to the total compensation for positions with similar levels of responsibility derived from the general industry market data and peer group data described above.

Role of the Compensation Consultant

To add additional rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of WTW as our independent executive compensation consultant to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders. WTW also provides the Compensation Committee with market data on compensation levels and incentive design practices, which the Compensation Committee generally references as a market check when determining compensation for nonemployee Directors and executive officers.

For purposes of 2025 compensation decisions, WTW’s primary areas of assistance to the Compensation Committee were:

•	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;
•	Keeping the Compensation Committee and management aware of any regulatory developments, including any actions it should consider in light of new regulations;
•	Developing analyses that help evaluate and inform on how the compensation programs are working, including pay-for-performance and pay-versus-performance analyses, peer group reviews and risk assessments;
•	Preparing market compensation levels for the NEOs based on peer group and general industry practices;
•	Assisting the Compensation Committee with compensation aspects of the CEO recruiting process as well as with other senior leader appointments;
•	Reviewing information developed by management for the Compensation Committee and providing its input on such information to the Compensation Committee;
•	Providing insights, analyses and perspectives on ad hoc issues and questions raised by the Compensation Committee and management;
•	Attending and participating in meetings with the Compensation Committee, as well as briefings with the Compensation Committee Chair and management prior to meetings; and
•	Reviewing with management and the Compensation Committee materials to be used in preparing the Company’s Proxy Statement.

The Compensation Committee has authorized WTW to interact with the Company’s management, as needed, on behalf of the Compensation Committee with respect to executive compensation matters. WTW also provides actuarial, pension administration and other services to the Company, which are unrelated to the work that WTW provides to the Compensation Committee. The WTW consultants who advise the Compensation Committee are different from the WTW employees who perform work for the Company in other areas. In order to maintain independence, WTW has adopted formal executive compensation consulting protocols that help to ensure that its advice to the Compensation Committee is fully objective and independent and that the business unit providing such advice remains separate from WTW’s other business units that provide advice to the Company’s management. For more information regarding fees paid to WTW by the Company in 2025 and the Compensation Committee’s assessment that there is no conflict of interest in the work performed by WTW with respect to executive compensation, see page 21 of the Proxy Statement.

Key Elements of the Executive Compensation Program
Type of Compensation	Link to Program Objectives	Key Features
Cash Compensation
Base Salary	A standard compensation element in executive compensation packages, offering market-competitive fixed compensation to attract and retain talent	Provides a consistent source of income
Annual Cash Incentive	A cash award that encourages executives to focus on achievement of specific annual performance goals	Target incentive opportunity is set as a percentage of base salary, and awards are paid out based on achievement relative to annual performance metrics and targets
Long-Term Equity Incentives
Performance-Based Restricted Stock Units	Requires achievement of specified strategic financial and operating metrics over a three-year period that the Compensation Committee believes are highly correlated to driving long-term shareholder value; it also further aligns the long-term financial interests of our executives with those of our shareholders	Designed to reward executives for attainment of specified three-year corporate performance goals; value is delivered in equity to align with shareholder experience; cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the three-year performance cycle
Time Based Restricted Stock Units	Rewards long-term shareholder value creation, enhances executive stock ownership and promotes retention	Four-year (25% per year) time vesting; value is delivered in equity to align with shareholder experience; cumulative dividend equivalents are paid in cash upon vesting
Benefits
Retirement and Savings Benefits	An element of our benefits program that helps attract and retain executive talent

NEOs receive retirement and savings benefits through several plans:

•   Qualified and nonqualified defined contribution plans*;

•   Qualified and nonqualified defined benefit plans*; and

•   Deferred compensation plan

Severance and Change in Control Agreements	Helps ensure NEOs remain focused on creating sustainable performance

Agreements help protect the Company and the NEOs from risks by providing:

•   Economic stability;

•   Death or disability payments; and

•   Payments and benefits in the event of a qualifying termination of employment, including in connection with a change in control

Other Benefits	Keeps program competitive and provides health, disability and life insurance protection for executives	Perquisites are limited in amount and use

*See “Retirement Programs” on page 53 for NEO eligibility.

Analysis of 2025 Compensation

Base Salary

Establishing Base Salaries
When establishing base salaries for NEOs, the Compensation Committee considers general industry data for comparable roles and peer group data as a general guideline.

Base salaries for the NEOs are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance.The Compensation Committee initially determines base salary ranges for the NEOs based on external general market and peer group data for salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the NEOs annually in light of each officer’s experience, leadership, current salary and position in their salary range. The base salary decisions described below were made based on these considerations.

2025 Base Salary Decisions

•	The Compensation Committee awarded base salary increases in 2025 to most NEOs as shown in the table below. Mr. Boldea’s initial base salary was determined by considering market data for his role as well as his past experience.
Executive Officer*	2024 Annualized Base Salary	2025 Annualized Base Salary	Percent Increase
Christopher A. Coughlin	$675,000	$675,000	0.0%
Andreas Roellgen**	$595,044	$666,641	12.0%
Hansal N. Patel	$570,000	$620,000	8.8%
Richard G. Kyle***	$1,200,000	$1,200,000	0.0%
Tarak B. Mehta****	$1,125,000	$1,145000	1.8%
Philip D. Fracassa*****	$675,000	$685,000	1.5%
*Mr. Boldea and Mr. Discenza are excluded from the table above as neither was an NEO in 2024.
**The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen for 2025 into U.S. Dollars was €1.00 = $1.1299 (the average monthly exchange rate for the 2025 calendar year) (compared to €1.00 = $1.0819 used for his 2024 salary (the average monthly exchange rate for the 2024 calendar year). Mr. Roellgen’s annualized base salary increase, net of currency, was 7.3%.
***Mr. Kyle’s base salary was paid at a reduced rate of $800,000 beginning on September 5, 2024, ending on February 15, 2025. Following the termination of Mr. Mehta, Mr. Kyle was appointed as interim CEO with an annualized base salary of $1,200,000 (his base salary when he was last CEO). For additional details regarding Mr. Kyle’s 2025 compensation, see the “CEO Compensation” section on page 39.
****Mr. Mehta’s employment with the Company was terminated without cause on March 31, 2025.
*****Mr. Fracassa resigned as an employee of the Company on September 5, 2025.

Annual Cash Incentive

The Company’s annual cash incentive program provides the NEOs with the opportunity to earn additional compensation based on the achievement of annual corporate performance goals established by the Compensation Committee and approved by the Board. It is intended to focus the NEOs on specific performance goals of the Company in the applicable year. For all NEOs, the 2025 annual cash incentive opportunity was delivered through the shareholder-approved Equity and Incentive Compensation Plan.

In 2025, Mr. Boldea, as CEO, had an annual cash target award opportunity of 125% of base salary and the other NEOs who were actively employed as of December 31, 2025, had target award opportunities ranging from 45% to 80% of base salary. Mr. Kyle participated in the annual cash incentive program through his initial retirement on February 15, 2025, but was not provided the opportunity to participate in the annual cash incentive program upon his appointment as interim CEO. Mr. Mehta and Mr. Fracassa had annual cash target award opportunities of 120% and 80% of base salary, respectively, which were cancelled upon their terminations of employment. Annual cash incentive payouts for our participants (including the NEOs) were determined by corporate performance (measured by adjusted EBITDA, adjusted EBITDA margin and free cash flow4) subject to individual performance modifiers (however, for 2025, no such modifiers were applied to the payout results for any of the NEOs).

Specific factors used in setting annual cash incentive targets include consideration of Company results for prior years, results for U.S. industrial peers, current market conditions, cyclicality and outlook, acquisitions, divestitures, working capital requirements, past targets and performance against those targets, and macro-economic factors.

Performance goals for the Company’s corporate annual cash incentive plan were set near the beginning of 2025 (using comparable exclusions) at levels the Compensation Committee believed were appropriately challenging given uncertain market conditions. All targets for 2025 were set at challenging levels above actual 2024 results, with adjusted EBITDA up 7%, EBITDA margin up 100 basis points, and free cash flow up 44%.

2025 Annual Performance Award Decisions

The corporate annual cash incentive plan metrics were chosen to drive short-term operational business priorities that the Compensation Committee believes will help deliver shareholder value over time. The Company set ambitious 2025 targets requiring performance above 2024 levels; payouts were lower than expected after results missed those targets, due to weaker demand across most market sectors and regions with tariffs adding headwinds.

Under the corporate annual cash incentive plan, actual performance under each of the three financial metrics is required to reach the respective minimum threshold for that portion of the award to be payable.  Performance targets and actual performance levels for the 2025 corporate annual cash incentive plan are shown in the table below. Straight-line interpolation is used to calculate actual payouts under the plan.

Corporate Annual Cash Incentive Plan

	Threshold	Target	Maximum	Actual
Adjusted EBITDA (60% weighting)	$630M	$900M	$1,035M	$796M (80.7% payout)
Adjusted EBITDA Margin* (20% weighting)	15.0%	19.5%	21.0%	17.4% (76.3% payout)
Free Cash Flow (20% weighting)	$264M	$440M	$616M	$406M (90.4% payout)
	é	é	é	é
Plan Payout	50%	100%	200%	81.8% payout

* Adjusted EBITDA Margin less than 13.5% would have resulted in zero payout for the plan. Above 13.5%, a payout under the Adjusted EBITDA metric and/or Free Cash Flow metric would have been possible.

4 Free cash flow is defined as net cash provided by operating activities minus capital expenditures. See Appendix A for reconciliations of adjusted EBITDA, adjusted EBITDA margin and free cash flow as used for external reporting to their most directly comparable GAAP financial measures.

Actual performance for adjusted EBITDA, adjusted EBITDA margin, and free cash flow caused the 2025 corporate annual cash incentive plan to be scored at 81.8% for corporate participants, resulting in a 2025 cash award payout of 81.8% of the target opportunity for Messrs. Boldea, Discenza, Coughlin, Patel, Roellgen, and Kyle. Messrs. Mehta and Fracassa were not eligible to receive a payout under the corporate annual cash incentive plan since they were not employees of the Company through the required plan measurement date. As part of the negotiated package, the payout for Mr. Boldea was calculated using his annualized base salary and was calculated as if he was employed for the full year of 2025 to offset annual incentives forfeited upon leaving his prior employer. While payouts to participants in the corporate plan are subject to certain modifiers based upon individual performance, no such modifiers were applied to the 2025 cash award payouts for the NEOs.

Long-Term Incentives

The Compensation Committee administers the Equity and Incentive Compensation Plan. Long-term incentive awards under the Equity and Incentive Compensation Plan can be made in the form of common shares, nonqualified stock options, incentive stock options, stock appreciation rights, performance shares, performance units, restricted shares, restricted stock units, deferred shares and dividend equivalents.

Historically, all long-term incentives have been settled in equity to further align our executives’ long-term financial interests with those of our shareholders. In 2025, the Company granted to the NEOs under the Equity and Incentive Compensation Plan:

•	Performance-based restricted stock units that are earned based on the achievement of objective performance metrics measured over a three-year period and are intended to further align the long-term financial interests of our executives with those of our shareholders and link compensation to building long-term shareholder value; and
•	Time-based restricted stock units that vest 25% per year over four years and provide strong alignment between the interests of Company executives and shareholders.

The value of each type of long-term incentive grant is linked directly to the performance of the Company or the price of its common shares. For performance-based restricted stock units, the value of the grant is tied to both the Company’s share price and the achievement of specified financial metrics, while the value of time-based restricted stock units is solely tied to the Company’s share price.

In each case described above, an executive must remain employed by the Company for a specified period of time to earn the full value of an award, which aids the Company in retaining executives. In total, the Company believes that these grants provide a balanced focus on shareholder value creation and retention of key managers. These grants also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of an analysis of market practice and the relative importance of the objectives behind each of the grants. The timing of the grants usually coincides with our February Board meeting which typically occurs more than one business day following our earnings release for the fourth quarter of the preceding year (as it did in 2025). Were the February Board meeting to occur on, or one business day following, such an earnings release or any other release of material, non-public information, the Compensation Committee would then make a determination whether to delay the grant date beyond such typical timing, depending on the facts and circumstances and the nature of the awards.

2025 Long-Term Incentive Decisions

Driving Shareholder Return
Long-term incentive grants are intended to balance short-term operating objectives of the Company with long-term objectives and align the financial interests of our executives with those of our shareholders.

For the annual grants made in 2025, the target value to be delivered in performance-based restricted stock units and time-based restricted stock units was 525% of the base salary midpoint for Mr. Boldea, upon his hiring as CEO, and between 95% and 260% of the base salary midpoint for the other NEOs who were actively employed as of December 31, 2025 (with the lower amount attributable to grants made to an individual in their prior role before being named an executive officer). The annual grants made to Mr. Mehta and Mr. Fracassa were 470% and 265% of their base salary midpoints, respectively. The allocation percentage between the two types of equity grants for NEOs receiving the annual grant was 60% performance-based restricted stock units and 40% time-based restricted stock units.

In determining the number of shares granted in 2025, the target value for each grant was converted to a number of shares based on the opening share price on the day of the grant.

For 2025, the Compensation Committee made long-term incentive grants at the first regularly scheduled meeting when the Compensation Committee determined all elements of the NEOs’ compensation for the year, other than the grants for Mr. Boldea which were approved by the Compensation Committee prior to his Appointment Date.

Performance-Based Restricted Stock Units

To further align the long-term interests of executive leadership with those of our shareholders, and to provide an incentive to achieve long-term financial and operating objectives, the Compensation Committee granted performance-based restricted stock units to key employees (including the NEOs) that vest based on the achievement of specified performance objectives. Performance-based restricted stock units also serve to both reward and retain executives, as the receipt of a payout is linked to performance and the value of the payout is linked to the share price when the shares vest. Cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the performance cycle.

2025-2027 Performance-Based Restricted Stock Units Cycle

The performance metrics for performance-based restricted stock units granted in 2025 were cumulative adjusted EPS, adjusted ROIC and relative TSR for a three-year performance period (2025-2027). The Compensation Committee selected the financial performance metrics because it believed they are highly correlated to driving long-term shareholder value and achieving the Company’s business strategy. Actual performance for adjusted EPS and adjusted ROIC is calculated based on adjusted earnings as used for external reporting in 20255, with the ability to exclude the effect of material changes in accounting principles, methods, or significant changes in tax law that are not reflected in the plan, and/or the impact on results from a single acquisition of $700 million or greater during the three-year performance cycle. For both the Company and the chosen comparison group, which is the S&P 400 Capital Goods Index, relative TSR performance is measured by comparing the average closing stock price for the last 30 calendar days of the performance period, minus the average closing stock price for the 30 calendar days prior to the start of the performance period, plus cumulative dividends, divided by the average closing stock price for the 30 calendar days prior to the start of the performance period. The S&P 400 Capital Goods Index was chosen as the comparison group for relative TSR given that the Company is a member of the index, operates in similar markets and geographies to other members of the index, and competes for investor capital with other index members. The Company uses a closed peer

5 See Appendix A for reconciliations of adjusted EPS and adjusted ROIC as used for external reporting to their most directly comparable GAAP financial measures. Beginning with our grants made in 2023, the Company calculates adjusted EPS as excluding intangible amortization from acquisitions in addition to the Company’s prior adjustments used for external reporting purposes. In addition, as of our 2023 grants, the Company started calculating adjusted ROIC as adjusted net operating profit after taxes and excluding tax-effected acquisition intangible amortization divided by a two-point average of net debt plus total equity over the period. Grants made prior to 2023 do not include these additional adjustments.

group which means the companies in the index at the beginning of the performance period are the same companies used to determine the relative TSR metric payout, regardless if they are actively in the index at the end of the performance period. Adjustments during the performance period are only made for companies who are acquired by another company and cease trading, companies who are taken private and cease trading, or when the original company spins off a business leaving two surviving companies. In the case of a spin-off, the surviving company that is most closely aligned with the pre-transaction peer company remains in the comparator group to score the award.

For the 2025-2027 performance-based restricted stock unit cycle, the cumulative adjusted EPS target was set approximately 6% higher than the actual cumulative adjusted EPS results for the 2022-2024 cycle (calculated to exclude intangible amortization from acquisitions), which was the most recently completed cycle at the time the 2025-2027 target was established and was also record three-year performance at that time. The three-year target for adjusted ROIC was set equal to the adjusted ROIC results for the 2022-2024 cycle (calculated to exclude tax-effected acquisition intangible amortization and utilizing net debt instead of total debt). The factors that go into setting the adjusted EPS and adjusted ROIC targets include consideration of prior-year results for the Company as compared to results for U.S. industrial peers, current market conditions, cyclicality and outlook, acquisitions, divestitures, past targets and performance against those targets among other factors. The Company’s performance targets for the performance-based restricted stock units granted in 2025 are shown in the table below. Straight-line interpolation is used to calculate payouts for these performance-based restricted stock units.

2025-2027 Performance-Based Restricted Stock Units Cycle: Metrics and Weightings

	Threshold	Target	Maximum
Three-Year Cumulative Adjusted EPS (50% weighting)	$15.34	$20.46	$25.57
Adjusted ROIC* (30% weighting)	9.8%	13.1%	15.0%
Relative TSR** (20% weighting)	25th percentile	50th percentile	75th percentile
	é	é	é
Plan Funding	50%	100%	200%

*Adjusted ROIC circuit breaker was removed for the 2025-2027 performance cycle to ensure management remains focused on long-term value creation and because use of such circuit breakers have become less prevalent.

**See “2025-2027 Performance-Based Restricted Stock Units Cycle” on page 51, for information regarding how performance for relative TSR is calculated.

For information about the specific performance-based restricted stock units awarded to the NEOs in 2025, see the “2025 Grants of Plan-Based Awards” table on page 63.

Results for the 2023-2025 Performance-Based Restricted Stock Units Cycle

In 2023, the applicable NEOs received awards of performance-based restricted stock units to cover a three-year performance period (2023-2025).

The performance metrics for performance-based restricted stock units granted in 2023 were cumulative adjusted EPS, adjusted ROIC and relative TSR for the three-year performance period. The Compensation Committee selected these metrics because it believed they are highly correlated to driving long-term shareholder value and achieving the Company’s business strategy. Actual performance for adjusted EPS and adjusted ROIC is calculated based on fully adjusted EPS as used for external reporting6, with the ability to exclude the effect of changes in accounting principles or methods that are not reflected in the plan, and/or the impact on results from a single acquisition of $700 million or greater during the three-year performance cycle. No such exclusions were applied to the 2023-2025 performance-based restricted stock unit cycle, and fully adjusted EPS and adjusted ROIC as used for

6 See Appendix A for reconciliations of adjusted EPS and adjusted ROIC as used for external reporting to their most directly comparable GAAP financial measures. Beginning with our grants made in 2023, the Company calculates adjusted EPS as excluding intangible amortization from acquisitions in addition to the Company’s prior adjustments used for external reporting purposes. In addition, as of our 2023 grants, the Company started calculating adjusted ROIC as adjusted net operating profit after taxes and excluding tax-effected acquisition intangible amortization divided by a two-point average of net debt plus total equity over the period. Grants made prior to 2023 do not include these additional adjustments.

external reporting were used to determine actual performance for the applicable compensation adjusted metrics.

The Compensation Committee believed that the targets for the performance-based restricted stock units granted in 2023 were appropriately challenging and that achievement would be supportive of shareholder value creation. The adjusted EPS target for the 2023-2025 performance-based restricted stock unit cycle was 7% higher than the actual cumulative adjusted EPS for the 2020-2022 performance cycle, which was the most recently completed cycle at the time the 2023-2025 target was established and was record three-year performance at that time. The adjusted ROIC target for the 2023-2025 cycle was set equal to the adjusted ROIC target for the 2022-2024 cycle to encourage efficient capital deployment.

Performance-based restricted stock units were earned at 94.4%, reflecting slightly above target adjusted EPS performance throughout the cycle with adjusted ROIC and relative TSR below target levels.

The Company’s performance goals and actual calculated results for the 2023-2025 cycle are summarized in the table below. Straight-line interpolation is used to calculate actual payouts for these performance-based restricted stock units.

2023-2025 Performance-Based Restricted Stock Units Cycle: Metrics, Weightings and Actual Results

	Threshold	Target	Maximum	Actual
Three-Year Cumulative Adjusted EPS (50% weighting)	$13.06	$17.41	$21.76	$18.17
ROIC (30% weighting)	9.8%	12.7%	16.2%	11.6%

Relative Total Shareholder Return (20% weighting)	25th percentile é	50th percentile é	75th percentile é	29th percentile é
Plan Funding	50%	100%	200%	94.36%

Under accounting rules, performance-based restricted stock units are expensed over the vesting period using the fair value on the date of grant and adjusted quarterly to account for actual and anticipated performance.

Time-Based Restricted Stock Units

Time-based restricted stock units that were awarded in 2025 to each NEO generally vest 25% each year over a four-year period, except for the one-time grant to Mr. Boldea made in connection with being hired on September 1, 2025, which will vest 33% on each of the first and second anniversaries of the grant date and 34% on the third anniversary of the grant date, contingent on continued employment with the Company. Cumulative dividend equivalents are paid in cash upon vesting. For information about the specific number of time-based restricted stock units awarded to the NEOs in 2025, see the “2025 Grants of Plan-Based Awards” table on page 63.

Under accounting rules, time-based restricted stock units are expensed over the vesting period using the fair value on the date of grant.

For the treatment of Mr. Kyle’s awards in connection with him being rehired as interim CEO, see the “CEO Compensation” section on page 39.

Retirement Programs

Over a decade ago, the Company closed its primary defined benefit plan in the United States (the “Pension Plan”) to new entrants and ceased providing Excess Benefit Agreements to newly appointed officers. Benefits under both the Pension Plan (inclusive of the restoration portion described below) and the Excess Benefit Agreements were frozen with no future service accruing after December 31, 2022. In connection with the Pension Plan freeze, Mr. Coughlin became eligible to receive Qualified Core DC Contributions starting in 2023. In 2003, the Pension Plan was closed to new entrants and certain individuals who did not meet specified eligibility requirements ceased accruing service under the Pension Plan. Mr. Discenza, who was a participant at that time, did not satisfy those eligibility requirements and therefore ceased accruing service under the Pension Plan. He continued, however, to receive benefit accruals attributable to salary increases through December 31, 2022, at which time the Pension Plan was frozen. Because Mr. Discenza did not meet the eligibility requirements in 2003 to continue service accrual, he became eligible to receive Qualified Core DC Contributions beginning in 2004.

Due to the varying tenure of our NEOs and the transition of our retirement plans, our U.S.-based NEOs participated in different programs during 2025 based on their eligibility as follows:

Name	Defined Benefit			Defined Contribution
	Qualified	Nonqualified		Qualified		Nonqualified
	Pension Plan (Frozen)	Supplemental Pension Plan		SIP Plan Matching Contributions	Core DC Contribution	Post-Tax Savings Plan
		Restoration Portion (Frozen)	Excess Benefit Agreement (Frozen)
Lucian Boldea				✓	✓
Michael A. Discenza	✓	✓		✓	✓	✓
Christopher A. Coughlin	✓	✓	✓	✓	✓	✓
Hansal N. Patel				✓	✓	✓
Richard G. Kyle			✓	✓	✓	✓
Tarak B. Mehta				✓	✓	✓
Philip D. Fracassa			✓	✓	✓	✓

Because Mr. Roellgen is based in Colmar, France, he does not participate in the U.S. plans outlined above. A summary of the plans in which he participates is set forth below.

The following is a summary of the plans in which the NEOs other than Mr. Roellgen participated during 2025:

•	Qualified Pension Plan: Eligible salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003, participate in the Pension Plan, which provides an annual benefit of 0.75% times Final Average Earnings times years of service prior to 2023. “Final Average Earnings” is based on the highest five years of eligible compensation over the 10 years preceding the plan freeze, subject to Internal Revenue Code (the “Code”) limits. Eligible compensation includes base salary and annual cash incentive but excludes long-term incentives. Participants meeting plan eligibility requirements, like Mr. Coughlin did, can retire at or after age 62 and receive a lifetime benefit unreduced for commencing payments before age 65. Alternative forms of payment are available, including a lump sum option, with actuarial adjustments.
•	Nonqualified Supplemental Pension Plan: The supplemental pension plan benefit replaces a targeted percentage of pre-retirement income. There are two components to this plan:
(1)	Restoration Portion: A restoration portion restores benefits to affected Company employees that would otherwise be provided under the Pension Plan were it not for Code limits; and
(2)	Individual Excess Benefits Agreements: These arrangements are for legacy NEOs and provide for a benefit based on Final Average Earnings as described above with offsets for other Company-provided benefits.

Supplemental retirement benefits for NEOs who have an Excess Benefit Agreement will be calculated using a target benefit of 60% of Final Average Earnings preceding the plan freeze, offset by the sum of: (a) an annuity which could be purchased at market rates with the value of Company matching contributions, any “Core DC” contributions available under the Company’s Savings and Investment Retirement Plan (the “SIP Plan”), and “Post-Tax Savings Plan” contributions earned prior to the pension freeze, accumulated at an assumed 8% interest rate until benefit commencement, and (b) any Company-provided defined benefit pensions. The net benefit after offsets is automatically paid as a lifetime annuity or an unadjusted 50% joint-and-survivor annuity depending on whether the executive is married when benefits commence. Alternatively, the executive can elect an actuarially equivalent lump sum with payment delayed five years.

Participating NEOs ratably earn the 60% benefit over 10 years (15 years for Mr. Kyle) of Company service. All participating NEOs have fully accrued the benefit and are fully vested. Participating NEOs can retire after age 55, but the benefit is reduced by 4% for each year benefits commence prior to age 62. Mr. Kyle and Mr. Fracassa are eligible to receive payments in 2030 based on their termination dates of February 15, 2025, and September 5, 2025, respectively. Mr. Coughlin retired for purposes of this plan as of December 31, 2025.

•	Qualified SIP Plan Matching Contributions: The SIP Plan is a savings plan which matches 100% on the first 3% of pay contributed by the employee plus 50% on the next 3%, subject to Code limits on compensation and contributions.
•	Qualified Core DC Contributions: Core DC contributions refer to non-matching Company contributions provided within the SIP Plan to eligible U.S.-based salaried employees. Contributions range from 1% to 4.5% of eligible compensation (up to Code limits) based on an employee’s age plus years of service.
•	Nonqualified Post-Tax Savings Plan: The Post-Tax Savings Plan is intended to restore benefits that would be provided under the SIP Plan were it not for Code limits. Affected employees receive these contributions in taxable cash at year-end.

Because Mr. Roellgen is based in Colmar, France, he does not participate in the U.S. plans outlined above. Instead, Mr. Roellgen participates in a legally required French Retirement Indemnity Plan (the “FRIP”) as well as the Timken Europe Supplementary Pension Plan with Defined Benefits (the “Europe Executive Plan”). The FRIP covers all French employees and pays a lump sum benefit based on service. The maximum FRIP benefit payable is six months of pay following 40 years of service. Mr. Roellgen’s benefits under the Europe Executive Plan are equal to 10% of his highest 3 years of pension earnings multiplied by the ratio of his years of service at December 31, 2012, to his years of service at retirement. The benefit is paid in the form of a 60% joint-and-survivor annuity. The Europe Executive Plan benefit vests only upon his retirement from the Company. While his accumulation of years of service was frozen under the Europe Executive Plan in 2012, his benefit continues to reflect compensation increases since 2012. Following the freeze of accumulation of years of service under the Europe Executive Plan, Mr. Roellgen commenced earning benefits under the Company’s French qualified defined contribution plan (the “French DC”). The French DC provides contributions of 4% of eligible compensation to certain employees under French law.

Deferred Compensation

The Company permits certain employees, including the U.S.-based NEOs, to participate in the 1996 Deferred Compensation Plan, as amended and restated effective January 1, 2023 (the “Deferred Compensation Plan”), that allows them to defer, on a pre-tax basis, the receipt of certain types of compensation until a specified point in the future. Eligible compensation includes salary and incentive compensation payable in cash. Cash deferrals earn interest quarterly at a rate based on the prime rate plus 1%. In 2025, all the NEOs (other than Mr. Boldea and Mr. Roellgen) were eligible to participate in the Deferred Compensation Plan. In 2025, Messrs. Discenza, Fracassa, Kyle, Mehta and Patel earned above-market interest, as defined by the SEC, on amounts deferred under the Deferred Compensation Plan. The above-market interest earned resulted from the prime rate being higher than benchmark long-term interest rates during the period.

The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control of the Company, as defined in the Deferred Compensation Plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids with recruitment and retention.

Other Benefits

The NEOs are eligible to participate in customary benefit programs offered broadly to certain other employees, including health, disability and life insurance programs.

Additionally, Mr. Roellgen participates in the Timken European Stock Ownership Plan (the “TESOP”). The TESOP is a stock ownership plan established in accordance with French law that allows participants to make contributions to a fund with a corresponding company match of up to 1.4% (subject to certain legal limits) that invests a portion of the contribution in Company stock. Mr. Roellgen also participates in a legally required French profit-sharing plan that provides a modest benefit.

The NEOs also may receive certain limited perquisites, including executive physicals, access to corporate country club memberships (although personal expenses are not reimbursed), and travel for spouses when accompanying NEOs on business travel. The Company does not provide tax gross-ups for these benefits to executives. Mr. Roellgen also receives reimbursement of Company car-related expenses in accordance with local benefits practices in France.

These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a very small percentage of each NEO’s total compensation.

Severance Agreements

In addition to retirement payments, the Company generally provides termination-related payments through severance agreements with individual NEOs in the event of involuntary termination of employment without cause or, following a change in control, in the event of involuntary termination of employment without cause or termination of employment by the executive under certain circumstances. Severance agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause or terminated under other qualifying circumstances.

The level of severance benefits reflects the Company’s perception of competitive market practice for the NEOs’ positions, based on an assessment by WTW. Severance pay was established as a multiple of base salary and actual annual cash incentive compensation. In the event of a qualifying termination of employment, an NEO would also be entitled to vesting of equity-based awards in accordance with the respective grant agreement, health and welfare benefits (not applicable for Mr. Mehta under the Settlement Agreement), outplacement services, and (in the event of a qualifying termination that follows a change in control) benefits under our retirement benefit programs. The severance agreements do not contain excise tax gross-up provisions. The types of severance benefits for which our NEOs are potentially eligible, and the potential benefit and compensation amounts, are further described and quantified below under “Potential Payments Upon Termination or Change in Control” on page 68 and in the “Termination Scenarios” table on page 72. Mr. Coughlin, Mr. Fracassa, and Mr. Mehta’s severance agreements terminated on December 31, 2025, September 5, 2025, and March 3, 2025, respectively.

Stock Ownership Guidelines

Stock ownership guidelines have been established for all senior executives (including the continuing NEOs) and are intended to align the interests of executive management with those of our shareholders. These guidelines establish a specific ownership target for each of the continuing NEOs.

In determining whether the continuing NEO met his or her individual ownership target for 2025, the Company considered shares owned by the executive and full-value equity awards held by the executive, including deferred shares and time-based restricted stock units (stock settled) still subject to vesting conditions. Performance-based shares/units are not counted towards ownership until they are vested, and shares that are subject to unexercised options are not counted towards ownership.

The stock ownership requirement is based on a multiple of base salary. Each NEO must meet this requirement within five years of becoming an NEO. The NEO must retain any net shares after taxes from equity award vestings until the ownership requirement is met. If ownership falls below the requirement due to a decline in share price, the expectation would be for the NEO to maintain net shares after tax with respect to vested equity awards until the ownership requirement is met. The stock ownership guidelines do not require purchasing shares on the open market, but rather maintaining net shares on future vestings. On November 14, 2025, Mr. Kyle ceased being subject to the stock ownership requirements and became subject to the nonemployee Director holding requirements. Furthermore, Messrs. Coughlin Fracassa and Mehta ceased to be subject to the stock ownership requirements on December 31, 2025, March 31, 2025, and September 5, 2025, respectively. As of December 31, 2025, all NEOs then employed by the Company exceeded their individual ownership targets. Mr. Boldea is currently expected to achieve the ownership requirement within the five-year timeframe.

Officer Name	Stock Ownership Requirement – Multiple of Base Salary	Actual Stock Ownership – Multiple of Base Salary*
Mr. Boldea	7x	8.5x
Mr. Discenza	2x	2.9x
Mr. Coughlin	3x	13.6x
Mr. Roellgen	3x	11.9x
Mr. Patel	3x	4.2x

*Calculated by multiplying the number of shares held by each NEO on December 31, 2025, by the daily average stock price for the year ending December 31, 2025, and dividing that product by each NEO’s 2025 base salary.

Anti-Hedging/Pledging Policies

The Company has adopted formal policies that prohibit our Directors, NEOs, other officers, and employees (and related persons) from pledging Company common shares or hedging the economic risk related to such stock ownership. In addition to prohibiting hedging transactions generally, the policies also expressly forbid use of the following types of hedging transactions: puts, calls, short sales, and the purchase of Company stock on margin.

Compensation Risk Assessment

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a comprehensive risk assessment conducted by WTW in 2024, which concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company and that several of our current practices effectively mitigate risk and promote performance. Given the lack of material changes made to the Company’s compensation programs for 2025, WTW found that a full update to the risk assessment was not needed and that compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Provisions

Historically, the Company has maintained specific provisions in its incentive compensation programs regarding the recovery (or clawback) of awards to deter certain types of conduct, including conduct that leads to a restatement of the Company’s financial statements. In 2023, we adopted a Clawback Policy to comply with the SEC and NYSE requirements, in addition to permitting clawback under other circumstances involving certain detrimental conduct.

Mandatory Accounting Restatement Provisions

The Clawback Policy provides for the clawback of certain excess compensation received during an applicable recovery period by current or former executive officers (including the NEOs) in the event the

Company is required to prepare an accounting restatement. The Clawback Policy includes limited exceptions to the requirement to clawback excess amounts in the event of an accounting restatement in accordance with NYSE rules and SEC requirements. Amounts received prior to the adoption of the Clawback Policy continue to be governed by the historical clawback provisions in the Company’s incentive compensation documentation, which provisions may require culpability on the part of a covered Company employee for clawback.

Permissive Accounting Restatement Provisions

The Clawback Policy also provides for permissive clawback (at the election of the Compensation Committee) from covered Company employees (including the NEOs) who are determined to be personally responsible for causing the accounting restatement due to their personal misconduct or fraudulent activity. Such recovery may include up to 100% of short-term incentive awards received during an applicable recovery period and up to 100% of certain equity awards identified in the Clawback Policy (but limited in both cases to excess amounts that were not actually earned based on the restated financials).

Detrimental Activity and Restrictive Covenant Provisions

The Clawback Policy further provides for forfeiture of outstanding but unpaid equity awards by certain Company employees (including the NEOs) who are determined to have engaged in certain detrimental activity during employment or service with the Company. In addition, the Clawback Policy requires certain Company employees (including the NEOs) to forfeit equity awards and dividend equivalents (and/or make certain repayments to the Company regarding such awards) if they breach their obligations under restrictive covenant arrangements with the Company.

Insider Trading Policy

We have adopted an insider trading policy and procedures applicable to our officers, directors, and employees, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the NYSE listing standards.

Our Policy Regarding Trading in Stock and Prohibiting the Improper Use or Disclosure of Material, Non-public Information (the “Insider Trading Policy”) prohibits our officers, directors, and employees and related persons and entities from trading in securities of The Timken Company and other companies while in possession of material, nonpublic information, subject to limited exceptions, such as trading pursuant to a Rule 10b5-1 plan. Our Insider Trading Policy also generally prohibits our officers, directors, and employees from disclosing material, nonpublic information regarding The Timken Company or its customers, prospective customers or other entities with which it conducts business or contemplates dealings.

Our Insider Trading Policy requires that our executive officers and directors and other designated employees only transact in The Timken Company securities during an open window period after obtaining preclearance, subject to limited exceptions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A for the year ended December 31, 2025, with our management. Based on the review and discussion referred to above, the Compensation Committee recommended to our Board, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and this Proxy Statement for filing with the SEC.

Ajita G. Rajendra (Compensation Committee Chair)
Elizabeth A. Harrell
Sarah C. Lauber
James F. Palmer
Kimberly K. Ryan
Frank C. Sullivan

EXECUTIVE COMPENSATION

2025 Summary Compensation Table

The following table sets forth information concerning compensation for our NEOs for 2025, 2024 and 2023, as applicable:

Name and Principal Position	Year	Salary	Bonus (4)	Stock Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
Lucian Boldea (1)	2025	$366,667	$1,500,000	$12,004,071	$1,124,145	-	$50,768	$15,045,651
President & CEO

Michael A. Discenza (2)	2025	$392,181	-	$348,841	$182,607	$11,376	$65,979	$1,000,984
Vice President, Chief Financial Officer

Christopher A. Coughlin	2025	$675,000	-	$1,788,554	$441,483	$0	$237,393	$3,142,430
Executive Vice President	2024	$670,834	-	$1,742,925	$434,481	$0	$223,646	$3,071,886
	2023	$646,726	-	$2,443,289	$671,363	$0	$229,463	$3,990,841
Andreas Roellgen (3)	2025	$641,891	-	$1,270,550	$415,919	$167,316	$117,974	$2,613,650
Executive Vice President and	2024	$583,838	-	$1,251,839	$354,502	$200,684	$104,326	$2,495,189
President Engineered Bearings	2023	$525,349	-	$1,126,581	$511,278	$292,321	$90,855	$2,546,384
Hansal N. Patel	2025	$591,667	-	$1,086,299	$338,606	$13,251	$127,295	$2,157,118
Executive Vice President, General	2024	$560,000	-	$1,001,090	$317,360	$13,833	$126,646	$2,018,929
Counsel & Secretary	2023	$502,533	-	$977,195	$456,468	$11,188	$107,536	$2,054,920
Richard G. Kyle (1)	2025	$854,545	-	$11,824,924	$106,283	$661,987	$511,813	$13,959,552
Former President & CEO	2024	$1,065,000	-	$6,322,671	$1,113,052	$2,352,646	$579,961	$11,433,330
	2023	$1,145,380	-	$6,342,911	$1,857,835	$1,258,413	$534,447	$11,138,986
Tarak B. Mehta (1)	2025	$282,917	-	$5,765,022	-	$1,202	$6,487,533	$12,536,674
Former President & CEO	2024	$360,938	$500,000	$6,825,195	$350,654	-	$49,265	$8,086,052

Philip D. Fracassa (2)	2025	$467,974	-	$1,825,815	-	$1,545,325	$178,591	$4,017,705
Former Executive Vice President	2024	$670,845	-	$1,707,121	$434,487	$93,041	$206,411	$3,111,905
and Chief Financial Officer	2023	$644,225	-	$2,595,112	$668,767	$539,632	$207,484	$4,655,220
(1)	On March 31, 2025, Mr. Mehta’s employment with the Company was terminated, without cause. Concurrently, Mr. Kyle was appointed as interim CEO while the Company conducted a search for its next permanent CEO. On September 1, 2025, Mr. Kyle retired from his position as interim CEO and Mr. Boldea was appointed as President & CEO. Mr. Kyle continued to serve as an employee of the Company as Advisor to the CEO for a transition period that ended on November 14, 2025, at which point he retired as an employee of the Company and remained on the Board as a non-employee Director. Mr. Kyle’s compensation as a Director can be found in the “2025 Director Compensation Table” on page 19.

(2)	On August 12, 2025, Mr. Fracassa submitted his letter of resignation, effective September 5, 2025, to pursue another opportunity. Mr. Discenza was appointed as Vice President, Chief Financial Officer on August 14, 2025.
(3)	Mr. Roellgen’s compensation is generally based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars for purposes of the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2025 was €1.00 = $1.1746, which was the applicable exchange rate as of December 31, 2025. For all other columns in this table, the conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars for 2025 was €1.00 = $1.1299 (the average monthly exchange rate for the 2025 calendar year). This approach provides a reasonable representation of his compensation by accounting for currency exchange fluctuations that occurred throughout the calendar year.
(4)	The amount shown in this column for Mr. Boldea reflects a cash sign-on payment of $1,500,000 in connection with being appointed President & CEO on September 1, 2025.
(5)	The amounts shown in this column for 2025 include the grant date fair value of time-based restricted stock units granted in 2025. See the description of time-based restricted stock units on page 50. Additionally, this column includes the grant date fair market value of the performance-based restricted stock units for the 2025-2027 performance cycle at the probable outcome of the applicable performance conditions as of the grant date. See the description of the performance-based restricted stock units on page 50. Should performance equal or exceed the maximum goals for the performance conditions, for these performance-based restricted stock units, the grant date fair value for such awards would instead be: Mr. Boldea - $7,247,550; Mr. Discenza - $391,020; Mr. Coughlin - $2,012,724; Mr. Roellgen - $1,428,252; Mr. Patel - $1,222,452; Mr. Mehta - $6,486,816; and Mr. Fracassa - $2,053,884. Mr. Mehta’s and Mr. Fracassa’s awards were forfeited upon their separation from the Company.

For Mr. Boldea, the amount shown in this column for 2025 also includes the grant date fair value of 91,775 time-based restricted stock units issued in connection with being appointed President & CEO on September 1, 2025. The Initial Grant will vest 33% on each of the first and second anniversaries of the grant date and 34% on the third anniversary of the grant date, contingent on continued employment with the Company.

For Mr. Discenza, the amount shown in this column for 2025 is attributable to annual grants made to him prior to being named an executive officer.

For Mr. Kyle, the amount shown in this column for 2025 includes the grant date fair value of 126,700 deferred shares, vesting three years from the appointment date contingent on meeting specific employment criteria, made to Mr. Kyle in connection with being appointed as interim CEO on March 31, 2025. This award was intended to approximate the combined value of a full-year 2025 short-term incentive and the 2025 long-term incentive award. This column for 2025 for Mr. Kyle also includes two performance-based restricted stock grants to replace prorated awards from the 2023-2025 and 2024-2026 cycles forfeited upon his prior retirement. Should performance equal or exceed the maximum goals for the performance conditions, for these performance-based restricted stock units, the grant date fair value for such awards would instead be $2,003,328 for the 2023-2025 award and $4,603,392 for the 2024-2026 award.

The amounts shown in this column are computed in accordance with FASB ASC Topic 718.

(6)	The amounts shown in this column for 2025 represent actual cash award payouts under the annual cash incentive plan for 2025 performance. The payout for Mr. Boldea was equal to 125% of Mr. Boldea’s annualized base salary and with a payment based on actual performance (with the 2025 bonus calculated as if he was employed for the full year of 2025). Mr. Patel elected to defer receipt of a portion of his 2025 annual cash incentive plan payout under the Deferred Compensation Plan.

(7)	The amounts shown in this column for 2025 represent the difference between the accumulated benefit amounts shown in the 2025 Pension Benefits Table as of December 31, 2025, and those amounts calculated as of December 31, 2024. See “2025 Pension Benefits Table” on page 67 for a description of how the amounts as of December 31, 2025, were calculated. For U.S.-based NEOs, the amounts as of December 31, 2024, were calculated in the same manner as the December 31, 2025, amounts, except that discount rates of 5.78% for nonqualified plans and 5.84% for qualified plans were used (compared to discount rates of 5.36% and 5.64%, respectively, for the 2025 amounts). For Mr. Roellgen, the amounts as of December 31, 2024, were calculated in the same manner as 2025 amounts, except that a discount rate of 3.35% was used (compared to a discount rate of 4.00% for 2025). Values were determined assuming retirement at age 62 for U.S. NEOs and 63.75 for Mr. Roellgen, the earliest age unreduced pension benefits are payable from the applicable plans in each case. While the Summary Compensation Table includes a $0 value for change in pension value for Mr. Coughlin, the value of his pension actually decreased $99,280 in 2025, primarily due to the plan design associated with Mr. Coughlin having passed age 62. Mr. Boldea, Mr. Patel and Mr. Mehta do not participate in the Pension Plan, receive supplemental pension plan benefits, or have an Excess Benefit Agreement. The amounts shown in this column for 2025 also include above-market interest, as defined by the SEC, earned on amounts deferred under the Deferred Compensation Plan for Mr. Discenza, Mr. Patel, Mr. Kyle, Mr. Mehta and Mr. Fracassa, in the amounts of $1,163, $13,251, $57,303, $1,202 and $86,276, respectively. The above-market interest earned resulted from the prime rate being higher than benchmark long-term interest rates during the period.
(8)	The amounts shown in this column for 2025 are detailed in the following table:
Name	Annual Company Contribution to SIP, Core DC, and/or French DC (a)	Annual Company Contribution to Post-Tax Savings Plan (b)	Executive Physicals	Financial Planning Reimbursement	Personal Use of Company Country Club Memberships (c)	Personal and Spousal Travel and Related Expenses (d)	Cash Dividend Equivalents (e)	Life Insurance (f)	Other (g)
Lucian Boldea	$20,625	-	-	-	-	-	-	$967	$29,176
Michael A. Discenza	$28,305	$17,481	$2,328	$3,100	-	-	$14,017	$748	-
Christopher A. Coughlin	$31,500	$68,353	$2,515	-	$5,918	-	$119,567	$9,540	-
Andreas Roellgen	$40,485	-	$2,304	-	-	-	$38,867	$2,186	$34,132
Hansal N. Patel	$28,000	$44,722	$3,020	-	-	-	$50,617	$936	-
Richard G. Kyle	$31,500	$145,584	$1,707	-	-	-	$318,119	$7,211	$7,692
Tarak B. Mehta	$28,000	$22,686	-	-	-	$16,589	$2,225	$1,387	$6,416,646
Philip D. Fracassa	$31,500	$49,721	$3,562	-	$623	-	$90,901	$2,284	-
(a)	“SIP” refers to the Savings and Investment Retirement Plan, which is the Company’s primary U.S. qualified defined contribution plan for eligible salaried employees, under which the Company makes matching contributions and “Core DC” contributions to the accounts of eligible U.S. salaried employees. All NEOs, except for Mr. Roellgen, received SIP matching contributions and Core DC contributions during 2025. “French DC” refers to the Company’s French qualified defined contribution plan under which Mr. Roellgen received contributions. See the “Retirement Programs” section on page 53 for plan details.
(b)	The “Post-Tax Savings Plan” is the Company’s non-tax qualified restoration plan for eligible U.S. salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Code.
(c)	The amounts shown for personal use of country club memberships reflect prorated amounts of Company-paid annual membership dues in 2025 that relate to personal use by the NEOs. There are no incremental costs to the Company for personal use, as just one annual payment is made to cover membership dues for both business use and personal use, but all personal expenses are allocated to, and borne by, the NEOs.

(d)	The amounts shown in this column represent expenses related to spousal travel and/or personal travel, which represents the full amount in the table above for Mr. Mehta. If applicable, spousal travel amounts may include the incremental cost of transportation and meals while traveling. Personal travel amounts may include Company-purchased commercial flights for personal use and incremental travel expenses for personal use of the Company aircraft such as direct variable operating costs related to fuel, maintenance expenses, landing and parking fees, crew accommodations and meals. Since the aircraft is used primarily for business travel, the Company does not include in the calculation the fixed costs that do not change based on usage. No tax gross-ups on the related imputed income are paid.
(e)	Reflects cumulative dividend equivalents paid in cash in 2025 upon vesting for applicable time-based restricted stock units, performance-based restricted stock units, and deferred shares (if applicable).
(f)	The amounts shown represent the actual premiums paid by the Company for term life insurance (which is provided by the Company for all eligible employees at a level equal to one times their annual salary) and long-term disability insurance.
(g)	For Mr. Boldea, this column reflects standard tax gross-ups provided under the relocation policy in the amount of $29,176. For Mr. Mehta, this column includes the 2025 payments of his Cash Separation Amount (as a result of his termination without cause) of $6,400,000. Mr. Mehta is also due to receive payments of $900,000 in 2026 and $1,950,000 in 2027, subject to satisfying the terms of his Settlement Agreement. Also, for Mr. Mehta, this column reflects incremental relocation costs beyond what is covered by the Company’s standard relocation policy in the amount of $15,353, which included temporary housing and rental car usage beyond the policy’s limits. For Mr. Roellgen, this column reflects his Company car benefit, Company contributions into his TESOP, and an additional amount of $12,854 paid under the legally required French profit-sharing plan. For Mr. Kyle, this column reflects a payout of his accrued but unused vacation.

2025 Grants of Plan-Based Awards

The following table sets forth information concerning certain grants made to our NEOs during 2025:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (7)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Lucian	09/01/2025 RSUs (1)							31,675	$2,416,486
Boldea	09/01/2025 CSTIP (2)	$137,500	$1,375,000	$2,750,000
	09/01/2025 Perf RSUs (3)				4,750	47,500	95,000		$2,586,071
	09/01/2025 Initial Grant (4)							91,775	$7,001,515
Michael A.	02/13/2025 RSUs (1)							1,600	$131,712
Discenza	02/13/2025 CSTIP (2)	$22,336	$223,357	$446,713
	02/13/2025 Perf RSUs (3)				238	2,375	4,750		$217,129
Christopher A.	02/13/2025 RSUs (1)							8,150	$670,908
Coughlin	02/13/2025 CSTIP (2)	$54,000	$540,000	$1,080,001
	02/13/2025 Perf RSUs (3)				1,223	12,225	24,450		$1,117,646
Andreas	02/13/2025 RSUs (1)							5,800	$477,456
Roellgen	02/13/2025 CSTIP (2)	$50,873	$508,732	$1,017,464
	02/13/2025 Perf RSUs (3)				868	8,675	17,350		$793,094
Hansal N.	02/13/2025 RSUs (1)							4,950	$407,484
Patel	02/13/2025 CSTIP (2)	$41,417	$414,167	$828,333
	02/13/2025 Perf RSUs (3)				743	7,425	14,850		$678,815
Richard G.	02/13/2025 CSTIP (2)	$13,000	$130,000	$260,000
Kyle	03/31/2025 Perf RSUs (5)				1,410	14,100	28,200		$1,031,273
	03/31/2025 Perf RSUs (5)				3,240	32,400	64,800		$1,792,883
	03/31/2025 Def Shrs (6)							126,700	$9,000,768
Tarak B.	02/13/2025 RSUs (1)							26,275	$2,162,958
Mehta	02/13/2025 CSTIP (2)	$137,000	$1,370,000	$2,740,000
	02/13/2025 Perf RSUs (3)				3,940	39,400	78,800		$3,602,064
Philip D.	02/13/2025 RSUs (1)							8,325	$685,314
Fracassa	02/13/2025 CSTIP (2)	$54,667	$546,667	$1,093,333
	02/13/2025 Perf RSUs (3)				1,248	12,475	24,950		$1,140,501
(1)	The “RSUs” amounts shown reflect the time-based restricted stock units granted to each NEO in 2025 under the Equity and Incentive Compensation Plan. See the description of time-based restricted stock units on page 50.
(2)	The “CSTIP” amounts shown indicate aggregate minimum, target and maximum payout opportunities for the annual cash incentive plan design for 2025 (if there is any payout at all for this plan). The threshold column reflects the minimum payout (10%) if (a) the adjusted EBITDA results would lead to a payout under that metric of zero, (b) one of either the adjusted EBITDA margin or free cash flow metric results would lead to a payout of zero, (c) the results for the other metric identified in clause (b) (either adjusted EBITDA margin or free cash flow) would lead to a payout at threshold under that metric, and (d) adjusted EBITDA margin was greater than 13.5%. The target column reflects target payout (100%) if all three metrics pay at target levels, and the maximum column reflects maximum payout (200%) if all three metrics pay at maximum levels. See the “Annual Cash Incentive” section on page 48 for additional details.

Mr. Mehta and Mr. Fracassa were not eligible to receive a payout under the annual cash incentive plan for 2025 since they were not employees of the Company through the required plan measurement date.

(3)	The “Perf RSUs” amounts shown indicate aggregate minimum, target and maximum award opportunities for the performance-based restricted stock units covering the 2025-2027 cycle granted to each NEO in 2025 under the Equity and Incentive Compensation Plan (if there is any payout at all for the awards). The threshold column reflects the minimum payout (10%) if the adjusted EPS and the adjusted ROIC metric fail to pay, but the relative TSR metric pays at threshold. A higher threshold payout under the award design would be achieved (50%) if all three metrics pay at threshold levels. The target column reflects target payout (100%) if all three metrics pay at target levels, and the maximum column reflects maximum payout (200%) if all three metrics pay at maximum levels. See the description of the performance-based restricted stock units on page 50.

(4)	The “Initial Grant” amounts shown reflect a one-time grant of 91,775 shares made to Mr. Boldea on September 1, 2025. This one-time grant was intended to incentivize him to join the Company during an important transitional period and to partially offset the value of certain outstanding incentives forfeited upon leaving his prior employer. The “Initial Grant” will vest 33% on each of the first and second anniversaries of the grant date and 34% on the third anniversary of the grant date, contingent on continued employment with the Company.
(5)	The “Perf RSUs” amounts shown for Mr. Kyle reflect two performance-based restricted stock grants to replace pro-rated forfeitures of awards from the 2023-2025 and 2024-2026 cycles upon his prior retirement. These awards maintain the same performance requirements that were established for the other NEOs who received a performance-based restricted stock unit grant for the 2023-2025 and 2024-2026 performance cycles.
(6)	The “Def Shrs” amounts shown reflect a one-time grant of 126,700 deferred shares made to Mr. Kyle on March 31, 2025. This one-time grant was made in connection with being appointed as interim CEO. These deferred shares were subject to specific employment criteria, ensuring the Board had ample time to conduct a thorough search and to onboard the Company’s next President & CEO. As of October 31, 2025, Mr. Kyle satisfied such employment criteria and became eligible to receive the shares awarded to him. These shares will vest 100% on the third anniversary of the grant date.
(7)	The amounts shown reflect the grant date fair value of time-based restricted stock units, performance-based restricted stock units and deferred shares granted in 2025, calculated in accordance with FASB ASC Topic 718. The fair market value of time-based restricted stock units, performance-based restricted stock units and deferred shares is the opening price of our common shares on the date of grant multiplied by the number of shares granted (or, for performance-based restricted stock units, the number of shares granted, at the probable outcome of the applicable performance conditions as of the grant date).

For more information regarding certain compensation arrangements with our NEOs, please refer to the “Potential Payments Upon Termination or Change in Control” section on page 68. For information regarding the amount of various compensation elements in proportion to total compensation, see the NEO pay mix charts in the “Aligning Pay with Performance” section on page 42.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table sets forth information concerning unexercised Company stock options and stock awards that have not vested for each of our NEOs as of December 31, 2025:

	Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised (#) Options	Number of Securities Underlying Unexercised (#) Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		Exercisable	Unexercisable
Lucian Boldea						09/01/2025 (2)	31,675	$2,664,818	-	-
						09/01/2025 (3)	-	-	47,500	$3,996,175
						09/01/2025 (4)	91,775	$7,721,031	-	-
Michael A. Discenza	02/12/2018	1,825	-	$44.65	02/12/2028	02/10/2022 (2)	319	$26,837	-	-
	02/12/2019	6,075	-	$42.60	02/12/2029	02/09/2023 (2)	538	$45,262	-	-
						02/08/2024 (3)	-	-	1,875	$157,744
						02/08/2024 (2)	938	$78,914	-	-
						02/13/2025 (3)	-	-	2,375	$199,809
						02/13/2025 (2)	1,600	$134,608	-	-
Christopher A. Coughlin	02/12/2018	37,925	-	$44.65	02/12/2028	02/10/2022 (2)	2,213	$186,180	-	-
	02/12/2019	40,750	-	$42.60	02/12/2029	02/09/2023 (2)	3,938	$331,304	-	-
						02/08/2024 (3)	-	-	8,266	$695,419
						02/08/2024 (2)	6,207	$522,195	-	-
						02/13/2025 (3)	-	-	4,075	$342,830
						02/13/2025 (2)	7,881	$663,029	-	-
Andreas Roellgen	02/13/2017	6,850	-	$45.35	02/13/2027	02/10/2022 (2)	850	$71,511	-	-
	02/12/2018	7,925	-	$44.65	02/12/2028	02/09/2023 (2)	2,488	$209,315	-	-
	02/12/2019	8,525	-	$42.60	02/12/2029	02/08/2024 (3)	-	-	8,900	$748,757
						02/08/2024 (2)	4,463	$375,472	-	-
						02/13/2025 (3)	-	-	8,675	$729,828
						02/13/2025 (2)	5,800	$487,954	-	-
Hansal N. Patel						02/10/2022 (2)	1,157	$97,338	-	-
						02/09/2023 (2)	2,163	$181,973	-	-
						02/08/2024 (3)	-	-	7,125	$599,426
						02/08/2024 (2)	3,563	$299,755	-	-
						02/13/2025 (3)	-	-	7,425	$624,665
						02/13/2025 (2)	4,950	$416,444	-	-
Richard G. Kyle						02/10/2022 (2)	7,023	$590,845	-	-
						02/09/2023 (2)	13,562	$1,140,971	-	-
						02/08/2024 (2)	21,757	$1,830,416	16,250	$1,367,113
						02/08/2024 (3)	-	-	-	-
						03/31/2025 (3)	-	-	46,500	$3,912,045
						03/31/2025 (5)	122,516	$10,307,271	-	-
Tarak B. Mehta						-	-	-	-	-
Philip D. Fracassa						-	-	-	-	-
(1)	All option awards shown are nonqualified stock options granted prior to 2020 that are fully vested and will expire ten years after the date of grant. Nonqualified stock options were eliminated from our long-term incentive award mix in 2020.
(2)	Time-based restricted stock units vest 25% per year over the four-year period from the date of grant, except for the one-time grant to Mr. Boldea made in connection with being hired on September 1, 2025, which will vest 25% on September 1, 2026, with additional 25% vesting on each of the next three anniversaries of September 1, 2026, to better align with the other NEOs. Upon an NEO becoming retirement-eligible, restricted stock units may be withheld prior to vesting for taxes owed on such restricted stock units being deemed nonforfeitable.
(3)	Performance-based restricted stock units vest after the end of the three-year performance cycle based on the achievement of performance objectives. For the performance-based restricted stock units granted on February 8, 2024, and February 13, 2025 (March 31, 2025, for Mr. Kyle and September 1, 2025, for Mr. Boldea), the amounts are shown at target.
(4)	“Initial Grant” amounts shown reflect a one-time grant of 91,775 shares made to Mr. Boldea on September 1, 2025. This one-time grant was intended to incentivize him to join the company during an important transitional period and to partially offset the value of certain outstanding incentives forfeited upon leaving his prior employer. The “Initial RSUs” will vest 33% on each of the first and second anniversaries of the grant date and 34% on the third anniversary of the grant date, contingent on continued employment with the Company.

(5)	In connection with being appointed as interim CEO on March 31, 2025, Mr. Kyle received a one-time grant of 126,700 deferred shares. These deferred shares were subject to specific employment criteria, ensuring the Board had ample time to conduct a thorough search and to onboard Timken’s next President and CEO. As of October 31, 2025, Mr. Kyle satisfied such employment criteria and became eligible to receive the shares awarded to him at which time 4,184 shares were withheld to cover taxes. The remaining shares will vest 100% on the third anniversary of the grant date.

The market value of the stock awards shown in the table above was determined based upon the closing price of our common shares on December 31, 2025, which was $84.13.

2025 Option Exercises and Stock Vested

The following table sets forth information with respect to the exercise of stock options by and vesting of other equity-based awards for our NEOs during 2025:

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (3)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Lucian Boldea	-	-	-	-
Michael A. Discenza	1,000	$ 39,451	2,692	$260,661
Christopher A. Coughlin	-	-	26,837	$2,410,029
Andreas Roellgen	-	-	11,266	$1,110,169
Hansal N. Patel	-	-	10,478	$1,020,765
Richard G. Kyle(4)	-	-	68,553	$6,702,305
Tarak B. Mehta	-	-	6,543	$530,964
Philip D. Fracassa	-	-	18,255	$1,777,037
(1)	Nonqualified stock options were eliminated from our long-term incentive award mix in 2020.
(2)	Stock awards include time-based restricted stock units and performance-based restricted stock units for all NEOs. For Mr. Coughlin, stock awards also include deferred shares. The value realized on vesting for time-based and performance-based restricted stock units is the number of shares that vested in 2025 multiplied by the fair market value of our common shares on the date of vesting. Fair market value for performance-based restricted stock units is determined by the average of the high and low price of our common shares on the date of vesting, which is the date that the Compensation Committee approves the performance score payout associated with such award.
(3)	The value realized on the exercise of stock options is the difference between the exercise price and the fair market value of our common shares at the time of exercise. Fair market value is determined by a real-time trading quote from the NYSE at the time of exercise.
(4)	Mr. Kyle’s 2023-2025 performance-based restricted stock units were prorated upon Mr. Kyle’s original retirement on February 15, 2025, and were based on the number of whole months Mr. Kyle worked during the applicable performance period. Upon Mr. Kyle’s rehire as interim CEO on March 31, 2025, Mr. Kyle received a performance-based restricted stock grant to replace the prorated portion of the award from the 2023-2025 cycle that was forfeited upon his prior retirement.

2025 Pension Benefits Table

Year-over-year changes in pension values are influenced by plan participation, age, and, solely for Mr. Roellgen, changes in length of service and annual cash compensation, as well as external factors such as changes to mortality assumptions, discount rates, and interest on the prior year’s values as the benefits are one year closer to being paid. For Mr. Fracassa and Mr. Kyle, the passage of time and Mr. Fracassa’s resignation (applicable only to his values) resulted in positive change in actuarial pension values from the prior-year measurement period for the frozen U.S. defined benefit pension plans, while Mr. Coughlin’s pension values decreased due to his continuing employment after age 62.

The following table sets forth the number of years of credited service and actuarial present value of the defined benefit pension plans for our NEOs as of December 31, 2025 (see the “Retirement Programs” section on page 53 for additional details of the material features of these plans):

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)
Lucian Boldea(2)	Supplemental Pension Plan	-	-
	Pension Plan	-	-
Michael A. Discenza	Supplemental Pension Plan	3.2	$24,046
	Pension Plan	3.2	$89,411
Christopher A. Coughlin	Supplemental Pension Plan	38.5	$4,759,270
	Pension Plan	38.5	$1,084,850
Andreas Roellgen (3)	Europe Executive Plan	15.3	$995,845
	FRIP	28.3	$314,341
Hansal N. Patel (2)	Supplemental Pension Plan	-	-
	Pension Plan	-	-
Richard G. Kyle (2)	Supplemental Pension Plan	16.7	$15,870,900
	Pension Plan	-	-
Tarak B. Mehta (2)	Supplemental Pension Plan	-	-
	Pension Plan	-	-
Philip D. Fracassa (2)	Supplemental Pension Plan	17.2	$6,070,634
	Pension Plan	-	-
(1)	The “Present Value of Accumulated Benefit” is the present value of pension benefits earned as of December 31, 2025, that would be payable under that plan for the life of the executive, beginning at age 62 for U.S. NEOs (except with respect to Mr. Kyle and Mr. Fracassa, for whom the table reflects their actual retirement information) and age 63.75 for Mr. Roellgen. See Note 17 – Retirement Benefit Plans in the Notes to the Consolidated Financial Statement in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025, for details about the assumptions used to determine present value.
(2)	Because Messrs. Boldea, Patel, Kyle, Mehta and Fracassa were not employed by the Company as of December 31, 2003, they did not accumulate any service under the Pension Plan. Messrs. Boldea, Patel and Mehta also do not receive Supplemental Pension Plan benefits.
(3)	Because Mr. Roellgen is based in Colmar, France, he is not eligible for either the Pension Plan or the Supplemental Pension Plan. Instead, Mr. Roellgen is a participant in the FRIP and the Europe Executive Plan. Mr. Roellgen had earned 15.3 years of service under the Europe Executive Plan when his accumulation of years of service under such plan was frozen at the end of 2012. Mr. Roellgen’s compensation is based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars for purposes of this table was €1.00 = $1.1746, which was the applicable exchange rate as of December 31, 2025.

2025 Nonqualified Deferred Compensation

The table below sets forth information regarding Deferred Compensation Plan contributions, earnings and withdrawals during 2025 and the account balances as of December 31, 2025, for the NEOs:

Name	Executive Contributions in 2025 (1)	Company Contributions in 2025	Aggregate Earnings in 2025 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2025 (3)
Lucian Boldea	-	-	-	-	-
Michael A. Discenza	$11,655	-	$3,454	-	$46,110
Christopher A. Coughlin	-	-	-	-	-
Andreas Roellgen	-	-	-	-	-
Hansal N. Patel	$81,812	-	$39,255	-	$531,445
Richard G. Kyle	-	-	$169,212	$256,680	$1,855,761
Tarak B. Mehta	$56,583	-	$3,664	-	$60,248
Philip D. Fracassa	$369,314	-	$255,506	-	$3,284,370
(1)	Amounts shown as executive contributions in 2025, if any, were reported in the 2025 Summary Compensation Table (for base salary) or in the 2024 Summary Compensation Table (for payments made under the annual cash incentive plan).
(2)	This column includes interest earned from cash deferrals. In 2025, Messrs. Discenza, Patel, Kyle, Mehta, and Fracassa earned above-market interest, as defined by the SEC, on amounts deferred under the Deferred Compensation Plan in the amounts of $1,163, $13,251, $57,303, $1,202, and $86,276, respectively. The above-market interest earned resulted from the prime rate being higher than benchmark long-term interest rates in the current interest rate environment.
(3)	Includes $337,514 for Mr. Patel, $1,462,597 for Mr. Kyle, and $2,047,309 for Mr. Fracassa that was previously reported as compensation in Summary Compensation Tables for prior years.

The Deferred Compensation Plan allows certain employees, including the U.S.-based NEOs, to defer, on a pre-tax basis, the receipt of certain types of compensation until a specified point in the future. Eligible compensation includes salary and incentive compensation payable in cash. Cash deferrals earn interest quarterly at a rate equal to the prime rate plus 1%. For further information, see the “Deferred Compensation” section on page 55.

Potential Payments Upon Termination or Change in Control

We have entered into severance agreements with each of the NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, the NEOs are entitled to post-termination payments or benefits under agreements entered into under the Equity and Incentive Compensation Plan, the Predecessor Long-Term Incentive Plan, and/or our retirement and benefit plans in certain situations. The following circumstances would trigger post-termination payments to the NEOs: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability; and death. All scenarios are assumed to have occurred on December 31, 2025.

Change in Control

Under the Severance Agreements with the NEOs, when certain events occur, such as a reduction in the NEO’s responsibilities or base salary, or termination of the NEO’s employment without cause, within a specified number of years following a change in control of the Company (as defined in the Severance Agreements), each NEO will be entitled to receive a lump sum payment in an amount equal to a multiple

(that is set forth in the table below for the respective NEO) of the sum of: (1) the greater of (a) the NEO’s annual base salary in effect prior to the termination and (b) the NEO’s annual base salary in effect prior to the change in control; plus (2) the greater of (a) the NEO’s target annual cash incentive compensation for the year in which the NEO terminates employment and (b) the NEO’s target annual cash incentive compensation for the year in which the change in control occurs. For Mr. Roellgen, the amount is reduced by any severance payments he is entitled to receive under French law.

NEO	Change In Control Multiple
Mr. Boldea	3.0x
Mr. Discenza	1.5x
Mr. Coughlin	3.0x
Mr. Roellgen	2.0x
Mr. Patel	2.0x

In addition, each U.S.-based NEO who is eligible for a supplemental retirement benefit would receive a lump sum amount. The lump sum amount is determined by calculating the benefit under each of the Pension Plan and the Supplemental Pension Plan. Under the Severance Agreements, pension benefits Mr. Coughlin would be based on service through the December 31, 2022, pension freeze date. The lump sum amount is reduced by the lump sum equivalent of the benefit otherwise payable from the Pension Plan. This lump sum is determined based on the mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Code.

The Severance Agreements also provide Mr. Coughlin with contributions to the SIP Plan and the Post-Tax Savings Plan on the three years of change in control compensation they would receive.  The agreements for Messrs. Boldea, Discenza, Roellgen and Patel do not provide for any such contributions in the event of a change in control.

At the time the conditions are met after a change in control, any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options. Performance-based restricted stock units would vest based on actual performance through the most recent date prior to the change in control. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, and (where legally permissible) a customary release of claims against the Company. The U.S.-based NEOs also would be entitled to continuation of health and welfare benefits through the applicable severance period (in other words, a number of years equal to the change in control multiple in the table above) and career outplacement services (or French unemployment benefits in the case of Mr. Roellgen).

None of the Severance Agreements with the NEOs contains an excise tax gross-up provision.

Voluntary Termination

If an NEO voluntarily terminates his or her employment with the Company, we generally provide no enhanced termination benefits such as severance, benefits, perquisites or vesting of any equity-based grants, although the Compensation Committee reserves the right to make adjustments where warranted.

Involuntary Termination With Cause

The Company provides no standard severance, benefits, perquisites or vesting of any equity-based grants in the case where an NEO is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the NEO has committed any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) that would constitute a material breach of the NEO’s duty of loyalty to the Company (or a Company subsidiary as applicable).

If the Company terminates an NEO’s employment for cause, no benefit is payable under the Excess Benefit Agreements.

Involuntary Termination Without Cause

In the case of an involuntary termination without cause other than in connection with a change in control, each NEO is entitled to a lump sum severance payment equal to a multiple (that is set forth in the table below for the respective NEO) of the sum of: (1) the NEO’s base salary and (2) for Mr. Coughlin, an amount equal to the highest annual cash incentive payout percentage during the preceding five years (not to exceed 100%) multiplied by the target annual cash incentive compensation for the year in which they were terminated; for Mr. Boldea, Mr. Discenza and Mr. Patel, the target annual cash incentive compensation for the full year in which they were terminated; or for Mr. Roellgen, the actual annual cash incentive compensation earned for the full year in which he is terminated. For Mr. Roellgen, the amount is reduced by any severance payments he is entitled to receive under French law. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, and (where legally permissible) a customary release of claims against the Company. Each NEO also is entitled to continuation of certain health and welfare benefits through the applicable severance period (in other words, a number of years equal to the applicable multiple in the table below) and career outplacement services (or French unemployment benefits in the case of Mr. Roellgen). Equity-based grants vest in accordance with the terms and conditions outlined in the respective outstanding grant agreements.

NEO	Severance Multiple
Mr. Boldea	2.0x
Mr. Discenza	1.0x
Mr. Coughlin	1.5x
Mr. Roellgen	1.0x
Mr. Patel	1.0x

The values shown in the Termination Scenarios table below for the retirement benefits (where eligible) are payable in the same form and manner as described in the “Retirement Programs” discussion on pages 53 to 55. In the event of involuntary termination without cause, the benefit is determined and payable as described in the “Retirement Programs” discussion on pages 53 to 55, but with up to two additional years of service credit, except with respect to pension benefits for Mr. Coughlin which would be calculated based on service through the December 31, 2022, pension freeze date.

Retirement

“Retirement” for purposes of outstanding grants to NEOs under the Equity and Incentive Compensation Plan means either: (1) voluntary termination of the NEO at or after age 62; or (2) for certain grants made prior to 2023, retirement after the NEO has reached age 55 and has accrued at least 15 years of continuous service, with the consent of the Board or the Compensation Committee. Treatment of equity awards for NEOs who retire includes normal vesting of Equity and Incentive Compensation Plan awards as if the officer had remained in the continuous employ of the Company (except performance-based restricted stock units, which are prorated through the last day of employment and paid at the end of the performance period).

Amounts shown in the retirement column in the Termination Scenarios table below for “Retirement Benefits” are for NEOs who are eligible to retire under the Pension Plan or under an individual Excess Benefit Agreement as of December 31, 2025, assuming the NEOs immediately retire. The amounts shown are in addition to the corresponding amounts reflected in the 2025 Pension Benefits Table on page 67 (which assumes retirement of the NEO at age 62). See the “Retirement Programs” section on page 53 for additional details.

Death or Permanent Disability

“Permanent Disability” occurs if an NEO qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

Benefits for U.S.-based NEOs who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date). The benefit is equal to 50% of the benefit payable as if such NEO had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment, and died the next day. If the U.S.-based NEO has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

All equity-based Equity and Incentive Compensation Plan and Predecessor Long-Term Incentive Plan grants immediately vest in the event of death or permanent disability, except performance-based restricted stock units, which are prorated and paid at the end of the performance period. In the case of disability, the employee has up to five years to exercise stock options. In the case of death, the survivor has up to five years to exercise stock options.

Termination Scenarios
Mr. Boldea
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$4,950,001	$7,425,001
Equity (2)	-	-	-	$11,717,879	$10,424,464	$13,715,798
Retirement Benefits (3)	-	-	-	-	-	-
Other Benefits (4)	-	-	-	-	$53,000	$79,500
Total	-	-	-	$11,717,879	$15,427,465	$21,220,299
Mr. Discenza
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$850,000	$1,275,000
Equity (2)	-	-	-	$457,331	$452,956	$516,222
Retirement Benefits (3)	-	-	-	-	-	-
Other Benefits (4)	-	-	-	-	$26,500	$39,750
Total	-	-	-	$457,331	$1,329,456	$1,830,972
Mr. Coughlin
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$1,822,501	$3,645,003
Equity (2)	-	-	$2,280,512	$2,280,512	$2,340,833	$2,569,498
Retirement Benefits (3)	-	-	-	-	-	-
Other Benefits (4)	-	-	-	-	$79,500	$79,500
Total	-	-	$2,280,512	$2,280,512	$4,242,834	$6,294,001
Mr. Roellgen (5)
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$1,199,988	$2,399,975
Equity (2)	-	-	-	$1,886,615	$1,908,910	$2,253,674
Retirement Benefits (3)	-	-	-	-	-	-
Other Benefits (4)	-	-	-	-	$35,000	$35,000
Total	-	-	-	$1,886,615	$3,143,897	$4,688,650
Mr. Patel
	Voluntary Resignation	Termination With Cause	Retirement	Death & Disability	Termination Without Cause	Change in Control and Termination
Cash Severance (1)	-	-	-	-	$1,054,000	$2,108,001
Equity (2)	-	-	-	$1,603,350	$1,607,977	$1,911,349
Retirement Benefits (3)	-	-	-	-	-	-
Other Benefits (4)	-	-	-	-	$26,500	$53,000
Total	-	-	-	$1,603,350	$2,688,477	$4,072,350
(1)	“Cash Severance” amounts are determined by multiples of annual pay provided in the Severance Agreements.
(2)	“Equity” includes deferred shares, time-based restricted stock units, performance-based restricted stock units and stock option grants. Treatment of equity-based grants in the event of a termination or change in control is described in the “Potential Payments Upon Termination or Change in Control” section on page 68. Beginning with the Predecessor Long-Term Incentive

Plan grant for 2012, we modified our equity grant agreements to require double-trigger vesting for awards in the event of a qualifying termination following a change in control. All stock options are valued based on the difference between the below closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested stock options that would accelerate, as provided for in the Severance Agreements. For retirement eligible NEOs, amounts shown reflect the value of unvested restricted stock units that would vest as described in the “Retirement Programs” section on page 53 following retirement as well as the value of performance-based restricted stock units, which are prorated through the last day of employment (for purposes of this table, assuming December 31, 2025, as the termination date). All full-value awards are valued at the closing price of our common shares on December 31, 2025, which was $84.13.

(3)	“Retirement Benefits” for eligible NEOs represent the value of additional benefits earned under the qualified and supplemental plans as a result of retirement, termination without cause, or a qualifying termination following a change in control.

No values are shown under this retirement scenario for our NEOs who are currently still employed by the Company as none are eligible for early retirement as defined in the applicable retirement plan as of December 31, 2025.

(4)	“Other Benefits” consist of continuation of health and welfare benefits through the severance period, with estimated values for U.S.-based NEOs of $16,500 per year and for Mr. Roellgen of $1,000 per year, plus outplacement services (if elected) with estimated values of $10,000 per year for U.S.-based NEOs and $34,000 per year for Mr. Roellgen.
(5)	Mr. Roellgen’s compensation is generally based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into U.S. Dollars was €1.00 = $1.1299 (the average monthly exchange rate for the calendar year).

Messrs. Fracassa, Kyle and Mehta are not included in the table above, or the tables in the immediately preceding section, since they were no longer employed with the company on December 31, 2025. Mr. Fracassa resigned from the Company on September 5, 2025, Mr. Kyle retired as an employee of the Company on November 14, 2025, and Mr. Mehta’s employment was terminated without cause on March 31, 2025.

Mr. Fracassa forfeited all contractual rights due to a severance or change in control upon resignation from the Company on September 5, 2025.

In connection with Mr. Kyle’s retirement from the Company on November 14, 2025, he is entitled to continued vesting of his time-based restricted stock units and performance-based restricted stock units outstanding at the time of his retirement.

Mr. Mehta, upon his termination without cause on March 31, 2025, entered into the negotiated Settlement Agreement that included a general release of claims in favor of the Company and its affiliates and non-compete and non-solicitation covenants, among other things. Under the Settlement Agreement, Mr. Mehta will receive just the Cash Separation Amount in connection with his termination without cause.

Equity Compensation Plan Information

The table below sets forth information as of December 31, 2025, regarding the Predecessor Long-Term Incentive Plan and the Equity and Incentive Compensation Plan. Under the Predecessor Long-Term Incentive Plan and Equity and Incentive Compensation Plan, we have made equity compensation available to Directors, officers and other employees of the Company. The Predecessor Long-Term Incentive Plan and Equity and Incentive Compensation Plan were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)(1)	(b)(2)	(c)(3)
Equity compensation plans approved by security holders (4)	1,260,159	$43.46	5,120,948
Equity compensation plans not approved by security holders	-	-	-
Total:	1,260,159	$43.46	5,120,948
(1)	The amount shown in column (a) includes the following grants made under both the Predecessor Long-Term Incentive Plan and the Equity and Incentive Compensation Plan: nonqualified stock options – 208,159; deferred shares – 160,232; performance-based restricted stock units – 492,787 (assuming payout levels at target and settlement in shares; at maximum payout levels for performance-based restricted stock units, an additional 492,787 shares would be issued); and time-based restricted stock units – 398,982 (assuming settlement in shares).
(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.
(3)	The amount shown in column (c) represents common shares remaining available under the Equity and Incentive Compensation Plan, under which the Compensation Committee is authorized to make awards of common shares, nonqualified stock options, incentive stock options, appreciation rights, restricted shares, deferred shares, performance shares, performance units and restricted stock units, and is inclusive of eligible recycled shares from the Predecessor Long Term Incentive Plan as described below. Awards may be credited with dividend equivalents payable in the form of cash or common shares. In addition, under the Equity and Incentive Compensation Plan, nonemployee Directors are eligible for awards of restricted shares, restricted stock units, common shares and option rights. In 2019, the Equity and Incentive Compensation Plan was approved by shareholders at the annual meeting of shareholders authorizing 10,000,000 shares of common stock. In May 2024, shareholders approved an increase of 4,500,000 shares of common stock, increasing the maximum number of shares available for awards to 14,500,000. Shares from the Predecessor Long-Term Incentive Plan are no longer available to be issued. However, if any common shares subject to an award granted under the Predecessor Long Term Incentive Plan are forfeited, or an award granted under the Predecessor Long Term Incentive Plan (in whole or in part) is canceled or forfeited, expires, is settled in cash, or is unearned, the common shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the Equity and Incentive Compensation Plan. Under the Equity and Incentive Compensation Plan, for any award that is not an option right or a stock appreciation right, 3.5 common shares are subtracted from the maximum number of common shares available under the plan for every common share granted under the award. For awards of option rights and stock appreciation rights, however, only one common share is subtracted from the maximum number of common shares available under the plan for every common share granted. Recycled option rights and stock appreciation rights from the Predecessor Long Term Incentive Plan are added back to the maximum number of common shares available under the plan by one common share. For any award that is not an option right or stock appreciation right, 3.5 common shares are added to the maximum number of shares available under the plan.

The Company also maintains the Director Deferred Compensation Plan and the Deferred Compensation Plan pursuant to which Directors and other employees, respectively, may defer receipt of incentive compensation payable in common shares (other than restricted shares or options) authorized for issuance under the Equity and Incentive Compensation Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of common shares.

CEO PAY RATIO

As further discussed above, Mr. Boldea began serving as our CEO on September 1, 2025. Under SEC rules, Mr. Boldea’s compensation for purposes of this disclosure has been annualized based on Mr. Boldea’s period of service during 2025 and using reasonable estimates and assumptions regarding the composition of Mr. Boldea’s compensation that would have been applicable if he had been employed by us as CEO for all of 2025 (“Annualized CEO Compensation”). Based on these assumptions, Annualized CEO Compensation was $8,438,166 which represents the total compensation reported for our CEO in the 2025 Summary Compensation Table on page 59 minus an aggregate amount of $6,607,485, representing the total impact of the annualization of such reported CEO compensation as required under SEC rules and discussed further below.

Annualized CEO Compensation for these purposes assumes a full year of base salary for 2025 for Mr. Boldea of $1,100,000, a target value of stock awards granted during 2025 of $6,037,500 (includes only the Company’s annual grant of restricted stock units and performance-based restricted stock units and not the Initial Grant further described on page 40), a full-year annual cash incentive award for 2025 for Mr. Boldea (based on actual performance) of $1,124,145, and a full year of “All Other Compensation” for Mr. Boldea of $176,521, using our reasonable assumptions and estimates for these purposes, and excludes the sign-on cash payment of $1,500,000. The ratio of the Annualized CEO Compensation to the median of the annual total compensation of all our employees (other than our CEO and the Excluded Employees (as defined below)) as described below (“Median Annual Compensation”), was 136 to 1. For information purposes, the ratio of our CEO’s total compensation for 2025 as set forth in the 2025 Summary Compensation Table on page 59 to Median Annual Compensation was 243 to 1.

This pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above and below, but there may be a degree of imprecision due to the permitted use of reasonable estimates and assumptions in preparing this disclosure. In this summary, we refer to the employee who received the Median Annual Compensation as our “Median Employee.” For purposes of this disclosure, the date used to identify our Median Employee was October 1, 2025 (the “Determination Date”). We did not use the same Median Employee to calculate our CEO pay ratio for 2025 that we identified for the calculation in 2024 as the previous median employee’s compensation materially changed in 2025. Our new Median Employee holds a position in our operations group in the United States. For purposes of this disclosure, Median Annual Compensation was $62,015, which was calculated by totaling all applicable elements of compensation that our Median Employee earned during the 2025 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify our Median Employee in 2025, we utilized the consistently applied compensation measure of “target total direct compensation” for the period from January 1, 2025, to December 31, 2025, which measure consisted of the sum of annual base pay plus the targeted value of annual and long-term incentives. For hourly workers, annual base pay was calculated using a reasonable estimate of hours worked during 2025 multiplied by the applicable hourly rate. In addition, we annualized the total compensation (based on reasonable assumptions and estimates relating to our employee compensation program) for any employees (full-time and part-time) that commenced employment with the Company after January 1, 2025. To establish our employee pool, as permitted by the applicable SEC rules, we excluded 9267 non-U.S employees (the “Excluded Employees”) from our total global workforce of 18,523 employees as of October 1, 2025, who were employed in locations that individually represented less than 5% of our total global workforce from our Median Employee determination process to arrive at a pool of

7 The Excluded Employees included the following number of employees from the following countries: (a) Mexico – 689 employees; (b) Brazil – 147 employees; (c) South Africa – 54 employees; (d) Indonesia – 6 employees; (e) Colombia – 5 employees; (f) New Zealand – 5 employees; (g) Portugal – 5 employees; (h) Ghana – 3 employees; (i) Kazakhstan – 3 employees; (j) Egypt – 2 employees; (k) Vietnam – 2 employees; (l) Nigeria – 1 employee; (m) Philippines – 1 employee; (n) Taiwan – 1 employee; (o) Tunisia – 1 employee; and (p) Ukraine – 1 employee.

17,597 employees (this pool, excluding the Excluded Employees and the CEO, is hereinafter referred to as the “Employee Pool”). The Employee Pool did not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We next calculated the median target total direct compensation for our Employee Pool and identified the subset of employees who were paid within a 1% range of such median (the “Comparison Group”). Finally, we selected a representative employee from the Comparison Group as our Median Employee in 2025. We did not utilize any cost-of-living adjustments for purposes of this disclosure.

PAY VERSUS PERFORMANCE

Pay Versus Performance Table

As required by the SEC’s pay versus performance rules (“PVP Rules”), the below Pay Versus Performance table (“PVP Table”) provides information about compensation for this Proxy Statement’s NEOs, as well as certain prior years’ NEOs. The PVP Rules require disclosure from this year’s Proxy Statement and each of our preceding four years of proxy statements (each of 2021, 2022, 2023, 2024 and 2025 a “Covered Year”). The PVP Table also provides information about the results for certain financial performance measures during those same Covered Years. In reviewing this information, there are a few important things to consider:

•	The information in columns (b) and (d) comes directly from this and prior year’s Summary Compensation Tables, without adjustment;
•	As required by the PVP Rules, we describe the information in columns (c) and (e) as “compensation actually paid” (or “CAP”) to the applicable NEOs, but these CAP amounts do not entirely reflect compensation that our NEOs actually earned for their service in the Covered Years. Instead, CAP reflects a calculation involving a combination of realized pay and realizable or accrued pay;
•	The PVP Rules require that we use a peer group or index for purposes of total shareholder return (“TSR”) comparisons, and we have continued to use the S&P 400 Industrials index (the “PVP Peer Index”) for this purpose; and
•	As required by the PVP Rules, we provide information about our PVP Peer Index TSR results and U.S. GAAP net income results (collectively, the “External Measures”) during the Covered Years in the PVP Table, but we did not base any compensation decisions for the NEOs on, or link any NEO pay to, these particular External Measures.

Pursuant to the PVP Rules, the Company is required to designate one financial metric as the “Company-Selected Measure,” or the most important financial measure that demonstrates how the Company sought to link 2025 executive pay to performance. For 2025, the Company has again selected adjusted EPS, as it did for 2024. However, the Company believes that all of the metrics designated in the chart under “Most Important Financial Performance Measures” section on page 79 are important drivers of Company performance that are designed to link executive pay to performance.

Pay Versus Performance (1)
	Summary Compensation	Summary Compensation	Summary Compensation	Compensation	Compensation	Compensation	Average Summary	Average	Value of initial fixed $100 Investment based on:
Year	Table ("SCT") Total for PEO Boldea	Table ("SCT") Total for PEO Kyle	Table ("SCT") Total for PEO Mehta	Actually Paid to PEO Boldea	Actually Paid to PEO Kyle	Actually Paid to PEO Mehta	Compensation Table Total for Non-PEO NEOs	Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Total Shareholder Return	Net Income ($mm)	Adjusted EPS
(a)	(b)	(b)	(b)	(c)(2)	(c)(2)	(c)(2)	(d)	(e)(2)	(f)(3)	(g)(3)	(h)(4)	(i)(5)
2025	$15,045,651	$13,959,552	$12,536,674	$16,606,288	$16,819,586	$1,568,773	$2,586,377	$2,184,673	$118	$191	$288	$5.33
2024	N/A	$11,433,330	$8,086,052	N/A	$3,119,933	$6,998,271	$2,674,477	$1,240,015	$99	$170	$353	$5.79
2023	N/A	$11,138,986	N/A	N/A	$13,340,698	N/A	$3,311,841	$3,862,463	$109	$149	$394	$7.05
2022	N/A	$8,237,530	N/A	N/A	$12,315,153	N/A	$2,289,681	$3,076,448	$95	$114	$407	$6.02
2021	N/A	$9,665,330	N/A	N/A	$4,260,457	N/A	$1,968,075	$1,224,728	$91	$128	$369	$4.72

(1)	The Timken Company announced on March 31, 2025, that Tarak B. Mehta had been terminated as CEO, without cause. In connection with Mr. Mehta’s termination, the Board appointed Richard G. Kyle as interim CEO on the same day. Following an extensive search, the Board appointed Lucian Boldea as CEO, effective September 1, 2025. At that time, Mr. Kyle retired from his role as interim CEO but continued to serve as an employee of the Company as Advisor to the CEO for a transition period that ended on November 14, 2025. As such, Mr. Kyle, Mr. Mehta, and Mr. Boldea served as principal executive officers (individually, a “PEO” and collectively, the “PEOs”) during parts of 2025. Mr. Mehta and Mr. Kyle each served as PEOs during parts of 2024, while Mr. Kyle alone served as our PEO for each of 2021, 2022, and 2023. In this disclosure, we refer to our NEOs other than Mr. Boldea, Mr. Kyle, and Mr. Mehta in any Covered Year as our “Other NEOs” or our “Non-PEO NEOs.” Christopher A. Coughlin, Philip D. Fracassa, Hansal N. Patel and Andreas Roellgen were “Other NEOs” for each of the Covered Years. In addition, Mr. Discenza served as an “Other NEO” for 2025, Hans Landin was an “Other NEO” for 2022, and Ronald J. Myers was an “Other NEO” for 2021.

(2)	For each Covered Year, in determining both the CAP for our PEOs and the average CAP for our Other NEOs, we deducted from or added back the following amounts to the total amounts of compensation reported in column (b) and column (d) for such Covered Year:

Item and Value Added (or Deducted)	2025	2024	2023	2022	2021
For Mr. Boldea:
- change in actuarial present value of pension benefits, as reported in SCT for Covered Year	$-	N/A	N/A	N/A	N/A
+ service cost of pension benefits, as calculated for Covered Year	$-	N/A	N/A	N/A	N/A
+ prior service cost of pension benefits, as calculated for Covered Year	$-	N/A	N/A	N/A	N/A
- SCT “Stock Awards” column value	$(12,004,071)	N/A	N/A	N/A	N/A
- SCT “Option Awards” column value	$-	N/A	N/A	N/A	N/A
+/- adjusted amount for applicable stock/option awards, as calculated for Covered Year*	$13,564,708	N/A	N/A	N/A	N/A
+ the Covered Year-end fair value of equity awards granted in (and still outstanding as of the end of) the Covered Year	$13,564,708	N/A	N/A	N/A	N/A
+/- the change in fair value of equity awards granted in prior Covered Years (and still outstanding as of the end of the Covered Year)	$-	N/A	N/A	N/A	N/A
+ the vesting date fair value of equity awards granted and vested in the Covered Year	$-	N/A	N/A	N/A	N/A
+/- the change in fair value of equity awards granted in prior Covered Years that vested in the Covered Year	$-	N/A	N/A	N/A	N/A
-the prior Covered Year-end fair value of equity awards granted in prior Covered Years that were forfeited in the Covered Year	$-	N/A	N/A	N/A	N/A
+dividends/earnings paid or accrued on equity awards during or for the Covered Year (if not otherwise included in CAP)	$-	N/A	N/A	N/A	N/A
Total:	$1,560,637
For Mr. Kyle:
- change in actuarial present value of pension benefits, as reported in SCT for Covered Year	$(661,987)	$(2,352,646)	$(1,204,364)	$-	$(2,674,337)
+ service cost of pension benefits, as calculated for Covered Year	$-	$-	$-	$-	$53,321
+ prior service cost of pension benefits, as calculated for Covered Year	$-	$-	$-	$-	$-
- SCT “Stock Awards” column value	$(11,824,924)	$(6,322,671)	$(6,342,911)	$(4,876,769)	$(4,422,240)
- SCT “Option Awards” column value	$-	$-	$-	$-	$-
+/- adjusted amount for applicable stock/option awards, as calculated for Covered Year*	$15,346,945	$361,920	$9,748,987	$8,954,392	$1,638,383
+ the Covered Year-end fair value of equity awards granted in (and still outstanding as of the end of) the Covered Year	$13,771,207	$4,507,060	$7,438,418	$7,260,305	$3,978,892
+/- the change in fair value of equity awards granted in prior Covered Years (and still outstanding as of the end of the Covered Year)	$906,104	$(2,599,604)	$1,057,924	$1,468,606	$(1,565,525)
+ the vesting date fair value of equity awards granted and vested in the Covered Year	$-	$-	$-	$-	$-
+/- the change in fair value of equity awards granted in prior Covered Years that vested in the Covered Year	$669,634	$(1,545,536)	$1,252,645	$225,480	$(774,984)
-the prior Covered Year-end fair value of equity awards granted in prior Covered Years that were forfeited in the Covered Year	$-	$-	$-	$-	$-
+dividends/earnings paid or accrued on equity awards during or for the Covered Year (if not otherwise included in CAP)	$-	$-	$-	$-	$-
Total:	$2,860,034	$(8,313,397)	$2,201,712	$4,077,623	$(5,404,873)
For Mr. Mehta:
- change in actuarial present value of pension benefits, as reported in SCT for Covered Year	$(1,202)	$-	N/A	N/A	N/A
+ service cost of pension benefits, as calculated for Covered Year	$-	$-	N/A	N/A	N/A
+ prior service cost of pension benefits, as calculated for Covered Year	$-	$-	N/A	N/A	N/A
- SCT “Stock Awards” column value	$(5,765,022)	$(6,825,195)	N/A	N/A	N/A
- SCT “Option Awards” column value	$-	$-	N/A	N/A	N/A
+/- adjusted amount for applicable stock/option awards, as calculated for Covered Year*	$(5,201,677)	$5,737,414	N/A	N/A	N/A
+ the Covered Year-end fair value of equity awards granted in (and still outstanding as of the end of) the Covered Year	$-	$5,737,414	N/A	N/A	N/A
+/- the change in fair value of equity awards granted in prior Covered Years (and still outstanding as of the end of the Covered Year)	$-	$-	N/A	N/A	N/A
+ the vesting date fair value of equity awards granted and vested in the Covered Year	$-	$-	N/A	N/A	N/A
+/- the change in fair value of equity awards granted in prior Covered Years that vested in the Covered Year	$68,709	$-	N/A	N/A	N/A
-the prior Covered Year-end fair value of equity awards granted in prior Covered Years that were forfeited in the Covered Year	$(5,270,386)	$-	N/A	N/A	N/A
+dividends/earnings paid or accrued on equity awards during or for the Covered Year (if not otherwise included in CAP)	$-	$-	N/A	N/A	N/A
Total:	$(10,967,901)	$(1,087,781)

For the Other NEOs (on Average):
- change in actuarial present value of pension benefits, as reported in SCT for Covered Year	$(347,454)	$(76,890)	$(190,185)	$-	$(277,922)
+ service cost of pension benefits, as calculated for Covered Year	$2,759	$2,718	$2,043	$7,436	$17,114
+ prior service cost of pension benefits, as calculated for Covered Year	$-	$-	$-	$-	$-
- SCT “Stock Awards” column value	$(1,264,012)	$(1,425,744)	$(1,785,544)	$(1,077,573)	$(868,388)
- SCT “Option Awards” column value	$-	$-	$-	$-	$-
+/- adjusted amount for applicable stock/option awards, as calculated for Covered Year*	$1,207,003	$65,454	$2,524,308	$1,856,904	$385,849
+ the Covered Year-end fair value of equity awards granted in (and still outstanding as of the end of) the Covered Year	$895,919	$1,016,413	$2,035,626	$1,555,912	$781,349
+/- the change in fair value of equity awards granted in prior Covered Years (and still outstanding as of the end of the Covered Year)	$192,652	$(614,652)	$227,636	$277,332	$(271,499)
+ the vesting date fair value of equity awards granted and vested in the Covered Year	$-	$-	$-	$-	$-
+/- the change in fair value of equity awards granted in prior Covered Years that vested in the Covered Year	$118,432	$(336,308)	$261,046	$23,660	$(124,001)
-the prior Covered Year-end fair value of equity awards granted in prior Covered Years that were forfeited in the Covered Year	$-	$-	$-	$-	$-
+dividends/earnings paid or accrued on equity awards during or for the Covered Year (if not otherwise included in CAP)	$-	$-	$-	$-	$-
Total:	$(401,704)	$(1,434,462)	$550,622	$786,767	$(743,347)

(3)	TSR as set forth in the PVP Table assumes, in each case, an initial investment of $100 on December 31, 2020, in (A) Timken common shares for our cumulative TSR, and (B) the PVP

Peer Index for the PVP Peer Index cumulative TSR, based on market prices at the end of each fiscal year through and including December 31, 2025, and reinvestment of dividends.
(4)	Net income for purposes of this pay versus performance disclosure is calculated as the consolidated net income of the Company and its subsidiaries, determined in accordance with U.S. GAAP. Dollar values are in millions.
(5)	For purposes of this pay versus performance disclosure, adjusted EPS is calculated based on the Company’s adjusted earnings per share as used for external reporting purposes for the Covered Year (net of taxes), further adjusted to exclude the effect of material changes in accounting principles, methods, and/or significant changes in tax law that are not reflected in externally reported diluted earnings per share. Beginning with our grants made in 2023, the Company calculates adjusted EPS as excluding intangible amortization from acquisitions in addition to the Company’s prior adjustments used for external reporting purposes. See Appendix A for a reconciliation of adjusted EPS as used for external reporting to its most directly comparable GAAP financial measure.

Graphical Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results

The PVP Rules require that comparisons be made between certain columns in the PVP Table. Such comparisons can be made graphically without further description, and we have done so below. In accordance with that approach, the following charts show the relationships between our cumulative TSR, the cumulative TSR for the PVP Peer Index reflected in the PVP Table above, and Mr. Boldea’s, Mr. Kyle’s, and Mr. Mehta’s CAP or Other NEO CAP, as applicable.

The following charts show the relationships between GAAP net income and Mr. Boldea’s, Mr. Kyle’s, and Mr. Mehta’s CAP or Other NEO CAP, as applicable.

Lastly, the following charts show the relationships between adjusted EPS and Mr. Boldea’s, Mr. Kyle’s, and Mr. Mehta’s CAP or Other NEO CAP, as applicable.

Most Important Financial Performance Measures

The following table provides what we believe are the most important financial performance measures (including adjusted EPS) we used to link executive pay for our PEOs and Other NEOs for 2025 to our performance:

Performance Measure	Type of Performance Measure
Adjusted EPS	Financial
Adjusted EBITDA	Financial
Adjusted EBITDA Margin	Financial
Free Cash Flow	Financial
Adjusted Return on Invested Capital	Financial
Relative TSR	Financial

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2026 fiscal year. EY has acted as our independent accounting firm for over 100 years. We believe the long tenure of EY’s audit relationship with us is beneficial as EY has developed significant expertise and experience with our business, accounting policies and practices and our internal control over financial reporting, which we believe allows for a higher quality audit and a competitive fee structure.

The appointment of EY as our independent auditor is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the appointment of EY, the Audit Committee will reconsider whether to retain EY and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary to ratify the appointment of EY. Abstentions will not be counted for determining whether this matter is approved. Because the ratification of the appointment of EY is a routine matter, we do not expect any broker non-votes with respect to this matter.

Representatives of EY are expected to be present at the 2026 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE 2026 FISCAL YEAR.

Auditor

Set forth below are the aggregate fees billed by EY for professional services rendered to us in 2025 and 2024:

	2025	2024
Audit Fees:
Consolidated financial statements	$4,225,000	$4,545,500
New accounting standards, method changes, and accounting consultations on matters addressed during the audit or interim reviews	$560,000	$210,000
Statutory audits	$715,000	$707,000
SEC filings	-	$210,000
Total Audit Fees	$5,500,000	$5,672,500
Audit-Related Fees:
Agreed upon procedures and permitted advisory services	$2,000	$2,000
Total Audit-Related Fees	$2,000	$2,000
Tax Fees:
Tax compliance	$218,000	$292,000
Tax advisory and transfer pricing	$1,260,000	$868,000
Total Tax Fees	$1,478,000	$1,160,000
All Other Fees:
Publications and online subscriptions/content	-	$8,200
Environmental, social and governance pre-assessment services	$12,000	-
Total Other Fees	$12,000	$8,200
Total Fees	$6,992,000	$6,842,700

The Audit Committee has adopted policies and procedures requiring pre-approval of all services provided by the independent auditor. Other than services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be, and have been, pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee has reviewed and discussed with management and our independent auditor the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.  The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

James F. Palmer (Audit Committee Chair)

Maria A. Crowe

Sarah C. Lauber

Todd M. Leombruno

Christopher L. Mapes

Ajita G. Rajendra

Kimberly K. Ryan

GOVERNANCE AND ENGAGEMENT

At Timken, we are committed to fostering a strong approach to corporate governance that supports long-term shareholder value creation and CSR. We believe that supporting our environment and international communities across the globe is a critical aspect of our success. In an ever-changing world where both customer and shareholder expectations are often shifting, Timken is dedicated to strengthening the ways in which we interact with both the environment and one another across the globe. Several policies and initiatives, aimed to support a sustainable, enduring, and ethical future, are described at:

Corporate Social Responsibility Report	https://www.timken.com/corporate-social-responsibility/
Supplier Code of Conduct	https://timken.com/resources/supplier-code-of-conduct-english/
Forced Labor & Human Trafficking Statement	https://www.timken.com/legal-notices/
Conflict Minerals Policy	https://www.timken.com/legal-notices/legal-conflict-minerals-policy/
Environmental Health & Safety Policy	https://www.timken.com/about/environmental-health-and-safety-ehs-management-systems/
Code of Conduct	https://www.timken.com/about/ethics-and-integrity
Human Rights Policy	https://www.timken.com/corporate-social-responsibility/
Occupational Health & Safety	https://timken.com/resources/employee-health-safety-benefits/

We also believe that productive corporate governance is achieved through consistent communication with our shareholders. For this reason, we prioritize active dialogue and engagement with our shareholders to better understand their views and priorities and continuously strive to solicit feedback from shareholders to advise the Board’s decision-making. Throughout the past year, we have engaged in regular conversation with our shareholders to gather commentary regarding short and long-term strategy, management, performance-based compensation, executive compensation, CSR, and other key policy matters. Such ongoing, proactive conversation allows us to broaden our perspectives and challenge our way of thinking to gain a deeper insight into what matters most to our stakeholders.

PROPOSAL NO. 4: SHAREHOLDER PROPOSAL – GIVE
SHAREHOLDERS AN IMPROVED ABILITY TO CALL FOR A
SPECIAL SHAREHOLDER MEETING

A shareholder, John Chevedden, whose address and share ownership are available upon request as described on page 89, has notified the Company of his intention to offer the following proposal for consideration of our shareholders at the 2026 Annual Meeting of Shareholders. By including the proposal below in our proxy materials, the Company makes no representation as to the accuracy or completeness of the proponent’s claims or assertions.

Proposal 4 – Give Shareholders an Improved Ability to Call for a Special Shareholder Meeting

Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting. Such a special shareholder meeting can be an online shareholder meeting.

There shall be no poison pill discriminatory rule to require ownership of shares for a special period of time in order for shares to participate in calling for a special shareholder meeting.

This proposal topic received between 51% and 72% support each in 2024 at Jabil, Warner Brothers Discovery, ANSYS, Vertex Pharmaceuticals and DexCom.

To guard against the Timken Board of Directors becoming complacent shareholders need the ability to call a special shareholder meeting to help the Board adopt new strategies when Timken underperforms.

There is no concern that allowing 10% of shares to call for a special shareholder meeting is too easy. It is almost unheard of for any special shareholder meeting, called for by shareholders, to ever occur at any company even though a significant number of companies allow 10% of shareholders to call for a special shareholder meeting.

In the vast majority of cases once a meeting is called for by shareholders, the issues behind calling for a special shareholder meeting are quickly resolved.

Shareholders may especially seek a reasonable right to call for a special shareholder meeting after unfavorable news reports.

Timken lowered its full-year 2025 financial outlook due to a challenging operating environment and cautious expectations for demand in the second half of 2025. Q1 and Q2 2025 results showed a decline in sales and profitability compared to 2024 due to lower volumes, higher manufacturing costs, and unfavorable currency impacts.

Timken revised its 2025 outlook to reflect negative impacts from tariffs. A Seeking Alpha financial analyst recommended selling Timken stock citing “rather mute” recent earnings, flat sales, and a “weak long-term expected rate of return.”

The Timken Fort Scott, Kansas plant proceeded with its closure. Timken operations in Hiddenite, North Carolina are winding down. Timken announced a lay off of 40% of workers at its Timken Belts plant in Springfield, Missouri. Timken will reduce staffing at its Fulton plant by 18%.

Timken announced a recall of certain TP1HUBA wheel hub bearings. A manufacturing defect could cause wheel separation.

The U.S. Equal Employment Opportunity Commission charged Timken with disability discrimination.

Research firms like Zacks issued negative forecasts, lowering their earnings-per-share (EPS) estimates for Timken. Timken experienced a drag from the ramp-up of a new plant in Mexico.

Please vote yes:

Give Shareholders an Improved Ability to Call for a Special Shareholder Meeting- Proposal 4

THE BOARD OF DIRECTORS’ RESPONSE TO THE SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS SAME SHAREHOLDER PROPOSAL THAT YOU VOTED AGAINST IN 2020, 2021 AND 2023.

After careful consideration, the Board has once again concluded that this proposal, submitted by John Chevedden, is not in the best interests of the Company and its shareholders. At our annual meetings held in 2020, 2021 and 2023, our shareholders agreed when they voted against this same proposal submitted by this same shareholder to reduce the ownership threshold to 10%. These outcomes were consistent with the voting outcomes on proposals seeking to lower existing ownership thresholds to call special meetings during the 2025 proxy season, when all 10 proposals seeking to lower the threshold from 25% to 10% (as in this case) failed.8

The Board continues to believe the current 25% threshold strikes an appropriate balance between granting shareholders the right to call special meetings when appropriate and protecting all our shareholders’ interest in promoting the appropriate use of Company resources. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons:

•	Shareholders holding 25% of the Company’s common shares already have the right to call special meetings;
•	Lowering the threshold could give special interest groups a disproportionate influence over the Company’s affairs;
•	We ensure the accountability of our Board and management through outreach to our shareholders and strong governance practices; and
•	Our shareholders’ rights to vote on significant matters are already protected by state law.

Our Shareholders Already Have the Right to Call Special Shareholder Meetings

The Board recognizes the importance of having in place strong corporate governance practices that ensure that the Company is responsive to the concerns of our shareholders. As such, our Amended Regulations already provide that shareholders who together hold at least 25% of the Company’s outstanding common shares can call a special meeting. A threshold of 25% or higher is in line with practices at a strong majority of publicly traded companies that offer shareholders the right to call special meetings. In fact, the current 25% ownership threshold is the same as, or more favorable than, approximately 63% of the S&P 500, including companies that do not even provide shareholders with a right to call a special meeting.9 Additionally, our Amended Regulations do not qualify this right by utilizing exclusionary or prohibitive language such as minimum ownership periods.

8 According to Institutional Shareholder Services (“ISS”) publications and the ISS shareholder proposals and voting analytics databases, and generally includes proposals submitted and reported in these databases from January 1 through December 31, 2025, for annual meetings of shareholders at Russell 3000 companies held on or before December 31, 2025.

9 According to FactSet, as of October 2025.

A 10% Ownership Threshold Could Give a Small Group of Shareholders with Special Interests a Disproportionate Amount of Influence Over the Company’s Affairs

Special meetings should only be used for out-of-the-ordinary circumstances that are time sensitive and of interest to all or most of our shareholders and not for business that can be more appropriately addressed through other available means. The proponent seemingly acknowledges this in the proposal by noting that “[i]t is almost unheard of for any special shareholder meeting, called for by shareholders, to ever occur at any company” and that “[i]n the vast majority of cases or in most cases, once a special meeting is called for by shareholders, the issues behind calling for a special shareholder meeting are quickly resolved.” If such statements are accurate, they suggest that the topics raised by shareholders calling special meetings are rarely voted on by shareholders and that the calling of a special meeting by shareholders may simply be a tool (given management’s desire to avoid the cost and distraction of a special meeting) to negotiate a settlement related to specific issues for which such shareholders are campaigning. Reducing the threshold to call a special meeting to 10% could lead to abuse by just a few shareholders with special interests and individual agendas who may call special meetings to pursue matters that may not be in the best interests of the Company or our shareholders generally.

The inability of a special meeting proponent to convince holders of at least 25% of our common shares to support a special meeting could provide a strong indication that our shareholders are not interested in the topic, do not believe that the proposed action requires immediate attention, or do not think a special meeting is warranted. Our shareholders supported that position on three separate occasions when they voted against this same proposal submitted by this same shareholder to reduce the threshold to 10% at our annual meetings held in 2020, 2021 and 2023.

When important matters are brought to the attention of the Board, it considers the issues carefully and determines a recommended course of action for shareholder consideration, including calling a special meeting, if appropriate. Unlike a shareholder with a special interest or agenda, our Directors have a fiduciary duty to represent the best interests of all our shareholders and are mindful of that duty in determining whether to call a special meeting.

We Have Established Lines of Communication with our Shareholders and Strong Governance Practices to Ensure the Accountability of the Board and Management

Because the Company maintains open lines of communication with our shareholders and welcomes shareholder engagement and dialogue with the Board and our management team, shareholders already have various opportunities to voice their questions and concerns. In 2025 alone, we attended 12 investor conferences, completed eight non-deal roadshows, and held a significant number of individual investor meetings. In total, the Company completed over 600 interactions with investors during 2025. During these contacts, shareholders were invited to share any feedback they had regarding the Company’s operations, strategy and governance practices as well as other topics they deemed material. In 2020, 2021 and 2023, we specifically reached out to a number of our largest shareholders to gauge their views on our 25% ownership threshold. Well over a majority of those shareholders who engaged supported our existing 25% ownership threshold over the proponent’s proposal to reduce the ownership threshold to call a special meeting to 10% and none of our shareholders (other than the proponent) have ever expressed to us that our current requirement

In 2020, 2021 and 2023, well over a majority of the top shareholders whom we engaged on the topic supported our existing 25% ownership threshold over a reduction to 10%, which was validated in the voting results on the topic at the respective annual meetings.

for shareholders to call a special meeting is overly burdensome.

The Board believes that this proposal should be evaluated in the context of the Company’s overall commitment to strong corporate governance that is responsive to the views and concerns of the Company’s shareholders, as evidenced by the following practices:

•	We have a declassified Board – all of our Directors are elected annually.
•	We have an independent Board Chairman.
•	The Board is comprised of a substantial majority of independent Directors (11 of 13 Directors on our current Board are independent).
•	We have shown a strong commitment to Board refreshment – three new Directors have been appointed in the past two years.
•	We align our Directors’ and executive officers’ interests with those of our shareholders through robust ownership requirements.
•	We have granted our shareholders proxy access with 3/3/20/20 parameters.
•	All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.
•	Our Directors are elected by a majority of votes cast and our Majority Voting Policy requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board.
•	We have no “supermajority” voting requirements.
•	Shareholders holding 25% of the Company’s common shares already have the right to call special meetings.

See page 25 for more details on the Company’s commitment to strong corporate governance.

Shareholders’ Rights to be Informed and to Vote on Significant Matters are Already Protected by State Law

Shareholders can also be assured that their right to be informed of and vote on significant matters is protected not only by their existing right to call special meetings, but also by state law and other rules and regulations. Ohio law provides that shareholders must be given the opportunity to vote on significant corporate actions such as: (a) mergers; (b) the sale or disposition of all or substantially all of the assets of a company; and (c) amendments to a company’s articles of incorporation or regulations that are reserved by law to be acted upon only by vote of the shareholders. Additionally, the listing standards of the NYSE similarly require us to seek shareholder approval for other significant matters, including the issuance of common shares in many circumstances, such as when such issuance would result in a change in control of the Company. Thus, the opportunity for shareholder votes on many important matters that may arise between annual meetings of shareholders is already well-established.

****

In light of the Company’s strong corporate governance practices, including our shareholders’ existing right to call a special meeting, as well as the ample alternatives already available for our shareholders to express their views and vote on important matters, the Board believes that the 10% threshold that would be imposed under this proposal is not in the best interests of the Company or its shareholders. Our shareholders voted against this very same proposal on three separate occasions in 2020, 2021 and 2023 and we recommend a similar vote against this proposal again this year.

The affirmative vote of a majority of the votes cast is necessary for the approval of this proposal. Abstentions and broker non-votes will not be counted for determining whether the resolution is approved.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

OTHER INFORMATION

Participation at the Annual Meeting

In order to attend the online-only meeting, you will need to pre-register prior to 10:00 a.m. Eastern Time, on May 7, 2026. To pre-register for the meeting, please follow these instructions:

Registered Shareholders

If your shares are registered in your name with our transfer agent or you are a participant holding shares in a Timken-sponsored employee savings plan and you wish to attend the virtual meeting, go to http://www.cesonlineservices.com/tkr26_vm. Please have your Proxy Card or Notice of the 2026 Annual Meeting of Shareholders, containing your 11-digit control number, available and follow the instructions to complete your registration request.

Beneficial Shareholders

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting may pre-register by visiting the website http://www.cesonlineservices.com/tkr26_vm. Please have available the voting instruction form, notice, or other communication from your broker, bank, or other holder of record that sets forth the control number provided to you and follow the instructions to complete your registration request.

After pre-registering for the meeting, shareholders will receive a confirmation email with a link and instructions for accessing the virtual 2026 Annual Meeting of Shareholders and submitting questions. Shareholders may review the rules of conduct for the virtual meeting or vote during the virtual 2026 Annual Meeting of Shareholders by following the instructions available on the meeting website.

Proxy Solicitation

The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, our officers and other employees, without extra remuneration, may solicit the return of proxies by any means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee not to exceed $20,000 plus reasonable out-of-pocket expenses.

How Proxies will be Voted

On the record date of February 24, 2026, we had 69,778,049 outstanding common shares, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than 50% of such shares shall constitute a quorum for purposes of the 2026 Annual Meeting of Shareholders.

Voting at the Meeting

Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR all of the Director nominees as indicated under Proposal No. 1, FOR Proposal No. 2, FOR Proposal No. 3, and AGAINST Proposal No. 4. The time limits established under our Amended Regulations for Non-Rule 14a-8 Proposals (as defined below) described under “Submission of Shareholder Proposals” also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. We do not know of any matters to be brought before the 2026 Annual Meeting of Shareholders except as indicated in the accompanying Notice of 2026 Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters properly come before the meeting for action that we did not have notice on or prior to February 1, 2026, or that applicable law otherwise permits proxies to vote on a discretionary basis, it is intended that the proxy holders may vote or act thereon in their discretion.

You may revoke your proxy at any time before the 2026 Annual Meeting of Shareholders by a later dated proxy received by us or by giving notice to us either in writing or at the meeting.

Corporate Election Services, Inc. (“CES”) will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the 2026 Annual Meeting of Shareholders. Under Ohio law, our Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” and broker non-votes will be counted for purposes of determining whether a quorum has been achieved at the 2026 Annual Meeting of Shareholders.

Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires each person who, at any time during the fiscal year, was an executive officer and Director, and person who own more than ten percent of our common shares, to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.

Based solely upon our review of the reports of ownership and changes in ownership filed by our executive officers, Directors and greater-than-ten-percent shareholders with the SEC, or written representatives that no year-end forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2025, except that one of our executive officers, Timothy A. Graham, filed a late Form 3 describing his initial beneficial ownership information due to administrative difficulties in obtaining his initial SEC filing credentials under the new EDGAR Next system.

Submission of Shareholder Proposals

We must receive by November 17, 2026 any proposal of our shareholders intended to be presented at the 2027 Annual Meeting of Shareholders and to be included in our proxy materials related to the 2027 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the 1934 Act. Such proposals should be submitted by certified mail with return receipt requested. Rule 14a-8 and related guidance provide that certain shareholder proposals may be excluded from a proxy statement. We will evaluate any shareholder proposal received and may exclude such shareholder proposal if permitted in accordance with such rule and guidance. A shareholder submitting a proposal outside the processes of Rule 14a-8 under the 1934 Act in connection with the 2027 Annual Meeting of Shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Amended Regulations. In general, to be timely, a shareholder’s notice must be delivered to or received by our Executive Vice President, General Counsel & Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of shareholders. If the date of the 2027 Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2026 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Executive Vice President, General Counsel & Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2027 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting of Shareholders is first made. Our proxy related to the 2027 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 7, 2027. The summaries set forth immediately above are qualified in their entirety by our Amended Regulations and Rule 14a-8.

In addition to satisfying the requirements under our Amended Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the 1934 Act, which notice must be postmarked or transmitted electronically to our Executive Vice President, General Counsel & Secretary at our principal executive offices no later than 60 calendar days prior to the anniversary date of the 2026 Annual Meeting (for the 2027 Annual Meeting, no later than March 9, 2027). However, if the date of the 2027 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made.

General

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2025 promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

After April 1, 2026, we will furnish to each shareholder, upon written request and without charge, a copy of our Annual Report to Shareholders for the year ended December 31, 2025, including financial statements and schedules thereto, filed with the SEC. Requests should be addressed to Hansal N. Patel, Executive Vice President, General Counsel & Secretary, The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. The address and share ownership of the shareholder who submitted the shareholder proposal starting on page 83 may be obtained using the contact information above or by calling 234-262-3000.

APPENDIX A

RECONCILIATIONS OF NON-GAAP MEASURES TO MOST DIRECTLY COMPARABLE GAAP MEASURES

(dollars in millions, excluding EPS and Adjusted EPS)

Reconciliation of Net Income to Adjusted Net Income and EBITDA(1)	2025	2024	2023	2022	2021	2020
Net sales	$4,581.8	$4,573.0	$4,769.0	$4,496.7	$4,132.9	$3,513.2
Net Income Attributable to The Timken Company	288.4	352.7	394.1	407.4	369.1	284.5
Net Income Attributable to The Timken Company as a percentage of sales	6.3%	7.7%	8.3%	9.1%	8.9%	8.1%
Adjustments:
Acquisition intangible amortization	79.1	78.0	65.7	43.9	46.8	47.3
Impairment, restructuring and reorganization charges(2)	21.8	19.1	60.1	55.1	15.1	29.0
Corporate pension and other postretirement benefit related expense (income)(3)	10.8	(1.3)	20.6	2.9	0.3	18.5
Acquisition-related charges(4)	—	13.0	31.8	14.8	3.2	3.7
Acquisition-related gain(5)	—	—	—	—	(0.9)	(11.1)
Gain on divestitures and sale of certain assets(6)	(2.6)	(14.7)	(5.2)	(2.9)	—	(0.4)
Property losses (recoveries) and related expenses(7)	—	1.2	—	—	—	(5.5)
Tax indemnification and related items	—	(1.1)	—	0.3	0.2	0.5
CEO transition expenses(8)	20.8	3.7	—	—	—	—
Noncontrolling interest of above adjustments	4.9	(0.2)	(2.1)	(5.3)	—	(0.1)
Provision for income taxes(9)	(48.7)	(41.0)	(56.9)	(35.9)	(35.0)	(18.2)
Adjusted Net Income	$374.5	$409.4	$508.1	$480.3	$398.8	$348.2
Net income attributable to noncontrolling interest	28.9	22.6	13.9	9.6	12.4	7.9
Provision for income taxes (as reported)	98.7	118.9	122.5	133.9	95.1	103.9
Interest expense	110.3	125.1	110.7	74.6	58.8	67.6
Interest income	(10.3)	(14.9)	(9.3)	(3.8)	(2.3)	(3.7)
Depreciation and amortization expense(10)	229.0	220.5	200.5	164.0	167.0	164.0
Acquisition intangible amortization	(79.1)	(78.0)	(65.7)	(43.9)	(46.8)	(47.3)
Noncontrolling interest	(4.9)	0.2	2.1	5.3	—	0.1
Provision for income taxes(9)	48.7	41.0	56.9	35.9	35.0	18.2
Adjusted EBITDA	$795.8	$844.8	$939.7	$855.9	$718.0	$658.9
Adjusted EBITDA Margin (% of net sales)	17.4%	18.5%	19.7%	19.0%	17.4%	18.8%

Reconciliation of Diluted EPS to Adjusted EPS(1)	2025	2024	2023	2022	2021	2020
Diluted earnings per share (EPS)	$4.11	$4.99	$5.47	$5.48	$4.79	$3.72
Adjusted EPS	$5.33	$5.79	$7.05	$6.46	$5.18	$4.56
Diluted shares	70,231,706	70,750,482	72,081,884	74,323,839	77,006,589	76,401,366

Reconciliation of Free Cash Flow(13)	2025	2024
Net cash provided by operating activities	$554.3	$475.7
Capital expenditures	(148.2)	(170.0)
Free cash flow	$406.1	$305.7

Reconciliation of Net Debt(14)	2025
Short-term debt, including current portion of long-term debt	$38.9
Long-term debt	1,883.1
Total Debt	$1,922.0
Less: Cash and cash equivalents	(364.4)
Net Debt	$1,557.6

Adjusted EBITDA for the Twelve Months Ended	$795.8

Ratio of Net Debt to Adjusted EBITDA	2.0

Reconciliation of Adjusted Net Operating Profit After Taxes (ANOPAT)	2025	2024	2023	2022
Adjusted EBITDA(1, 11)	$795.8	$844.8	$939.7	$855.9
Acquisition intangible amortization	79.1	78.0	65.7	43.9
Less: depreciation and amortization expense(10)	229.0	220.5	200.5	164.0
Adjusted EBIT	645.9	702.3	804.9	735.8
Adjusted tax rate	27.0%	27.0%	25.5%	25.5%
Calculated income taxes	174.4	189.6	205.2	187.6
ANOPAT	$471.5	$512.7	$599.7	$548.2

Reconciliation of Adjusted Invested Capital	2025	2024	2023	2022	2021
Total debt	$1,922.0	$2,062.7	$2,395.9	$1,963.2	$1,464.9
Less: cash and cash equivalents	364.4	373.2	418.9	331.6	257.1
Net debt	1,557.6	1,689.5	1,977.0	1,631.6	1,207.8
Total equity	3,345.7	2,984.1	2,702.4	2,352.9	2,377.7
Invested capital (net debt + total equity)	4,903.3	4,673.6	4,679.4	3,984.5	3,585.5
Invested capital (two-point average)	$4,788.5	$4,676.5	$4,332.0	$3,785.0

Calculation of Return on Adjusted Invested Capital(12)	2025	2024	2023	2022
ANOPAT	$471.5	$512.7	$599.7	$548.2
Invested capital (two-point average)	4,788.5	4,676.5	4,332.0	3,785.0
Return on invested capital	9.8%	11.0%	13.8%	14.5%

(1) Management believes consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company's performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that non-GAAP measures of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are useful to investors as they are representative of the Company's core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

(2) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; (iv) impairment of assets; and (v) related depreciation and amortization. Impairment, restructuring and reorganization charges for 2023 included $28.3 million related to the impairment of goodwill. Impairment, restructuring and reorganization charges for 2022 included $29.3 million related to the sale of Timken Aerospace Drive Systems, LLC. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(3) Corporate pension and other postretirement benefit related expense (income) represents actuarial losses and (gains) that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial losses and (gains) in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement. Refer to Note 17 - Retirement Benefit Plans and Note 18 - Other Postretirement Benefit Plans in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for additional discussion.

(4) Acquisition-related charges represent deal-related expenses associated with completed transactions and certain unsuccessful transactions, as well as any resulting inventory step-up impact.

(5) The acquisition-related gain represents a bargain purchase gain on the acquisition of the assets of Aurora Bearing Company that closed on November 30, 2020.

(6) Represents the net gain resulting from divestitures and sale of certain assets.

(7) Property losses (recoveries) and related expenses represent property loss and related expense during the periods presented (net of insurance recoveries received) resulting from a fire that occurred in 2024 and a fire and a flood that occurred in 2019.

(8) On August 22, 2025, the Company announced the appointment of Lucian Boldea as President and CEO, effective September 1, 2025, and that Richard G. Kyle would retire from the role of interim President and CEO. On March 31, 2025, the Company announced that Tarak B. Mehta, President and CEO of the Company, would be departing from the Company, effective immediately, and Mr. Kyle would be serving as interim President and CEO. CEO transition expenses primarily relate to the cost of the settlement agreement with Mr. Mehta in connection with his departure, net of the impact for stock awards forfeited, the acceleration of certain stock compensation awards issued to Mr. Kyle, and other one-time costs associated with the transition in 2025. During 2024, the Company announced that Mr. Kyle, President and CEO of the Company, would be retiring from his position as CEO as of February 15, 2025, and that Mr. Mehta would be appointed President and CEO on September 5, 2024. CEO transition expenses for 2024 relate to the acceleration of certain stock compensation awards for Mr. Kyle and other one-time costs associated with the transition in 2024.

(9) Provision for income taxes includes the net tax impact on pre-tax adjustments (listed above), the impact of discrete tax items recorded during the respective periods as well as other adjustments to reflect the use of one overall effective tax rate on adjusted pre-tax income.

(10) Depreciation and amortization shown excludes depreciation recognized in reorganization charges, if any.

(11) See page A-1 for a reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure.

(12) The Company uses ANOPAT/Average Invested Capital as a non-GAAP ratio that indicates return on invested capital (ROIC), which is useful to investors as a measure of return on their investment.

(13) Management believes that free cash flow is a non-GAAP measure that is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

(14) Management believes Net Debt and the Ratio of Net Debt to Adjusted EBITDA are important measures of the Company's financial position, due to the amount of cash and cash equivalents on hand.

(15) See page A-1 for a reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure.

TIMKEN

timken.com

4.2M 03-15:30 Order No. 11851 | Timken® is a registered trademark of The Timken Company | © 2026 The Timken Company | Printed in the U.S.A.

c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230

VOTE   BY   TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touchtone phone, and follow the simple instructions to record your vote.

VOTE   BY   INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE   BY   MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Internet Access the Internet site and cast your vote: www.cesvote.com	QR Code Scan with a mobile device	Telephone Call Toll-Free: 1-888-693-8683	Mail Return your proxy card/voting instruction form in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week! If you vote by telephone or Internet, please do NOT send your proxy by mail.

    Proxy must be signed and dated below. Please fold and detach card at perforation before mailing.

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints John M. Timken, Jr.; Lucian Boldea; and Hansal N. Patel; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held online at http://www.cesonlineservices.com/tkr26_vm, on May 8, 2026, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ employee share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date:

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2026 at 10:00 a.m.

http://www.cesonlineservices.com/tkr26_vm

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet you will receive notification that will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

   Please fold and detach card at perforation before mailing.

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified.

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1.	Election of twelve Directors to serve for a term of one year:

Nominees:	(01)	Lucian Boldea	(02)	Maria A. Crowe	(03)	Elizabeth A. Harrell	(04)	Richard G. Kyle
	(05)	Sarah C. Lauber	(06)	Todd M. Leombruno	(07)	Christopher L. Mapes	(08)	Ajita G. Rajendra
	(09)	Kimberly K. Ryan	(10)	Frank C. Sullivan	(11)	John M. Timken, Jr.	(12)	Ward J. Timken, Jr.

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY to vote for all nominees listed above
To withhold authority to vote for individual Nominee(s), write the name(s) or number(s) on the line below:

2.	Approval, on an advisory basis, of our named executive officer compensation.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2026.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends a vote AGAINST proposal 4.

4.	Consideration of a shareholder proposal asking our Board of Directors to take the steps necessary to amend the appropriate Company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

☐	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.